                   INTRODUCTION TO AND REVIEW OF RTC'S CLAIMS


     The following introduction and review of the RTC's investigation, proposed claims, the responses to the claims, and the proposed settlement agreement is set forth in accompaniment to our opinion, of which it is an integral part. We express no opinion on the completeness or accuracy of the information furnished to us. We have only relied upon this information to determine the legal issues on which we are rendering this opinion.

     REPRESENTATION BY COUNSEL. As you know, Westminster and the Named Directors have been represented by Martin C. Washton, of the law firm of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, California 90071-3197. In connection with the RTC's investigation, the RTC retained a private outside law firm, Preuss Walker & Shanagher, 595 Market Street, 16th Floor, San Francisco, California 94105. The RTC also employed its own internal counsel, Robert W. Helstowski, in the investigation.

          THE TOLLING AGREEMENTS. On December 15, 1993, the RTC, Westminster and the Named Directors entered into a series of agreements (the "Tolling Agreements," attached as Attachment A), with respect to possible claims by the RTC. The Tolling Agreements indicate that the RTC "is investigating and considering whether claims should be asserted against [the Named Directors and] Westminster] arising out of, based upon, or relating to [their] service as a director/officer of FarWest Savings, its parent, affiliates and subsidiaries, including FarWest Financial Corporation and/or a shareholder thereof....."  The
Tolling Agreements further indicate that the RTC deferred final decision regarding the filing of claims or causes of action and that the Tolling Agreements were entered into in order to facilitate an orderly process of investigation and potential settlement negotiations.

     The Tolling Agreements identify the claims subject to its provisions (the "Subject Claims") as "limited to those concerning the receipt and/or allocation of tax refunds, overhead or other expenses by FarWest Financial and/or [the] Named Directors], as well as loans, subordinated debt, corporate securities and high-yield bonds extended or purchased by FarWest in the 1987 - January 11, 1991 time period."

     The Tolling Agreements provide that the running of statutes of limitations and other periods governing the assertion of the Subject Claims are suspended during the term of the Tolling Agreements. The term was initially set to expire on June 30, 1994. The expiration date has been extended by agreement of the parties from time to time, with the most recent extension set to expire on February 15, 1995. The Tolling Agreements specified that no claims which had expired before the Tolling Agreements would be revived by them.

          The Tolling Agreements require that, prior to filing a suit on the Subject Claims and before April 15, 1994, the RTC will provide notice of the decision to commence an action, itemizing all claims in sufficient detail to allow Westminster and the Named Directors to submit a factual and legal response. The Tolling Agreements also required the RTC to provide Westminster and the Named Directors access to all of the business records of FarWest Savings and FarWest Financial to permit them an opportunity to present a detailed defense submission during the term of the Tolling Agreements.

     THE RTC'S INVESTIGATION. We have learned of certain aspects of the RTC's investigation described in the Tolling Agreements which may bear on your consideration.

     The RTC subpoenaed Westminster for documents relating to its investigation. After a thorough search for documents responsive to the subpoena, Mr. Washton wrote to the RTC to indicate that none of the subpoenaed records were in the possession, custody or control of Westminster, and were believed to be in the possession of the RTC, "since all such documents were seized by the RTC in connection with documents taken from the Newport Beach and Century City offices of FarWest Financial Corporation and FarWest Savings. SEE Mr. Washton's May 20, 1994 letter, and the declaration of Lillian Cremeans, attached to this letter as Attachment B.

     In addition to those documents, the RTC also requested documents in the possession of Mr. Washton's firm concerning accounting records from Deloitte & Touche in connection with a 1992 document production (as part of the GOLDMAN V. BELZBERG litigation).

     In addition to the documents subpoenaed from Westminster and these individuals, the RTC interviewed numerous individuals, including the following:
Messrs. Kemper, Green, Kayne, Lyon, Behrle, Charles "Chic" Hall, and Frank Henry, and a loan file paralegal. Each individual was asked for any documents pertaining to their service.

     In addition to the interviews conducted by the RTC, formal depositions under oath were taken in front of a court reporter of at least William Belzberg and Jack Herz.

     According to the transcript of the deposition of Mr. Belzberg, the RTC inquired of Mr. Belzberg about various subjects, including the following: the present business of Westminster, various business entities owned or controlled by Mr. Belzberg's brothers, Mr. Belzberg's financial statement and asset disclosure, the GOLDMAN V. BELZBERG litigation and settlement, why FarWest Savings failed, FarWest Savings' management structure from the mid-'80's forward, the line of authority for approval of new loans, the role and function of the Executive Committee before and after Mr. Kayne was hired, FarWest Savings' high-yield bond portfolio, the BRT loans by FarWest Savings, FarWest Savings' responses to reports of examination, the reliability of board minutes, the Butterfield & Mason loan, the Dove Valley loan, the Hidden Lake loan, J.H. Financial and the relationship with Jack Herz, Mr. Behrle's responsibilities and compensation in connection with J.H. Financial, the proposed going-private transaction for FarWest Financial, loans made outside of California, insurance coverage for the costs in connection with the RTC claims, indemnification of Directors, commercial versus residential lending, Executive Committee review of loan submissions, Executive Committee procedures, overhead and payroll allocation between FarWest Savings and FarWest Financial, income tax allocation between FarWest Savings and FarWest Financial, the sale of the Newport Beach headquarters building, and numerous borrowers or their principals (including Edward Matthews, Inawell Corporation, Lincor, Aldo and Karen Baccala, J.L. Construction, Bill Walters, Yehuda Netanel, IDM, Mike Chaupen, Continental American, Preferred Entity, Extra Low, Pacific Savings Bank, California Communities, Charles Blutch, Cooper Fellman, Stratham, Seaview Associates, Warmington, Wellsford, Warren Ashmann, Paul Hoekenga, Robertson Homes, Western Village Lakewood Associates, Pacific Scene, Cambio, Murray Properties, Jan Developments, Stuart Nolan, Aaron Katz, Rosenberg & Bortz, Binaford, Unified Capital, Robert Van Santen, RWR Developments, U.S. Homes, Regent Properties, Drever McIntosh, Rancho Verde Village, American Investors, Guaranty Service Corp., Bristol House Partnership, Stonemark Islander Limited Partnership, Richard Hall, Vista Poinsettia Park Apartments, Bayfront Development, and John Baldwin).

     THE RTC CLAIMS. On April 15, 1994, the RTC gave notice of the RTC's decision to commence an action against Westminster and the Named Directors. A copy of the RTC's "Claims Notice" is attached as C. You are urged to review the Claims Notice carefully for a complete statement of the claims and their basis. The following is a brief review of the Claims Notice.

     The RTC stated it intended to bring an action against Westminster and the Named Directors "arising out of, based upon or relating to their status as majority shareholder, director and/or officer of FarWest Savings, its parent, affiliates and subsidiaries." The Claims Notice stated that

     [t]he claims ... relate to [FarWest Savings'] overpayment of interest to'] Westminster on certain subordinated debt, the RTC's right to a portion of tax refunds paid or to be paid Westminster, allocation of expenses, and losses related to certain loans and investments undertaken by [FarWest] Savings] prior to its closure, including loans/investments with Butterfield & Mason, J.L. Construction Company and Jack Herz.

     In general, the claims and amounts were based upon the following allegations.

          1. Subordinated Debt. The RTC claims that Westminster purchased $5.2 million of FarWest Savings' subordinated debt, originally issued in 1984, commencing in 1988. The RTC alleges the debt was purchased for the purpose of retirement, but that interest continued to be paid on the debt until it was retired at year end 1989. The total amount of interest "overpayment" alleged "is expected to exceed $1.4 million."

          2. Tax Refunds and Overhead Allocation. The RTC claims that there were tax overpayments in the years 1986-1991, and that it is entitled to a portion of the refunds that have been claimed or received. The RTC alleges there were no tax allocation agreements between Westminster and FarWest Savings and its subsidiaries and that tax payments were made with funds obtained primarily from FarWest Savings. Additionally, the RTC claims that there were no allocation agreements with respect to legal, accounting and other professional services, and that most of Westminster's employees during Mr.

     Kayne's tenure occupied offices in Century City, where expenses were paid by FarWest Savings, including rent, utilities, security, office equipment and certain salaries. The RTC claimed in excess of $1 million for the overhead, and a proportionate share of the tax refunds in an amount to be determined.

          3. The RTC claimed that FarWest Savings incurred losses on certain loans and acquisitions that were "extremely risky and uncertain, and incompatible with [FarWest Savings'] balance sheet and deteriorating'] capital position." The RTC alleged that "[t]he failure of Messrs. Belzberg, Kayne and Behrle to insist on primarily loan committee review of certain of these projects eliminated virtually all peer review, resulting in the [alleged] losses."

               a. Butterfield & Mason. FarWest Savings entered into a $5,000,000 line of credit agreement with Butterfield & Mason Mortgage Company, Inc. ("Butterfield & Mason"). This corporation was formed and owned by Warren Ashmann. The RTC alleges that the "loan appears to have been based solely on the recommendation/direction of Fred Kayne and his relationship with Warren Ashmann." The initial line of credit was $5 million, but it was increased over time to a total of $35 million, and that a total of $37.75 million was extended. The RTC alleges that the purpose of the line of credit was the financing of Butterfield & Mason's real estate loans secured by real estate in California and western states. The RTC further alleges that (1) the line was to be secured by a collateral assignment of Butterfield & Mason's assets, (2) 20% of the commitment would be backed by outside collateral, and (3) Mr. Ashmann would give a guarantee of 50% of the deficiency following exhaustion of collateral. In addition, the terms of the credit line provided for quarterly interest payments and an annual payment of 50% of Butterfield & Mason's profits.

               The RTC alleges that, in early 1990, Butterfield & Mason's loans were in various states of default, but FarWest Savings did not advise Mr. Ashmann that it would discontinue making advances until July of 1990. In October of 1990, Butterfield & Mason failed to make its quarterly interest payment, and the loan was put on a non-accrual status and classified as substandard. In July 1992, Butterfield & Mason filed a petition under Chapter 11 of the Bankruptcy Code.

               The RTC alleges that "Farwest did not conduct its normal underwriting analysis with respect to this very risky line of credit." Further, the RTC alleges that FarWest Savings did not obtain updated financial information during the period when the credit line was increased several times, that the value of pledged collateral did not support the indebtedness, and that not all of the pledged collateral had been properly assigned to FarWest Savings, as required.

               The RTC alleges that $17 million of the $37.75 million advanced on the line was repaid, and after further payments and collateral recoveries, there remained an estimated principal loss of approximately $16.8 million. Expenses to carry the collateral properties plus lost interest raised the potential total damages to in excess of $25 million.

               b. J.H. Financial Investments. Beginning in April 1988, the RTC alleged, FarWest Savings contracted with a real estate broker named Jack Herz (and his company, J.H. Financial) to acquire properties to "flip" for immediate profit. Under this arrangement, allegedly, Mr. Herz was to locate investment opportunities, FarWest Savings (through its subsidiary American Capital Fidelity Corp.) would take title to the property and provide any equity funds necessary to complete the transaction, and Mr. Herz, through J.H. Financial, would provide all management for the purchased real estate.

               As a part of the transaction, the RTC alleges that Mr. Behrle was to receive 5% of the net profit upon sale of the properties and that First City Industries, a company in the Belzberg ownership chain, invoiced FarWest Savings and was paid 75% of the cost of Behrle's staff for their work on these investments. The total paid in these regards was $181,942.32, the RTC alleges.

               The RTC alleges that the transactions under this arrangement were approved by the Executive Committee but were not run through the normal channels of supervision and underwriting; that the documentation was inadequate; that management did not conduct feasibility studies, market analyses, and internal asset reviews;
          and that when the properties were acquired, in no case was a buyer committed to purchasing the property. The RTC alleges that four properties were purchased by FarWest Savings under some portion of this arrangement, that none were profitable, and that Mr. Herz received a total of $478,660 from FarWest for advances on profits and office expenses. One of the properties purchased under this arrangement is a three-story office building located at 10350 Santa Monica Boulevard, in Los Angeles, California. The RTC alleges that the total loss over time is $4.15 million.

               c. Panorama Partners. In November 1988, FarWest Savings entered into a partnership entitled Panorama Partners to purchase a vacant department store in Panorama City, Los Angeles County, for a purchase price of $9 million. The RTC alleges FarWest Savings contributed $7 million, that the transaction was, like the Herz transactions, intended to be "flipped," but there was not a signed resale contract when the property was acquired. The RTC alleges that one of FarWest Savings' partners was Mark Mandelbaum, who is a "Behrle associate." The RTC estimates the loss at $4 million in connection with this acquisition.

               d. J.L. Construction. The RTC alleged that, beginning in 1988, FarWest entered into a lending relationship with J.L. Construction Company, owned by James Franklin. FarWest Savings allegedly extended a total of five loans totalling approximately $48.6 million between March and September of 1989, and a sixth loan of $5.5 million was extended to a "straw borrower" of Franklin's, Aldo Baccala, at FarWest Savings' suggestion, in October of 1989 in order to avoid loan-to-one-borrower regulations. The RTC alleges that although FarWest Savings "followed standard underwriting procedures with respect to these loans, the Executive Committee ignored the excessive concentration of credit to a young developer with a history of aggressive risk-taking and inability to complete projects on budget." The RTC identified anticipated losses on the J.L. Construction loans, including the Baccala loan, totalling $18,473,510.

               With regard to the Baccalas, the RTC alleged that J.L. Construction assigned all of its interest in a purchase agreement to the Baccalas and on the same day, the Baccalas signed a loan application with FarWest Savings. Subsequently, J.L. Construction and the Baccalas signed an agreement whereby the Baccalas would acquire the property as J.L. Construction's assignee, retaining $100,000 of the proceeds of a second purchase loan in return for their participation in the transaction.

     Following receipt of the Claims Notice, Mr. Washton requested access to "all business records of Far West and Far West Financial, and particularly those which relate to the subordinated debt, tax refunds, overhead allocation, and the specific loans and investments identified in [the Claims Notice]." A copy of Mr. Washton's request is attached as Attachment __. A number of subsequent requests were made by Mr. Washton in an attempt to obtain the documents.

     The RTC ultimately -- albeit tardily -- complied with Mr. Washton's request for access to documents. These documents remain in Mr. Washton's possession, and are available for your review. In general, they contain copies of certain minutes of Westminster and FarWest Savings Board of Directors meetings, copies of certain policies and procedures manuals of FarWest Savings, copies from the loan files of Butterfield & Mason, copies from the files of J.L. Construction and the J.H. Financial transactions, among others.

     THE RESPONSE TO THE RTC'S CLAIMS. Following Gibson, Dunn & Crutcher's investigation, Mr. Washton prepared and submitted a 59-page, single-spaced response to the Claims Notice on July 18, 1994. This "Claims Response" is attached as Attachment E. You are urged to review the Claims Response carefully.

     In short, the Claims Response denied liability, and asserted that the RTC, as receiver for FarWest Savings, was liable to Westminster for in excess of $12.4 million, based upon the following findings and allegations.

      The Claims Response stated that 20 binders of indices of FarWest Savings documents had been reviewed, that the contents of 150 boxes of materials had been reviewed, and that more than 30 boxes of documents had been copied in order to evaluate the RTC's claims. In addition, former FarWest Savings employees knowledgeable about the issues raised by the RTC were solicited for assistance. Mr. Washton asserted that the RTC must not have been able to spend the time examining the pertinent records before drafting the Claims Notice or did not know where to look in FarWest Savings' records. The RTC "has chosen only a handful of transactions, which represent less than 1% of the assets of the entire association - which exceed $4 billion. Nor has the RTC given any indication that it considered the plethora of profitable transactions which made millions for FarWest Savings, or the fact that FarWest was constantly subject to detailed oversight by the Office of Thrift Supervision and state regulatory agencies during its operations."

     The Claims Response argued that the RTC disregarded the extensive banking and business experience of the Executive Committee members of FarWest Financial, as well as its diligence. Similarly, the Claims Response stated that the RTC ignored the substantial investment stake of some of the members of the Executive Committee in the success of FarWest. The Claims Response addressed the substantive merit of the claims without any significant treatment of purely legal defenses, such as the lapse of the statute of limitation before the parties entered into the tolling agreement. But, referring to a recent United States Supreme Court decision, the Claims Response argued that state (rather than federal) statutes of limitations will likely apply, and that the California limitations period for "common law negligence claims of the type you have alleged" expired before the Tolling Agreements became effective.

     Concerning each of the RTC's allegations, Mr. Washton responded as follows:

          1. Subordinated Debt. "FarWest Financial purchased $6.2 million of subordinated notes from FarWest Savings for investment purposes in 1988 and 1989. FarWest Savings paid interest on these notes to FarWest Financial, just as it did to others who purchased the notes. Effective at the end of 1989, and not before, FarWest Financial made a capital contribution to FarWest Savings by legally retiring the debt. From that time on, no more interest payments were made by FarWest Savings on the notes." The Claims Response noted that because FarWest Savings and FarWest Financial are different legal entities, under SEC and GAAP requirements for reporting for consolidated accounting, inter-company transactions were eliminated for accounting purposes only, but that such payments continued to be made lawfully.

               The Claims Response indicated that "decision to legally retire the debt was first discussed as early as late November 1989," citing a memorandum from Charles Green to Fred Kayne dated November 24, 1989. The contribution is discussed in the December 1989 Board Book, under "Financial Highlights," which stated "effective December 31, 1989, the Company made a capital contribution to the Association in the form of the Association's subordinated notes formerly purchased by the Company. The notes were effectively retired by the Association." The Claims Response also identified consolidated statements of financial condition contained in FarWest Savings' December 31, 1988 10-K, March 31, 1989 10-Q, June 30, 1989 10-Q, September 30, 1989 10-Q, which show the entire $65 million face value of the subordinated note as a liability until the December 31, 1989 10-K, when they were retired, as indicated in Note 11 to the December 31, 1989 10-K.

          2. Tax Refunds. The Claims Response stated that "[f]rom 1987 on, FarWest Financial made ALL state and federal tax payments for FarWest Savings with its own funds, and thus any tax refunds appropriately belonged to FarWest Financial. Indeed, given that FarWest Financial paid millions of dollars of tax obligations of FarWest Savings which have not been reimbursed, FarWest Financial presently is owed said reimbursement by FarWest Savings and fully intends to pursue a claim in this regard for $4.6 million."

               The Claims Response stated that it had "conducted an extensive investigation of the RTC's claims by examining general ledger transactions, account analysis documents, cash accounts reconciliations, cancelled checks and check copies, tax returns as filed with taxing authorities, and various other materials." Thus, the Claims Response indicated that FarWest Financial was entitled to all of the $2.2 million refund received by FarWest Financial on or about December 31, 1990 from the California Franchise Tax Board for tax payments made in 1989. In addition, the Claims Response noted that FarWest Financial has federal refund applications pending for tax year 1988 and California State tax refunds for the years 1987, 1988 and 1989. Having paid all these taxes, FarWest Financial claimed it was entitled to the refunds, and that if the refunds were not adequate, it would look to FarWest Savings for the remainder of the amount advanced on its behalf.

          3. Allocation of Overhead Expenses. The Claims Response states that "FarWest Financial had its own financial resources, including over $40 million in stock proceeds, and kept its expenses separate from those of FarWest Savings." In addition, the Claims Response stated that "FarWest Financial paid a significant amount of its expenses using checks drawn on its operating checking account which was maintained with FarWest Savings." The Claims Response attached backup information from "check copies of these accounts and found payments for rent, utilities, supplies, inter-company liabilities, equipment, and similar expense items." The Claims Response stated "FarWest Financial used its own corporate resources when issuing these checks, not those of FarWest Savings."

          With respect to FarWest Financial's expenses paid using checks drawn on FarWest Savings funds, entries were made as inter-company accounts receivable and payable on the books of the individual entities "to acknowledge the temporary advance of funds as owing between the two entities" and that "management attempted to settle" the intercompany receivables and payables through the actual writing of checks on a regular basis.

     "Review of General Ledger #2995-0550134 (FarWest Financial payable to FarWest Savings) during the 1989-90 time frame shows the above-described activity," the Claims Response concluded.

          The Claims Response stated that the inter-company transactions and payroll expenses were paid using FarWest Savings checks (as a "common paymaster") and adjusted between the companies by inter-company accounts. "FarWest Financial used its available financial resources, such as its operating checking account and the stock proceeds deposit account, to regularly retire its obligations to FarWest Savings.

          4. J.H. Financial Investments. The Claims Response states that there were three, not four, properties purchased in association with J.H. Financial (specifically, 500 South Sepulveda Boulevard, 19935 Ventura Boulevard and 10350 Santa Monica Boulevard). "Numerous other transactions proposed by J.H. Financial were rejected because, after review by Keenan Behrle, they were not considered appropriate."

          The Claims Response reviewed, over 14 single-spaced pages, documents and information located pertaining to each of these three properties, detailing the origination of each transaction, the due diligence performed, the offers made and received, and the funds spent and received. The Claims Response asserted that "two of the subject transactions generated significant positive cash flow for FarWest [Savings], resulting in profits of about a half million dollars (after taking into consideration FULL recoupment of all overhead, profits and commissions paid to J.H. Financial)." They also provided additional benefits, in that FarWest's Valley office was relocated to the Ventura Boulevard location and the Santa Monica property was considered for the future corporate headquarters for FarWest Savings, given that there were no options for additional space at FarWest Savings' Century City location.

          In the remaining transaction (at Santa Monica Boulevard), the Claims Response asserted that the transaction could in no way be considered reckless. Offers were received for more than the purchase price in place before the transaction, offers for more than the purchase price were received afterward, another transaction in a less desirable location (on Sepulveda) returned a higher price, and a building across the street from the subject property sold about the same time for substantially more (per square foot).

          Concerning Mr. Behrle, the Claims Response pointed out a resolution unanimously approved at FarWest Savings' Board meeting on February 8, 1989. A copy of the minutes of that meeting and that resolution are attached to this letter as Attachment F. According to the resolution, Mr. Behrle's role and compensation had been discussed and approved by the Board (after he was asked to leave the room). The following members were present and voted their approval of the resolution: Messrs. Belzberg, Green, Baum, Hall, Indick, Kayne, Muh and Nathan and Mrs. George (Mr. Ziffren was absent).

          Mr. Behrle, the resolution noted, had engaged and would continue to engage in extensive "efforts in identifying certain properties which made attractive investments for the Association," including "consulting, analytic, advisory, managerial and other services," and, although he was a Director and member of the Executive Committee, his efforts "are not and have not been adequately compensated." Mr. Behrle's interest was in "realized profit only." Thus, the Claims Response stated, "Mr. Behrle's interest was directly aligned with that of FarWest -- to engage in profitable transactions." The resolution concluded "the bonus was fair and reasonable under the circumstances." Mr. Behrle's efforts on behalf of the Association were described (some 30% of his time). The Claims Response stated that Mr. Behrle's total earnings were $14,000 under this plan.

          Mr. Behrle's staff also devoted time and efforts to the projects, the Claims Response stated. Thus, "30% of Mr. Behrle's payroll and related office expenses were paid by FarWest Savings because this was the amount of time 'dedicated' to the work for FarWest."

          5. Panorama Partners. The Claims Response pointed out that the purchase of this property in August, 1990, was the result of a great deal of research, including, among other things, inspection reports, visits by Executive Committee members, and market research performed by the partners who were experienced in real estate investments. There was a signed resale contract (together with joint escrow instructions) at the time the purchase by Panorama Partners was made and the institution was in a very positive financial position (before FIRREA). Subsequently there were many offers and four contracts to purchase the property for more than the $9 million purchase price. An appraisal two years after the purchase of the property valued the property at $1.39 million over the purchase price. The Claims Response stated that the RTC declined a $12 million offer in February 1991, and has not responded to subsequent offers.

          6. The Baccalas' Loan and J.L. Construction. The Claims Response noted that the RTC had withdrawn its claims regarding all J.L. Construction loans (for River Run, Metro Center II and Dublin Meadows). The RTC declined Westminster's and the Named Directors' request to review those loan files. The remaining claim concerned the Baccala Loan.

          The Claims Response denied that the Baccala loan was reckless. The loan amount was $5.55 million, while the purchase price was $11.27 million (I.E., there was a 50.75% equity to cost ratio and a 58% loan to value ratio). The loan was approved following all underwriting standards, as the RTC acknowledged in the Claims Notice. The loan was approved by the Executive Committee, according to the minutes of the September 19, 1989 meeting, which stated "[t]he strength of the transaction is the low LTV [loan to value ratio] of 58%. Underwriting performed a limited economic analysis using Borrower's proforma rents and expenses. Based upon these numbers, an NOI of 10.9% and DSC of 1.04 were calculated."

           The Executive Committee, the Claims Response states, had no knowledge whatsoever that J.L. Construction may have been involved, as there is nothing the executive summary prepared by the Major Loans Group that mentions J.L. Construction Company, and there is similarly nothing in the Major Loans Group's recommendation to the Executive Committee. There was no FarWest Savings construction loan commitment. No interest of J.L. Construction was recorded on the property. The equity of $5.72 million was provided by SLGH Investments, Inc., which took a second trust deed on the property, and by Property Mortgage Company, Inc., which took a third trust deed in the property. There was no evidence that the Executive Committee knew of the contract between the Baccalas and J.L. Construction. In fact, the first document that appears in the file mentioning the agreement is a letter from J.L. Construction's legal counsel dated April 9, 1991, after the RTC took over FarWest Savings. The RTC contacted J.L. Construction in July, 1991 to obtain a copy of the referenced agreement, which was, in fact, executed after the loan was made to the Baccalas.

          An RTC internal memorandum questioned the appropriateness of the loan because of a discrepancy between two appraisals, but the Claims Response pointed out that each appraisal was based upon different total land areas.

          Last, the Baccala loan would not, the Claims Response argued, have violated loan-to-one-borrower regulations, and that such regulations had not been proposed, let alone finalized, by the Office of Thrift Supervision as of the date of the loan.

          7. Butterfield & Mason Line of Credit. The Claims Response stated that the Butterfield & Mason proposal was received in the ordinary course of business on July 7, 1988, and that Warren Ashmann was not a personal or social friend of Mr. Kayne, although Mr. Kayne knew him as a member of the business community and through charitable affairs. Mr. Kayne, along with Charles Green, Chief Financial Officer and Executive Vice President (and a member of the Executive Committee), met with Mr. Ashmann, and presented the proposal to the Executive Committee. Mr. Belzberg also met with Mr. Ashmann. The Executive Committee approved the proposed transaction.

          Mr. Green was charged with negotiating the terms and documentation of the transaction. He hired the Manatt, Phelps law firm to assist him. In November 1988, after three months of negotiation, the transaction was documented in a 29-page agreement (totalling 100 pages with exhibits), a 21-page guarantee, and related documents. The due diligence that had been performed included credit and related reports from Murphy and Maconachy, Inc. and Research Reports, Inc., as well as financial statements and tax returns for Warren Ashmann and all of his interests, totalling some two inches thick.

          Mr. Ashmann and his wife guaranteed 50% of the "Repayment Deficiency" as that term was defined in the guarantee. To further secure the loan the Ashmanns granted a security interest in collateral originally worth $2.0 million, and the stock of Butterfield

     & Mason, as well as a first priority lien in the underlying collateral. FarWest Savings was to receive interest at the prime rate plus 1.5%, plus FarWest Savings would be paid 50% of the net profits annually. FarWest Savings received $1.0 million for the first year's profits. The Ashmann's security and eligible collateral increased proportionately to the increases in the credit line, the Claims Response stated.

          The subsequent increases in the line were reviewed and approved by Charles Hall and Charles Green and/or Fred Kayne. As the Claims Response noted, each modification was accompanied by appropriate analyses, charts of "Eligible Collateral" and "Eligible Loans," portfolio summaries, default rates, collateral valuation worksheets, and status reports. Modification F in April 26, 1990 noted that "[s]ince inception, there have not been any losses associated with Butterfield & Mason's direct lending program."

          According to the Claims Response, necessary documentation for each advance was assembled and reviewed by the Servicing Department, as with any other loan. Mr. Hall had extensive personal involvement in reviewing the properties on which loans were made, and Mr. Green met with Butterfield & Mason personnel and visited properties, according to the Claims Response.

          The Claims Response drew attention to the manner in which further advances on the line were terminated; the fact that threats of litigation followed; and Butterfield & Mason's proposed settlement and workout that the RTC did not accept. In August 1990, Mr. Ashmann was informed that FIRREA prevented FarWest Savings from making further advances. He insisted that FarWest had to honor its obligation to provide funds, which were needed to work out some of the loans. When Butterfield & Mason defaulted, it informed FarWest Savings that it was using its funds for workouts. On January 8, 1991, Butterfield & Mason submitted a five-page 14-point settlement proposal. An "Analysis of Proposed Settlement Agreement" was performed by the RTC by a special FarWest Savings work-out group, which reviewed the proposal favorably. The RTC also received a legal evaluation of the transaction by the firm of Neumeyer Landrum & Dillion, and a detailed estimate of value of the primary and secondary collateral. Nevertheless, the RTC did not accept the proposed settlement.

          Subsequently, the RTC appointed a workout specialist, Robert D. Saunders, who placed primary responsibility for deficiencies on Butterfield & Mason, not FarWest Savings. Mr. Saunders stated that it was a "principal issue" whether FarWest Savings should have advanced more money under the line of credit, not whether existing advances could be justified. Mr. Saunders also conducted an extensive review of the books and records of Butterfield & Mason and a search for assets of the Ashmanns, which revealed complete financial information and disclosures about assets. The RTC ultimately kept Mr. Ashmann in place, subject to provisions of a July 1, 1991 Modification and Settlement Agreement. The Claims Response concluded its review of the Butterfield &

     Mason loan by questioning how, in light of the RTC's conduct, it could make accusations against the Named Directors.

          8. FarWest Financial's (Westminster's) Claims. The Claims Response claimed the RTC was liable on three matters to FarWest Financial (Westminster). First, the taxes (summarized above), in the amount of $4.6 million, plus interest for four years or more, as reduced by the anticipated refunds. Second, FarWest Financial had accounts with FarWest Savings which never paid interest, and had the secondary stock offering proceeds (originally $41 million) in an intercompany payable account, on which it received no interest. The amount of interest owed was estimated at nearly $7 million, plus interest for four or more years. Third, FarWest Financial funded $1.3 million in total bonus accruals, only $517,000 of which was ever paid. The excess amount of $791,300 is due to FarWest Financial, with interest for four years.

     THE CLAIMS REPLY. On September 1, 1994, the RTC sent a reply to Mr. Washton ("The Claims Reply," which is Attachment G), addressing the arguments in the Claims Response.

     THE PROPOSED SETTLEMENT AGREEMENT. Following the Claims Reply, Mr. Washton met with representatives and lawyers for the RTC beginning on September 14, 1994, and on numerous subsequent occasions. Following these meetings, a proposed settlement agreement and release (the "Proposed Settlement Agreement" is attachment H) emerged. You are urged to review the Proposed Settlement Agreement carefully.

     The Settlement Agreement contains the following terms (this description is not a substitute for a careful reading of the entire agreement). Westminster will pay to the RTC $4.0 million. The parties will mutually release all claims (including unknown claims) relating to the claims asserted in the Claims Notice, the Named Directors' service as directors and/or officers of FarWest Savings, and/or Westminster's status as a shareholder of FarWest Savings. Westminster and the Named Directors waive the right to any dividends from the RTC's resolution of FarWest Savings. The RTC retains rights against all debtors to FarWest Savings and against other officers or directors of FarWest Savings and attorneys, accounts, officials and other professionals. The RTC does not release anyone from criminal liability or restitution or administrative or other governmental action. The RTC pledges specific cooperation in obtaining tax refunds. There is no admission of liability or violation of any law.

                                TOLLING AGREEMENT


     This Tolling Agreement, effective as of the 15th day of December, 1993 (the "Effective Date"), is made by and between Westminster Capital ("Westminster") and the Resolution Trust Corporation, in all of its capacities, including but not limited to its corporate capacity its capacity as conservator or receiver of FarWest Savings and Loan Association ("FarWest"), and its other capacities as set forth in 12 U.S.C. Section 1821(d), (collectively the "RTC").

     WHEREAS, the RTC is investigating and considering whether claims should be asserted against Westminster arising out of, based upon or relating to Westminster's status as the parent corporation of FarWest, its affiliates and subsidiaries, under its prior name FarWest Financial Corporation, and

     WHEREAS, in reliance upon this Tolling Agreement, the RTC is continuing its investigation and deferring final decision regarding the filing of claims or causes of action against Westminster respecting FarWest.

     NOW, THEREFORE, in order to facilitate an orderly process of investigation and potential settlement negotiations, the RTC and Westminster, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, agree as follows:

          1. The term of this Tolling Agreement (the "Term") shall be from December 15, 1993, through the earlier of June 30, 1994, or the 30th day after the date of written notice of termination is given by either party.

          2. The claims covered by this Tolling Agreement ("Subject Claims") shall be limited to those concerning the receipt and/or allocation of tax refunds, overhead or other expenses by FarWest Financial and/or Westminster, as well as loans, subordinated debt, corporate securities and high-yield bonds extended or purchased by FarWest in the 1987-January 11, 1991 time period.

          3. Westminster agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of the Subject Claims by the RTC against Westminster shall be suspended during the Term of this Tolling Agreement as to any lawsuit or claim which RTC files against Westminster.

          4. Westminster agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of claims by the RTC against Westminster shall be suspended during the Term of this

Agreement as to any lawsuit or claim which RTC files against Westminster within thirty (30) days after the expiration or termination of the Term hereof arising out of or related to FarWest ("RTC Suit").

          5. If RTC does not commence suit against Westminster before the expiration or termination of the Term hereof, or any later date mutually agreed on by the parties in a written amendment to this Tolling Agreement, then Westminster may assert in defense any defense based upon any statute of limitations, laches or any other period relating to the timing of assertion of claims that it has or would have had including, but not limited to, the expiration of any statute of limitations during the tolling period of this Agreement.

          6. Prior to filing a Suit on the Subject Claims, and no later than April 15, 1994, RTC will provide Westminster written notice of its decision to commence such an action. Such notice shall itemize all claims in sufficient detail to allow Westminster to submit a legal and factual response to the claims.

          7. The RTC shall provide Westminster and its counsel access to all of the business records of FarWest and FarWest Financial Corporation so as to afford it an opportunity to present a detailed defense submission to the RTC during the term of this Tolling Agreement. Westminster shall provide the RTC and its counsel access to all of its business records relating to FarWest or FarWest Financial in connection with the RTC's ongoing investigation.

          8. Prior to filing any lawsuit on the Subject Claims against any party, the RTC will provide Westminster with an opportunity to meet with the senior RTC legal and business representatives who would have to approve the filing of claims for purposes of presenting legal and factual defenses consistent with any written submission made by Westminster.

          9. Any notice to be provided to Westminster in connection with this Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Martin C. Washton, Esq.
                         GIBSON, DUNN & CRUTCHER
                         333 South Grand Avenue
                         Los Angeles, CA  90071

Any notice to be provided to the RTC in connection with this Tolling Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Robert Helstowski, Esq.
                         RESOLUTION TRUST CORPORATION
                         Legal Department
                         4000 MacArthur Blvd., 5th Floor
                         Newport Beach, CA 92260

          10.  No RTC Suit will be filed during the Term of this Tolling
Agreement.

          11. This Tolling Agreement shall not in any manner revive any claims or causes of action that may be barred by, or limit in any way, the assertion of any defense based upon, any statute of limitations, laches or any other period relating to the timing of assertion of claims prior to December 15, 1993. Nor shall this Agreement revive any claim or cause of action brought as assignee that was barred prior to assignment. This Tolling Agreement shall not in any way effect the RTC's right to assert the revival of applicable statutes of limitations by operation of law or statute.

          12. In computing any period of time prescribed by this Tolling Agreement, the day of the act or event from which the designated period of time begins to run shall not be included.

          13. The parties hereto represent and warrant that the terms, extent and duration of this Tolling Agreement are reasonable and that they will not challenge or contest the authority of the parties to agree to suspend the running of or waiver or not to assert the defense of any applicable statute of limitations, laches period or other period relating to timing as set forth therein.

          14. By entering into this Tolling Agreement, Westminster does not admit that RTC has rights in the capacities listed herein, and this Tolling Agreement shall not be construed as an admission by either party that valid claims or defenses exist against either party.

          15. Westminster represents and warrants that it and the person executing this Tolling Agreement have the authority to execute this Tolling Agreement and that the signature which appears below binds Westminster to the terms of this Tolling Agreement.

          16. The RTC represents and warrants that it and the person executing this Tolling Agreement have the authority to execute this Tolling Agreement, and that the signature which appears below binds the RTC to the terms of this Tolling Agreement.

          17. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of the RTC (including, but not limited to, any acquiror of the business or assets of the RTC).

          16. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of FarWest Financial Corporation and/or Westminster (including, but not limited to, any acquiror of the business or assets of FarWest Financial Corporation or Westminster).

          19. Nothing in this Tolling Agreement shall prejudice the rights of the RTC or Westminster to assert any claims or defenses, including statute of limitations, laches and other defenses based on timing of assertion of claims against any person or entity other than the RTC and Westminster.

          20. This Tolling Agreement, including its terms, shall remain confidential by and between the parties hereto and their attorneys. Westminster agrees to provide the RTC with a list of Westminster's shareholders within five days of signing this Tolling Agreement in order to allow for verification of the confidentiality of said Tolling Agreement.

          21. This Tolling Agreement contains the full and complete agreement of the parties hereto and may not be altered or amended, except in writing executed by representatives of both the RTC and Westminster.

          22. In entering into this Tolling Agreement, the parties represent that they have been represented by counsel who are the attorneys of each party's own choice in the negotiation and drafting of this agreement. Accordingly, this Tolling Agreement shall not be strictly construed against any party, and the rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable. The parties further represent that the terms of this Tolling Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          23. This Tolling Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but also which together will constitute one and the same instrument.

WESTMINSTER CAPITAL

By:  /s/ W. Belzberg                         Date:   12/30/93
   ----------------------------------              ----------------------------

Name:   William Belzberg
      -------------------------------

Title:    Chairman
      -------------------------------


RESOLUTION TRUST CORPORATION,
in all of its capacities:

By:                                          Date:
   ----------------------------------              ----------------------------
     Robert W. Helstowski Esq.

Title: Its Attorney

                                TOLLING AGREEMENT


     This Tolling Agreement, effective as of the 15th day of December, 1993 (the "Effective Date"), is made by and between William Belzberg ("Belzberg") and the Resolution Trust Corporation, in all of its capacities, including but not limited to its corporate capacity, its capacity as conservator or receiver of FarWest Savings and Loan Association ("FarWest"), and its other capacities as set forth in 12 U.S.C. Section 1821(d), (collectively the "RTC").

     WHEREAS, the RTC is investigating and considering whether claims should be asserted against Belzberg arising out of, based upon or relating to Belzberg's service as a director/officer of FarWest, its parent, affiliates and subsidiaries, including FarWest Financial Corporation and/or a shareholder thereof (hereinafter collectively "FarWest").

     WHEREAS, in reliance upon this Tolling Agreement, the RTC is continuing its investigation and deferring final decision regarding the filing of claims or causes of action against Belzberg respecting FarWest.

     NOW, THEREFORE, in order to facilitate an orderly process of investigation and potential settlement negotiations, the RTC and Belzberg, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, agree as follows:

          1. The term of this Tolling Agreement (the "Term") shall be from December 15, 1993, through the earlier of June 30, 1994, or the 30th day after the date of written notice of termination is given by either party.

          2. The claims covered by this Tolling Agreement ("Subject Claims") shall be limited to those concerning the receipt and/or allocation of tax refunds, overhead or other expenses by FarWest Financial and/or Belzberg, as well as loans, subordinated debt, corporate securities and high-yield bonds extended or purchased by FarWest in the 1987-January 11, 1991 time period.

          3. Belzberg agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of the Subject Claims by the RTC against Belzberg shall be suspended during the Term of this Tolling Agreement as to any lawsuit or claim which RTC files against Belzberg.

          4. Belzberg agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of claims by the RTC against Belzberg shall be suspended during the Term of this Agreement as to any lawsuit or claim which RTC files against Belzberg within thirty (30) days after the expiration or termination of the Term hereof arising out of or related to FarWest ("RTC Suit").

          5. If RTC does not commence suit against Belzberg before the expiration or termination of the Term hereof, or any later date mutually agreed on by the parties in a written amendment to this Tolling Agreement, then Belzberg may assert in defense any defense based upon any statute of limitations, laches or any other period relating to the timing of assertion of claims that it has or would have had including, but not limited to, the expiration of any statute of limitations during the tolling period of this Agreement.

          6. Prior to filing a Suit on the Subject Claims, and no later than April 15, 1994, RTC will provide Belzberg written notice of its decision to commence such an action. Such notice shall itemize all claims in sufficient detail to allow Belzberg to submit a legal and factual response to the claims.

          7. The RTC shall provide Belzberg and his counsel access to all of the business records of FarWest and FarWest Financial Corporation so as to afford him an opportunity to present a detailed defense submission to the RTC during the term of this Tolling Agreement. Belzberg shall provide the RTC and its counsel access to all of his business records relating to FarWest or FarWest Financial in connection with the RTC's ongoing investigation.

          8. Prior to filing any lawsuit on the Subject Claims against any party, the RTC will provide Belzberg with an opportunity to meet with the senior RTC legal and business representatives who would have to approve the filing of claims for purposes of presenting legal and factual defenses consistent with any written submission made by Belzberg.

          9. Any notice to be provided to Belzberg in connection with this Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Martin C. Washton, Esq.
                         GIBSON, DUNN & CRUTCHER
                         333 South Grand Avenue
                         Los Angeles, CA 90071

Any notice to be provided to the RTC in connection with this Tolling Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Robert Helstowski, Esq.
                         RESOLUTION TRUST CORPORATION
                         Legal Department
                         4000 MacArthur Blvd., 5th Floor
                         Newport Beach, CA  92260

          10.  No RTC Suit will be filed during the Term of this Tolling
Agreement.

          11. This Tolling Agreement shall not in any manner revive any claims or causes of action that may be barred by, or limit in any way, the assertion of any defense based upon, any statute of limitations, laches or any other period relating to the timing of assertion of claims prior to December 15, 1993. Nor shall this Agreement revive any claim or cause of action brought as assignee that was barred prior to assignment. This Tolling Agreement shall not in any way effect the RTC's right to assert the revival of applicable statutes of limitations by operation of law or statute.

          12. In computing any period of time prescribed by this Tolling Agreement, the day of the act or event from which the designated period of time begins to run shall not be included.

          13. The parties hereto represent and warrant that the terms, extent and duration of this Tolling Agreement are reasonable and that they will not challenge or contest the authority of the parties to agree to suspend the running of or waiver or not to assert the defense of any applicable statute of limitations, laches period or other period relating to timing as set forth therein.

          14. By entering into this Tolling Agreement, Belzberg does not admit that RTC has rights in the capacities listed herein, and this Tolling Agreement shall not be construed as an admission by either party that valid claims or defenses exist against either party.

          15. Belzberg represents and warrants that he has the authority to execute this Tolling Agreement and that the signature which appears below binds Belzberg to the terms of this Tolling Agreement.

          16. The RTC represents and warrants that it and the person executing this Tolling Agreement have the authority to execute this Tolling Agreement, and that the signature which appears below binds the RTC to the terms of this Tolling Agreement.

          17. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of the RTC (including, but not limited to, any acquiror of the business or assets of the RTC).

          18. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of Belzberg (including, but not limited to, any acquiror of the business or assets of Belzberg).

          19. Nothing in this Tolling Agreement shall prejudice the rights of the RTC or Belzberg to assert any claims or defenses, including statute of limitations, laches and other defenses based on timing of assertion of claims against any person or entity other than the RTC and Belzberg.

          20. This Tolling Agreement, including its terms, shall remain confidential by and between time parties hereto and their attorneys.

          21. This Tolling Agreement contains the full and complete agreement of the parties hereto and may not be altered or amended, except in writing, executed by representatives of both the RTC and Belzberg.

          22. In entering into this Tolling Agreement, the parties represent that they have been represented by counsel who are the attorneys of each party's own choice in the negotiation and drafting of this agreement. Accordingly, this Tolling Agreement shall not be strictly construed against any party, and the rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable. The parties further represent that the terms of this Tolling Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          23. This Tolling Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but also which together will constitute one and the same instrument.

WILLIAM BELZBERG

By:  /s/ W. Belzberg                         Date:   12/30/93
   ----------------------------------              ----------------------------

Name:
      -------------------------------

Title:
      -------------------------------


RESOLUTION TRUST CORPORATION,
in all of its capacities:

By:                                          Date:
   ----------------------------------              ----------------------------
     Robert W. Helstowski Esq.

Title: Its Attorney

                                TOLLING AGREEMENT


     This Tolling Agreement, effective as of the 15th day of December, 1993 (the "Effective Date"), is made by and between Keenan Behrle ("Behrle") and the Resolution Trust Corporation, in all of its capacities, including but not limited to its corporate capacity, its capacity as conservator or receiver of FarWest Savings and Loan Association ("FarWest"), and its other capacities as set forth in 12 U.S.C. Section 1821(d), (collectively the "RTC").

     WHEREAS, the RTC is investigating and considering whether claims should be asserted against Behrle arising out of, based upon or relating to Behrle's service as a director/officer of FarWest, its parent, affiliates and subsidiaries, including FarWest Financial Corporation and/or a shareholder thereof (hereinafter collectively "FarWest").

     WHEREAS, in reliance upon this Tolling Agreement, the RTC is continuing its investigation and deferring final decision regarding the filing of claims or causes of action against Behrle respecting FarWest.

     NOW, THEREFORE, in order to facilitate an orderly process of investigation and potential settlement negotiations, the RTC and Behrle, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, agree as follows:

          1. The term of this Tolling Agreement (the "Term") shall be from December 15, 1993, through the earlier of June 30, 1994, or the 30th day after the date of written notice of termination is given by either party.

          2. The claims covered by this Tolling Agreement ("Subject Claims") shall be limited to those concerning the receipt and/or allocation of tax refunds, overhead or other expenses by FarWest Financial and/or Behrle, as well as loans, subordinated debt, corporate securities and high-yield bonds extended or purchased by FarWest in the 1987-January 11, 1991 time period.

          3. Behrle agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of the Subject Claims by the RTC against Behrle shall be suspended during the Term of this Tolling Agreement as to any lawsuit or claim which RTC files against Behrle.

          4. Behrle agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of claims by the RTC against Behrle shall be suspended during the Term of this Agreement as to any lawsuit or claim which RTC files against Behrle within thirty (30) days after the expiration or termination of the Term hereof arising out of or related to FarWest ("RTC Suit").

          5. If RTC does not commence suit against Behrle before the expiration or termination of the Term hereof, or any later date mutually agreed on by the parties in a written amendment to this Tolling Agreement, then Behrle may assert in defense any defense based upon any statute of limitations, laches or any other period relating to the timing of assertion of claims that it has or would have had including, but not limited to, the expiration of any statute of limitations during the tolling period of this Agreement.

          6. Prior to filing a Suit on the Subject Claims, and no later than April 15, 1994, RTC will provide Behrle written notice of its decision to commence such an action. Such notice shall itemize all claims in sufficient detail to allow Behrle to submit a legal and factual response to the claims.

          7. The RTC shall provide Behrle and his counsel access to all of the business records of FarWest and FarWest Financial Corporation so as to afford him an opportunity to present a detailed defense submission to the RTC during the term of this Tolling Agreement. Behrle shall provide the RTC and its counsel access to all of his business records relating to FarWest or FarWest Financial in connection with the RTC's ongoing investigation.

          8. Prior to filing any lawsuit on the Subject Claim against any party, the RTC will provide Behrle with an opportunity to meet with the senior RTC legal and business representatives who would have to approve the filing of claims for purposes of presenting legal and factual defenses consistent with any written submission made by Behrle.

          9. Any notice to be provided to Behrle in connection with this Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Martin C. Washton, Esq.
                         GIBSON, DUNN & CRUTCHER
                         333 South Grand Avenue
                         Los Angeles, CA 90071

Any notice to be provided to the RTC in connection with this Tolling Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Robert Helstowski, Esq.
                         RESOLUTION TRUST CORPORATION
                         Legal Department
                         4000 MacArthur Blvd., 5th Floor
                         Newport Beach, CA 92260

          10.  No RTC Suit will be filed during the Term of this Tolling
Agreement.

          11. This Tolling Agreement shall not in any manner revive any claims or causes of action that may be barred by, or limit in any way, the assertion of any defense based upon, any statute of limitations, laches or any other period relating to the timing of assertion of claims prior to December 15, 1993. Nor shall this Agreement revive any claim or cause of action brought as assignee that was barred prior to assignment. This Tolling Agreement shall not in any way effect the RTC's right to assert the revival of applicable statutes of limitations by operation of law or statute.

          12. In computing any period of time prescribed by this Tolling Agreement, the day of the act or event from which the designated period of time begins to run shall not be included.

          13. The parties hereto represent and warrant that the terms, extent and duration of this Tolling Agreement are reasonable and that they will not challenge or contest the authority of the parties to agree to suspend the running of or waiver or not to assert the defense of any applicable statute of limitations, laches period or other period relating to timing as set forth therein.

          14. By entering into this Tolling Agreement, Behrle does not admit that RTC has rights in the capacities listed herein, and this Tolling Agreement shall not be construed as an admission by either party that valid claims or defenses exist against either party.

          15. Behrle represents and warrants that he has the authority to execute this Tolling Agreement and that the signature which appears below binds Behrle to the terms of this Tolling Agreement.

          16. The RTC represents and warrants that it and the person executing this Tolling Agreement have the authority to execute this Tolling Agreement, and that the signature which appears below binds the RTC to the terms of this Tolling Agreement.

          17. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of the RTC (including, but not limited to, any acquiror of the business or assets of the RTC).

          18. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of Behrle (including, but not limited to, any acquiror of the business or assets of Behrle).

          19. Nothing in this Tolling Agreement shall prejudice the rights of the RTC or Behrle to assert any claims or defenses, including statute of limitations, laches and other defenses based on timing of assertion of claims against any person or entity other than the RTC and Behrle.

          20. This Tolling Agreement, including its terms, shall remain confidential by and between the parties hereto and their attorneys.

          21. This Tolling Agreement contains the full and complete agreement of the parties hereto and may not be altered or amended, except in writing executed by representatives of both the RTC and Behrle.

          22. In entering into this Tolling Agreement, the parties represent that they have been represented by counsel who are the attorneys of each party's own choice in the negotiation and drafting of this agreement. Accordingly, this Tolling Agreement shall not be strictly construed against any party, and the rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable. The parties further represent that the terms of this Tolling Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          23. This Tolling Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but also which together will constitute one and the same instrument.

KEENAN BEHRLE

By:  /s/ Keenan Behrle                       Date:   1/5/94
   ----------------------------------              ----------------------------

Name:   Keenan Behrle
      -------------------------------

Title:
      -------------------------------


RESOLUTION TRUST CORPORATION,
in all of its capacities:

By:                                          Date:
   ----------------------------------              ----------------------------
     Robert W. Helstowski Esq.

Title: Its Attorney

                                TOLLING AGREEMENT


     This Tolling Agreement, effective as of the 15th day of December, 1993 (the "Effective Date"), is made by and between Fred Kayne ("KAYNE") and the Resolution Trust Corporation, in all of its capacities, including but not limited to its corporate capacity, its capacity as conservator or receiver of FarWest Savings and Loan Association ("FarWest"), and its other capacities as set forth in 12 U.S.C. Section 1821(d), (collectively the "RTC").

     WHEREAS, the RTC is investigating and considering whether claims should be asserted against Kayne arising out of, based upon or relating to Kayne's service as a director/officer of FarWest, its parent, affiliates and subsidiaries, including FarWest Financial Corporation and/or a shareholder thereof (hereinafter collectively "FarWest").

     WHEREAS, in reliance upon this Tolling Agreement, the RTC is continuing its investigation and deferring final decision regarding the filing of claims or causes of action against Kayne respecting FarWest.

     NOW, THEREFORE, in order to facilitate an orderly process of investigation and potential settlement negotiations, the RTC and Kayne, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, agree as follows:

          1. The term of this Tolling Agreement (the "Term") shall be from December 15, 1993, through the earlier of June 30, 1994, or the 30th day after the date of written notice of termination is given by either party.

          2. The claims covered by this Tolling Agreement ("Subject Claims") shall be limited to those concerning the receipt and/or allocation of tax refunds, overhead or other expenses by FarWest Financial and/or Kayne, as well as loans, subordinated debt, corporate securities and high-yield bonds extended or purchased by FarWest in the 1987-January 11, 1991 time period.

          3. Kayne agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of the Subject Claims by the RTC against Kayne shall be suspended during the Term of this Tolling Agreement as to any lawsuit or claim which RTC files against Kayne.

          4. Kayne agrees that the running of any statute of limitations, laches or any other period relating to the timing of assertion of claims by the RTC against Kayne shall be suspended during the Term of this Agreement as to any lawsuit or claim which RTC files against Kayne within thirty (30) days after the expiration or termination of the Term hereof arising out of or related to FarWest ("RTC Suit").

          5. If RTC does not commence suit against Kayne before the expiration or termination of the Term hereof, or any later date mutually agreed on by the parties in a written amendment to this Tolling Agreement, then Kayne may assert in defense any defense based upon any statute of limitations, laches or any other period relating to the timing of assertion of claims that it has or would have had including, but not limited to, the expiration of any statute of limitations during the tolling period of this Agreement.

          6. Prior to filing a Suit on the Subject Claims, and no later than April 15, 1994, RTC will provide Kayne written notice of its decision to commence such an action. Such notice shall itemize all claims in sufficient detail to allow Kayne to submit a legal and factual response to the claims.

          7. The RTC shall provide Kayne and his counsel access to all of the business records of FarWest and FarWest Financial Corporation so as to afford him an opportunity to present a detailed defense submission to the RTC during the term of this Tolling Agreement. Kayne shall provide the RTC and its counsel access to all of his business records relating to FarWest or FarWest Financial in connection with the RTC's ongoing investigation.

          8. Prior to filing any lawsuit on the Subject Claims against any party, the RTC will provide Kayne with an opportunity to meet with the senior RTC legal and business representatives who would have to approve the filing of claims for purposes of presenting legal and factual defenses consistent with any written submission made by Kayne.

          9. Any notice to be provided to Kayne in connection with this Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Martin C. Washton, Esq.
                         GIBSON, DUNN & CRUTCHER
                         333 South Grand Avenue
                         Los Angeles, CA 90071

Any notice to be provided to the RTC in connection with this Tolling Agreement shall be addressed as follows and delivered by confirmed facsimile transmission, messenger or overnight mail service to:

                         Robert Helstowski, Esq.
                         RESOLUTION TRUST CORPORATION
                         Legal Department
                         4000 MacArthur Blvd., 5th Floor
                         Newport Beach, CA 92260

          10.  No RTC Suit will be filed during the Term of this Tolling
Agreement.

          11. This Tolling Agreement shall not in any manner revive any claims or causes of action that may be barred by, or limit in any way, the assertion of any defense based upon, any statute of limitations, laches or any other period relating to the timing of assertion of claims prior to December 15, 1993. Nor shall this Agreement revive any claim or cause of action brought as assignee that was barred prior to assignment. This Tolling Agreement shall not in any way effect the RTC's right to assert the revival of applicable statutes of limitations by operation of law or statute.

          12. In computing any period of time prescribed by this Tolling Agreement, the day of the act or event from which the designated period of time begins to run shall not be included.

          13. The parties hereto represent and warrant that the terms, extent and duration of this Tolling Agreement are reasonable and that they will not challenge or contest the authority of the parties to agree to suspend the running of or waiver or not to assert the defense of any applicable statute of limitations, laches period or other period relating to timing as set forth therein.

          14. By entering into this Tolling Agreement, Kayne does not admit that RTC has rights in the capacities listed herein, and this Tolling Agreement shall not be construed as an admission by either party that valid claims or defenses exist against either party.

          15. Kayne represents and warrants that he has the authority to execute this Tolling Agreement and that the signature which appears below binds Kayne to the terms of this Tolling Agreement.

          16. The RTC represents and warrants that it and the person executing this Tolling Agreement have the authority to execute this Tolling Agreement, and that the signature which appears below binds the RTC to the terms of this Tolling Agreement.

          17. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of the RTC (including, but not limited to, any acquiror of the business or assets of the RTC).

          18. The provisions of this Tolling Agreement will be binding and effective with respect to any successor in interest of Kayne (including, but not limited to, any acquiror of the business or assets of Kayne).

          19. Nothing in this Tolling Agreement shall prejudice the rights of the RTC or Kayne to assert any claims or defenses, including statute of limitations, laches and other defenses based on timing of assertion of claims against any person or entity other than the RTC and Kayne.

          20. This Tolling Agreement, including its terms, shall remain confidential by and between the parties hereto and their attorneys.

          21. This Tolling Agreement contains the full and complete agreement of the parties hereto and may not be altered or amended, except in writing executed by representatives of both the RTC and Kayne.

          22. In entering into this Tolling Agreement, the parties represent that they have been represented by counsel who are the attorneys of each party's own choice in the negotiation and drafting of this agreement. Accordingly, this Tolling Agreement shall not be strictly construed against any party, and the rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable. The parties further represent that the terms of this Tolling Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          23. This Tolling Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but also which together will constitute one and the same instrument.

FRED KAYNE

By:  /s/ Fred Kayne                          Date:   1/5/94
   ----------------------------------              ----------------------------

Name:   Fred Kayne
      -------------------------------

Title:
      -------------------------------


RESOLUTION TRUST CORPORATION,
in all of its capacities:

By:                                          Date:
   ----------------------------------              ----------------------------
     Robert W. Helstowski Esq.

Title: Its Attorney

                      [PREUSS WALKER & SHANAGHER LETTERHEAD]

                                 January 27, 1995


Martin C. Washton, Esq.
GIBSON, DUNN & CRUTCHER
333 South Grand Avenue
Los Angeles, CA 90071

RE:  RTC: FARWEST SAVINGS
     OUR FILE NO. 34253\0447

Dear Marty:

     This will confirm the agreement between our respective clients to further extend the Tolling Agreement between the RTC, Westminster Capital, Inc., William Belzberg, Keenan Behrle and Fred Kayne until and including February 15, 1995.

     We understand that you have conferred with each of your clients, Westminster, Belzberg, Behrle and Kayne, and upon your signature and return of a copy of this letter, represent that you are authorized on their behalf to enter into this further extension agreement. Similarly, we have the authority from the RTC to enter into this further extension. Bob Helstowski of the RTC will also sign a copy of this letter.

     Thank you for your courtesy and cooperation in this regard. Please sign and return this letter by fax and mail. Please call with any questions or comments.

                                        Very truly yours,

                                        /s/ Denis F. Shanagher
                                        Denis F. Shanagher

DFS:shl

ACKNOWLEDGED AND AGREED:

Dated:  1/30      , 1995                Dated:                    , 1994
      ------------                            --------------------

/s/ Robert W. Helstowski
-----------------------------------     ---------------------------------------
ROBERT W. HELSTOWSKI                    MARTIN WASHTON

                    [PREUSS WALKER & SHANAGHER LETTERHEAD]

                                 January 27, 1995


Martin C. Washton, Esq.
GIBSON, DUNN & CRUTCHER
333 South Grand Avenue
Los Angeles, CA 90071

RE:  RTC: FARWEST SAVINGS
     OUR FILE NO. 34253\0447

Dear Marty:

     This will confirm the agreement between our respective clients to further extend the Tolling Agreement between the RTC, Westminster Capital, Inc., William Belzberg, Keenan Behrle and Fred Kayne until and including February 15, 1995.

     We understand that you have conferred with each of your clients, Westminster, Belzberg, Behrle and Kayne, and upon your signature and return of a copy of this letter, represent that you are authorized on their behalf to enter into this further extension agreement. Similarly, we have the authority from the RTC to enter into this further extension. Bob Helstowski of the RTC will also sign a copy of this letter.

     Thank you for your courtesy and cooperation in this regard. Please sign and return this letter by fax and mail. Please call with any questions or comments.

                                        Very truly yours,

                                        /s/ Denis F. Shanagher
                                        Denis F. Shanagher

DFS:shl

ACKNOWLEDGED AND AGREED:

Dated:            , 1994                Dated:    1/27            , 1994
      ------------                            --------------------

                                        /s/ Martin Washton
-----------------------------------     ---------------------------------------
ROBERT W. HELSTOWSKI                    MARTIN WASHTON

                      [GIBSON, DUNN & CRUTCHER LETTERHEAD]

                                  May 20, 1994

                           VIA TELECOPY AND U.S. MAIL

(213) 229-7380                                                     T 87126-00165

Robert W. Helstowski
Senior Attorney
Legal Division
Resolution Trust Corporation
4000 MacArthur Boulevard
Newport Beach, California  92660-2516

          Re:  Far West Savings
               Your Reference No. 2188
               -----------------------

Dear Mr. Helstowski:

          This will respond to your letter dated May 13, 1994.

          First, enclosed please find a copy of the subject declaration we discussed. Please note that Westminster Capital, Inc. (erroneously served as Westminster, Inc. with the wrong address) has caused a thorough search for documents responsive to the subpoena to be performed and has not located any documents responsive to the subpoena in its possession, custody or control. Again, the documents responsive to the subject subpoena are believed to be in the possession of the Resolution Trust Corporation, since all such documents were seized by the RTC in connection with documents taken from the Newport Beach and Century City offices of Far West Financial Corporation and Far West Savings & Loan. The Century City office WAS open until RTC took over, and indeed for a significant time afterwards as well.

          Since Westminster Capital, Inc. would like to review the subject records as soon as possible in order to reply to the letter from Mr. Shanagher dated April 15, 1994, please provide Westminster with a copy of all documents responsive to

GIBSON, DUNN & CRUTCHER
Robert W. Helstowski
May 20, 1994
Page 2


the subpoena as soon as possible. This type of cooperation is anticipated in the terms of the Tolling Agreement.

          Second, I was not involved in the production by Deloitte & Touche in 1992. However, I have looked into the matter you raised. We appear to have in our possession accounting records for both Far West Financial Corporation and Far West Savings & Loan, and it is believed that these accounting records (for both entities) were previously produced for your review. I thus would ask that you review your records to confirm whether the accounting documents for Far West Financial Corporation are already in your possession. Of course, we are willing to make such records again available for your review at your convenience should you not be able to locate them.

          Thank you for your time and attention to these matters.

                                   Very truly yours,

                                   /s/ David A. Battaglia
                                   David A. Battaglia

DAB/ayb
cc:  Dennis F. Shanagher (via facsimile)
     Martin C. Washton, Esq.

                         DECLARATION OF LILLIAN CREMEANS
               I, Lillian Cremeans, hereby declare as follows:
               1. I am the Assistant Secretary of Westminster Capital, Inc., previously known as Far West Financial Corporation. I have worked at Westminster Capital, Far West Financial Corporation, and Far West Savings & Loan for over 17 years. My business address is 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212.
               2. I have reviewed this subpoena addressed to Westminster, Inc. dated April 26, 1994, issued by Robert W. Helstowski, senior attorney, Resolution Trust Corporation. I have caused a search for the documents responsive to the subpoena to be performed. The search has revealed no documents responsive to the subpoena maintained at the offices of Westminster Capital, Inc., or in the possession, custody, or control of Westminster Capital, Inc.
               3. It is believed that all documents responsive to the subject subpoena are presently in the possession of the Resolution Trust Corporation.
It is believed that the documents responsive to the subpoena were seized by the Resolution Trust Corporation in connection with documents taken from the Newport Beach and Century City offices of Far West Financial Corporation and Far West Savings & Loan.
               I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct and that this declaration was executed on May 18, 1994, in Los Angeles, California.

                                             /s/ Lillian Cremeans
                                        ---------------------------------------
                                                  Lillian Cremeans

                    [PREUSS WALKER & SHANAGHER LETTERHEAD]

                                 April 15, 1994

PRIVILEGED AND CONFIDENTIAL - FRE 408

VIA FACSIMILE

Martin Washton, Esq.
GIBSON, DUNN & CRUTCHER
333 South Grand Avenue
Los Angeles, CA 90071

RE:  RTC: FARWEST SAVINGS
     OUR FILE NO. 34253\0447

Dear Marty:

     Pursuant to the terms of the Tolling Agreements currently in effect between the Resolution Trust Corporation ("RTC") and your clients, Westminster Capital ("Westminster") and Messrs. William Belzberg, Keenan Behrle and Fred Kayne, the purpose of this letter is to provide written notice of the RTC's decision to commence an action against your clients following the termination of the Tolling Agreements, arising out of, based upon or relating to their status as majority shareholder, director and/or officer of FarWest Savings and Loan ("FarWest"), its parent, affiliates and subsidiaries. This letter is submitted for the purposes of settlement, and is considered confidential, privileged and subject to the provisions of Federal Rules of Evidence Section 408.

The claims are itemized below. Is short summary, they relate to FarWest's overpayment of interest to Westminster on certain subordinated debt, the RTC's right to a portion of tax refunds paid or to be paid Westminster, allocation of expenses, and losses related to certain loans and investments undertaken by FarWest prior to its closure, including loans/investments with Butterfield & Mason, J.L. Construction Company and Jack Herz. The RTC will provide you and your clients access to the appropriate records of FarWest and FarWest Financial in its possession so as to afford an opportunity to present a detailed submission in defense of the claim during the term of the Tolling Agreements.

Martin Washton, Esq.
April 15, 1994
Page 2


                                SUBORDINATED DEBT

     In 1984, FarWest issued $35 million of fixed rate and $30 million of variable rate subordinated debt through a public offering underwritten by Drexel Burnham Lambert. Commencing in 1988, FarWest Financial (now Westminster) made purchases of certain of this debt for the purpose of retirement thereof. Westminster disclosed the retirement of the debt in its consolidated financial statements. However, the RTC's records show that FarWest continued to pay interest on that retired debt to Westminster.

     As appears in Westminster's September 30, 1988 10-Q and its year-end 10-K, Westminster purchased $5.2 million of the subordinated debt in the last half of 1988 including $1.1 million of fixed rate and $4.1 million of variable rate notes. An additional $11.05 million of fixed rate debt was purchased and retired by Westminster during 1989; $50,000.00 in the first quarter, $1 million in the second quarter and $10 million in the third quarter. Although the debt was purchased and retired in the quarters mentioned above, FarWest continued to pay interest on that debt through year-end 1989. A total of $173,250.00 in additional interest was paid on the fixed rate debt ostensibly retired in September of 1988. An additional $604,032.50 was paid on the variable rate notes repurchased at the same time. Between September 30, 1989 and year-end, $592,893.26 in interest was paid to Westminster by FarWest in connection with the $11.5 million in debt repurchased during that year. The additional amounts of overpayment for the interim months has not been fully calculated at this time. The total amount of interest overpayment is expected to exceed $1.4 million.

                       TAX REFUNDS AND OVERHEAD ALLOCATION

     As you may be aware, there have been ongoing negotiations between the RTC, Westminster and the state and federal tax authorities regarding the alleged overpayment of taxes for the years 1986-1991. In late 1990, Westminster received a refund in excess of $2.22 million from the California Franchise Tax Board for year-end 1989, arising from additional losses attributable to American Capital Fidelity Corporation ("ACFC"). That refund was provided to Westminster and was not passed through to ACFC due to the alleged receivables due from ACFC at the time. However, the RTC notes that there was not in place any tax allocation agreement between Westminster and FarWest or any of its subsidiaries. Moreover, it appears that tax payments were made with funds obtained primarily from FarWest. Similarly, the RTC notes that there was no allocation agreement between Westminster and FarWest for legal, accounting and other professional services, and that most of Westminster's employees during Mr. Kayne's tenure

Martin Washton, Esq.
April 15, 1994
Page 3

occupied offices in Century City. All expenses necessary for Westminster's conduct of business at that location were paid by FarWest, including rent, utilities, security, office equipment and certain salaries.

     Westminster continues to pursue the recovery of refunds for the 1986-1989 tax years in connection with adjustments for loan fee income, negative amortization of loan interest income, bad debt reduction and most significantly, the lower of cost or market adjustments with respect to ACFC's inventory of securities. In the absence of any tax allocation agreement, it is the RTC's position that any tax refund should be appropriately allocated to the subsidiary which generated the refund. In this instance, ACFC will have generated the majority of the refunds and will be entitled to its proportionate share thereof. At this point the actual amount of the share to be allocated to the RTC is unknown since the taxing authorities have not yet decided the refund issue. Likewise, FarWest paid significant Westminster expenses, in excess of $1 million, in violation of regulatory provisions that prohibit such payments, including but not limited to Section 23A and B of the Federal Reserve Act.

                              LOANS AND INVESTMENTS

     As FarWest's profits deteriorated in the late 1980's, certain of FarWest's executive officers, namely Messrs. Belzberg, Behrle and Kayne, approved of and engaged in increasingly speculative loan and investment transactions on behalf of FarWest. These transactions were extremely risky and uncertain, and incompatible with FarWest's balance sheet and deteriorating capital position.
In most instances, they were made outside of established lending and investment procedures, without adequate underwriting, and solely upon the recommendation/ direction of one or more members of the executive committee. The failure of Messrs. Belzberg, Kayne and Behrle to insist on primary loan committee review of certain of these projects eliminated virtually all peer review, resulting in the losses described below.

     A.    BUTTERFIELD & MASON

     On November 3, 1988, Charles Green and Fred Kayne of FarWest approved a $5 million line of credit agreement with Butterfield & Mason Mortgage Company, Inc.
(BMMC), a corporation formed and owned by Warren Ashmann. The purpose of the line of credit was to provide the funds for BMMC's financing of real estate loans secured by real estate in California and other Western states. The line was to be secured by 1) a collateral assignment of all assets owned or acquired by BMMC, 2) a minimum of 20% of the commitment amount in outside

Martin Washton, Esq.
April 15, 1994
Page 4

collateral, and 3) the personal guarantee of Mr. Ashmann to cover 50% of any deficiency following exhaustion of the collateral. The terms provided for the payment of interest quarterly and an annual distribution of 50% of BMMC's profits.

     On January 9, 1989, Kayne approved an increase in the line to $10 million and a reduction in the interest rate from 2.0% over prime to 1.5%. On March 6, 1989, the loan amount was increased to $15 million. On April 5, 1989, the loan amount was further increased to $20 million. Subsequent increases to $25 million and $30 million were made on May 5, 1989 and September 7, 1989, respectively, with Kayne's approval and/or direction. It should also be noted that on at least six different occasions FarWest consented to BMMC's extension of credit in excess of the lending limit established under the operative agreements. FarWest did not obtain updated financial information regarding BMMC during this period. The security obtained by FarWest ranged from second to sixth deeds of trust, apparently at the discretion of BMMC.

     In early 1990 FarWest became aware that certain BMMC loans were in various stages of default. However, it was not until July of 1990 that FarWest advised Ashmann that it would discontinue making advances on the line of credit, noting that the value of pledged collateral did not support the indebtedness and that not all the pledged collateral bad been properly assigned to Far West as required. BMMC was unable to make its quarterly interest payment on October 1, 1990. The loan was put on non-accrual status and classified as substandard at that time. On July 2, 1992, BMMC filed a Chapter 11 bankruptcy petition.

     In conducting its underwriting with respect to this loan arrangement, FarWest received financial statements for entities in which Mr. Ashmann had interests. There is no evidence that any of the asset values therein were substantiated, liabilities matched with credit reports and/or tax returns, or that any cash flow analysis was performed. FarWest did order a Business Credibility Report on BMMC, which found no information. This should not have been any surprise since BMMC was a newly formed entity for this venture. There were no personal financial statements of Mr. Ashmann found in the credit file, nor was there any documentation of any effort to verify or analyze any financial information regarding Ashmann. FarWest did not require independent appraisals of the properties it took as collateral for extensions of the line of credit. Instead, FarWest accepted so-called internal appraisals from BMMC, apparently performed by Mr. Ashmann, who himself lacked any appraisal credentials. Collateral property types included retail and commercial shopping centers, single family homes, apartments, vacant land and condominiums. Finally, FarWest did not

Martin Washton, Esq.
April 15, 1994
Page 5

attempt to obtain or approve financial statements from the underlying borrowers prior to funding on the line. In short, there was no proper evaluation of the sources of repayment on the line of credit, the borrower, the guarantor or the collateral. FarWest did not conduct its normal underwriting analysis with respect to this very risky line of credit. Instead, this loan appears to have been based solely on the recommendation/direction of Fred Kayne and his relationship with Warren Ashmann.

     A total of $37.75 million was advanced on this line, secured by second, third, fourth and even fifth or sixth collateral positions on approximately twenty properties. Approximately $17 million was repaid to FarWest, leaving net advances of approximately $20.75 million. Following BMMC's bankruptcy, the RTC has received an additional approximately $.95 million, reducing net advances to $19.7 million. Unfortunately, due to the amount of deficiencies and insufficient equity, only four of the collateral properties appear to have any hope of residual value. The RTC estimates the net realizable value of its collateral to be $1.67 million. A further reduction for an RTC lien on certain bank account proceeds results in an estimated principal loss of approximately $16.8 million. The addition of the RTC's expenses to carry the collateral properties and lost interest raises the total potential damages to in excess of $25 million.

     B.   HERZ DIRECT INVESTMENTS

     In April of 1988, FarWest contracted with real estate broker Jack Herz, an associate of William Belzberg and Keenan Behrle, to acquire certain selected real estate properties to "flip" for immediate profit. Herz was to locate an investment opportunity, after which FarWest, through ACFC, would take title to the property and provide any equity funds necessary to complete the transaction. Herz, through his company JH Financial, was to provide all management for the purchased real estate. There was an inherent conflict of interest in that Keenan Behrle was to receive an additional 5% of the net profit upon sale of the properties. In addition, First City Industries, a company in the Belzberg ownership chain, invoiced FarWest and was paid 75% of the cost of Behrle's staff for their "work" on these investments. The total paid in that regard was $181,942.32.

     All subsequent transactions involved properties that management expected to resell within a short period of time at a gain; however in no case was a buyer committed to purchasing the property when FarWest closed escrow on its purchase. Investments were approved by the Executive Committee but were not run through the normal channels of supervision and underwriting. Documentation of all investments was inadequate and there is no indication that management

Martin Washton, Esq.
April 15, 1994
Page 6

conducted a feasibility study, market analysis or an internal asset review. Appraisals were not ordered prior to or upon acquisition of any of these investments. It appears that complete reliance was placed upon the representations of Jack Herz and his relationship with Messrs. Belzberg and Behrle. Four properties were purchased by FarWest under some portion of this arrangement. None were profitable, especially given that Herz received a total of $478,660.00 from FarWest for advances on profits and office expenses.

     One of the properties purchased in June of 1989 by FarWest pursuant to this arrangement was a 3-story, 42,725 square foot office building located at 10350 Santa Monica Boulevard in Los Angeles, California. The purchase price was $10 million. After purchase, it developed that the property had a number of repair and improvement items necessary to make it marketable. An appraisal in August of 1990 estimated the value at only been $7.7 million to $8.3 million. The property was ultimately sold as part of a bulk sale of assets in 1993. The RTC received cash of approximately $1 million from the sale and the purchaser assumed the $5.1 million trust deed debt. With the inclusion of carrying costs, the total loss at this time appears to be $4.15 million.

     In November of 1988, FarWest entered into a partnership entitled Panorama Partners for the purchase of a 149,247 square foot vacant department store located in Panorama City, Los Angeles County. The purchase price was $9 million, of which FarWest contributed $7 million. Although Mr. Herz was not involved in this transaction, the concept was the same -- a purchase for immediate resale, although there was no signed resale contract. The transaction was located and brought to FarWest by Behrle. FarWest's partners included Mark Mandelbaum, a Behrle associate. An appraisal was not ordered prior to or upon purchase, and there was no underwriting of the project. FarWest again relied upon the recommendation of Mr. Behrle. No buyer has ever entered into a contract to purchase the property. Problems have developed regarding zoning entitlements, as well as with asbestos removal. The value of the property is considered minimal at this time, and the RTC is conservatively estimating a loss in excess of $4 million.

     C.   LOANS TO J. L. CONSTRUCTION

     Commencing in 1988, FarWest entered into a lender relationship with J.L. Construction Company, owned by James Franklin. J. L. Construction was essentially a sole proprietorship, to which FarWest later extended five loans totalling approximately $48.6 million between March and September of 1989. A sixth loan of $5.55 million was extended to a straw borrower of Franklin's, Aldo Baccala, at FarWest's suggestion, in October of 1989 in order to avoid loan-to-one

Martin Washton, Esq.
April 15, 1994
Page 7

borrower regulations. By this time Mr. Kayne had promoted Frank Henry to Executive Vice President for screening of the three loan production groups' proposals, and to act at Kayne's close direction.

     Although FarWest followed standard underwriting procedures with respect to these loans, the executive committee ignored the excessive concentration of credit to a young developer with a history of aggressive risk-taking and inability to complete projects within budget. At the same time J.L. Construction was obtaining more than the maximum credit from FarWest, it was extending itself further with projects financed by other institutions. FarWest did not monitor J.L. Construction's change in financial status from the date of one loan to the next, the progress of projects or the extent of J.L. Construction's total commitments. If this analysis had been undertaken, a majority of the loans and subsequent losses would have been avoided since it was clear that J.L. Construction did not have the experience or personnel to complete projects located in both Northern and Southern California. While FarWest was aware of J.L. Construction's equity partner, no effort was made to ensure that J.L. Construction had money in any of the projects. The anticipated losses on the J.L. Construction loans include the following: River Run - $951,008.00; Metro Center II - $3,969,747.00; Dublin Meadows - $5,640,341.00;
and Corona Village (Baccala) - $7,912,414.00.

     The Corona Village loan was particularly reckless. On May 15, 1989, J.L. Construction Company entered into an agreement with Pacific Promenade, Ltd., to purchase the collateral property. In subsequent conversations with FarWest Executive officers concerning a loan on the property, James Franklin was informed by Frank W. Henry that due to the loan-to-one-borrower regulations, Franklin should get someone else into the deal that FarWest could put on title and the loan. This turned out to be one of the only loans secured by raw land made in California by FarWest.

     On September 6, 1989, J.L. Construction Company assigned all its interest in the purchase agreement to the Baccalas. On the same date, the Baccalas signed a loan application with FarWest. On October 1, 1989, J.L. Construction and the Baccalas signed an Agreement whereby, among other things, the Baccalas would acquire the subject property as J.L. Construction Company's assignee; and that the Baccalas would retain $100,000.00 of the proceeds of a second purchase loan as consideration for their participation in the acquisition and subsequent resale to J.L. Construction. There is no evidence that the Baccalas had any involvement in the loan transaction other than signing the required loan documents. James Franklin participated in all levels of obtaining the loan, arranging required

Martin Washton, Esq.
April 15, 1994
Page 8

documentation and arranging all secondary loans. The Baccalas never invested any of their own money into this project.

     As noted above, the RTC will provide you and your clients access to the appropriate records in its possession so as to afford you an opportunity to present a detailed response to the claims. In turn, the RTC desires to review Westminster's records with respect to the issues indicated above at the earliest opportunity. We look forward to discussing the mechanics in that regard at your earliest convenience.

                                        Very truly yours,

                                        /s/ Denis F. Shanagher
                                        Denis F. Shanagher
DFS:ahl
Encls.
cc:   Robert W. Helstowski

                     [GIBSON, DUNN & CRUTCHER LETTERHEAD]

                                 April 19, 1994

                                  VIA FACSIMILE

(213) 229-7418                                                     T 87126-00165

Denis F. Shanagher, Esq.
Preuss Walker & Shanagher
595 Market Street
16th Floor
San Francisco, CA 94105

               Re:  RTC: Far West Savings
                    Your File No. 34253/0447

Dear Denis:

          We are in receipt of your letter of April 15 and on behalf of our clients we would like to request access to all business records of Far West and Far West Financial, and particularly those which relate to the subordinated debt, tax refunds, overhead allocation, and the specific loans and investments identified in your letter. You have indicated that the documents are maintained at the RTC's headquarters in Newport Beach. We are prepared to commence our examination of those records on Monday, April 25, 1994. Please advise us when and where the documents will be available for examination.

          Thank you for your cooperation.

                                        Sincerely,

                                        /s/ Martin C. Washton
                                        Martin C. Washton

MCW/mcq
LL941090.042
bcc: Mr. William Belzberg
     Mr. Keenan Behrle
     Mr. Fred Kayne
     April McGandy Evans, Esq. (w/encls.)
     David A. Battaglia (w/encls.)

                     [GIBSON, DUNN & CRUTCHER LETTERHEAD]

                                December 23, 1994

                                OVERNIGHT EXPRESS

(213) 229-7396                                                     T 87126-00165

Hunter T. Carter, Esq.
Arent Fox Kintner Plotkin & Kahn
1050 Connecticut Avenue, N.W.
Washington, District Of Columbia 20036-5339

               Re:  RTC: Far-West Savings

Dear Mr. Carter:

          Mr. Washton requested that the enclosed April 15, 1994, letter from Denis Shanagher of RTC and Mr. Washton's July 18, 1994, response be sent to you.



                                        Very truly yours,


                                        /s/ Edward J. Perez
                                        Edward J. Perez
                                        Paralegal


EJP/ejp

cc: M. C. Washton, Esq.

                     [PREUSS WALKER & SHANAGHER LETTERHEAD]


                                 April 15, 1994

PRIVILEGED AND CONFIDENTIAL - FRE 408

VIA FACSIMILE

Martin Washton, Esq.
GIBSON, DUNN & CRUTCHER
333 South Grand Avenue
Los Angeles, CA 90071

RE:  RTC: FARWEST SAVINGS
     OUR FILE NO. 34253\0447

Dear Marty:

     Pursuant to the terms of the Tolling Agreements currently in effect between the Resolution Trust Corporation ("RTC") and your clients, Westminster Capital ("Westminster") and Messrs. William Belzberg, Keenan Behrle and Fred Kayne, the purpose of this letter is to provide written notice of the RTC's decision to commence an action against your clients following the termination of the Tolling Agreements, arising out of, based upon or relating to their status as majority shareholder, director and/or officer of FarWest Savings and Loan ("FarWest"), its parent, affiliates and subsidiaries. This letter is submitted for the purposes of settlement, and is considered confidential, privileged and subject to the provisions of Federal Rules of Evidence Section 408.

     The claims are itemized below. Is short summary, they relate to FarWest's overpayment of interest to Westminster on certain subordinated debt, the RTC's right to a portion of tax refunds paid or to be paid Westminster, allocation of expenses, and losses related to certain loans and investments undertaken by FarWest prior to its closure, including loans/investments with Butterfield & Mason, J.L. Construction Company and Jack Herz. The RTC will provide you and your clients access to the appropriate records of FarWest and FarWest Financial in its possession so as to afford an opportunity to present a detailed submission in defense of the claim during the term of the Tolling Agreements.

Martin Washton, Esq.
April 15, 1994
Page 2


                                SUBORDINATED DEBT

     In 1984, FarWest issued $35 million of fixed rate and $30 million of variable rate subordinated debt through a public offering underwritten by Drexel Burnham Lambert. Commencing in 1988, FarWest Financial (now Westminster) made purchases of certain of this debt for the purpose of retirement thereof. Westminster disclosed the retirement of the debt in its consolidated financial statements. However, the RTC's records show that FarWest continued to pay interest on that retired debt to Westminster.

     As appears in Westminster's September 30, 1988 10-Q and its year-end 10-K, Westminster purchased $5.2 million of the subordinated debt in the last half of 1988, including $1.1 million of fixed rate and $4.1 million of variable rate notes. An additional $11.05 million of fixed rate debt was purchased and retired by Westminster during 1989; $50,000.00 in the first quarter, $1 million in the second quarter and $10 million in the third quarter. Although the debt was purchased and retired in the quarters mentioned above, FarWest continued to pay interest on that debt through year-end 1989. A total of $173,250.00 in additional interest was paid on the fixed rate debt ostensibly retired in September of 1988. An additional $604,032.50 was paid on the variable rate notes repurchased at the same time. Between September 30, 1989 and year-end, $592,893.26 in interest was paid to Westminster by FarWest in connection with the $11.5 million in debt repurchased during that year. The additional amounts of overpayment for the interim months has not been fully calculated at this time. The total amount of interest overpayment is expected to exceed $1.4 million.

                       TAX REFUNDS AND OVERHEAD ALLOCATION

     As you may be aware, there have been ongoing negotiations between the RTC, Westminster and the state and federal tax authorities regarding the alleged overpayment of taxes for the years 1986-1991. In late 1990, Westminster received a refund in excess of $2.22 million from the California Franchise Tax Board for year-end 1989, arising from additional losses attributable to American Capital Fidelity Corporation ("ACFC"). That refund was provided to Westminster and was not passed through to ACFC due to the alleged receivables due from ACFC at the time. However, the RTC notes that there was not in place any tax allocation agreement between Westminster and FarWest or any of its subsidiaries. Moreover, it appears that tax payments were made with funds obtained primarily from FarWest. Similarly, the RTC notes that there was no allocation agreement between Westminster and FarWest for legal, accounting and other professional services, and that most of Westminster's employees during Mr. Kayne's tenure

Martin Washton, Esq.
April 15, 1994
Page 3

occupied offices in Century City. All expenses necessary for Westminster's conduct of business at that location were paid by FarWest, including rent, utilities, security, office equipment and certain salaries.

     Westminster continues to pursue the recovery of refunds for the 1986-1989 tax years in connection with adjustments for loan fee income, negative amortization of loan interest income, bad debt reduction and most significantly, the lower of cost or market adjustments with respect to ACFC's inventory of securities. In the absence of any tax allocation agreement, it is the RTC's position that any tax refund should be appropriately allocated to the subsidiary which generated the refund. In this instance, ACFC will have generated the majority of the refunds and will be entitled to its proportionate share thereof. At this point the actual amount of the share to be allocated to the RTC is unknown since the taxing authorities have not yet decided the refund issue. Likewise, FarWest paid significant Westminster expenses, in excess of $1 million, in violation of regulatory provisions that prohibit such payments, including but not limited to Section 23A and B of the Federal Reserve Act.

                              LOANS AND INVESTMENTS

     As FarWest's profits deteriorated in the late 1980's, certain of FarWest's executive officers, namely Messrs. Belzberg, Behrle and Kayne, approved of and engaged in increasingly speculative loan and investment transactions on behalf of FarWest. These transactions were extremely risky and uncertain, and incompatible with FarWest's balance sheet and deteriorating capital position.
In most instances, they were made outside of established lending and investment procedures, without adequate underwriting, and solely upon the recommendation/ direction of one or more members of the executive committee. The failure of Messrs. Belzberg, Kayne and Behrle to insist on primary loan committee review of certain of these projects eliminated virtually all peer review, resulting in the losses described below.

     A.    BUTTERFIELD & MASON

     On November 3, 1988, Charles Green and Fred Kayne of FarWest approved a $5 million line of credit agreement with Butterfield & Mason Mortgage Company, Inc.
(BMMC), a corporation formed and owned by Warren Ashmann. The purpose of the line of credit was to provide the funds for BMMC's financing of real estate loans secured by real estate in California and other Western states. The line was to be secured by 1) a collateral assignment of all assets owned or acquired by BMMC, 2) a minimum of 20% of the commitment amount in outside

Martin Washton, Esq.
April 15, 1994
Page 4

collateral, and 3) the personal guarantee of Mr. Ashmann to cover 50% of any deficiency following exhaustion of the collateral. The terms provided for the payment of interest quarterly and an annual distribution of 50% of BMMC's profits.

     On January 9, 1989, Kayne approved an increase in the line to $10 million and a reduction in the interest rate from 2.0% over prime to 1.5%. On March 6, 1989, the loan amount was increased to $15 million. On April 5, 1989, the loan amount was further increased to $20 million. Subsequent increases to $25 million and $30 million were made on May 5, 1989 and September 7, 1989, respectively, with Kayne's approval and/or direction. It should also be noted that on at least six different occasions FarWest consented to BMMC's extension of credit in excess of the lending limit established under the operative agreements. FarWest did not obtain updated financial information regarding BMMC during this period. The security obtained by FarWest ranged from second to sixth deeds of trust, apparently at the discretion of BMMC.

     In early 1990 FarWest became aware that certain BMMC loans were in various stages of default. However, it was not until July of 1990 that FarWest advised Ashmann that it would discontinue making advances on the line of credit, noting that the value of pledged collateral did not support the indebtedness and that not all the pledged collateral had been properly assigned to FarWest as required. BMMC was unable to make its quarterly interest payment on October 1, 1990. The loan was put on non-accrual status and classified as substandard at that time. On July 2, 1992, BMMC filed a Chapter 11 bankruptcy petition.

     In conducting its underwriting with respect to this loan arrangement, FarWest received financial statements for entities in which Mr. Ashmann had interests. There is no evidence that any of the asset values therein were substantiated, liabilities matched with credit reports and/or tax returns, or that any cash flow analysis was performed. FarWest did order a Business Credibility Report on BMMC, which found no information. This should not have been any surprise since BMMC was a newly formed entity for this venture. There were no personal financial statements of Mr. Ashmann found in the credit file, nor was there any documentation of any effort to verify or analyze any financial information regarding Ashmann. FarWest did not require independent appraisals of the properties it took as collateral for extensions of the line of credit. Instead, FarWest accepted so-called internal appraisals from BMMC, apparently performed by Mr. Ashmann, who himself lacked any appraisal credentials. Collateral property types included retail and commercial shopping centers, single family homes, apartments, vacant land and condominiums. Finally, FarWest did not

Martin Washton, Esq.
April 15, 1994
Page 5

attempt to obtain or approve financial statements from the underlying borrowers prior to funding on the line. In short, there was no proper evaluation of the sources of repayment on the line of credit, the borrower, the guarantor or the collateral. FarWest did not conduct its normal underwriting analysis with respect to this very risky line of credit. Instead, this loan appears to have been based solely on the recommendation/direction of Fred Kayne and his relationship with Warren Ashmann.

     A total of $37.75 million was advanced on this line, secured by second, third, fourth and even fifth or sixth collateral positions on approximately twenty properties. Approximately $17 million was repaid to FarWest, leaving net advances of approximately $20.75 million. Following BMMC's bankruptcy, the RTC has received an additional approximately $.95 million, reducing net advances to $19.7 million. Unfortunately, due to the amount of deficiencies and insufficient equity, only four of the collateral properties appear to have any hope of residual value. The RTC estimates the net realizable value of its collateral to be $1.67 million. A further reduction for an RTC lien on certain bank account proceeds results in an estimated principal loss of approximately $16.8 million. The addition of the RTC's expenses to carry the collateral properties and lost interest raises the total potential damages to in excess of $25 million.

     B.   HERZ DIRECT INVESTMENTS

     In April of 1988, FarWest contracted with real estate broker Jack Herz, an associate of William Belzberg and Keenan Behrle, to acquire certain selected real estate properties to "flip" for immediate profit. Herz was to locate an investment opportunity, after which FarWest, through ACFC, would take title to the property and provide any equity funds necessary to complete the transaction. Herz, through his company JH Financial, was to provide all management for the purchased real estate. There was an inherent conflict of interest in that Keenan Behrle was to receive an additional 5% of the net profit upon sale of the properties. In addition, First City Industries, a company in the Belzberg ownership chain, invoiced FarWest and was paid 75% of the cost of Behrle's staff for their "work" on these investments. The total paid in that regard was $181,942.32.

     All subsequent transactions involved properties that management expected to resell within a short period of time at a gain; however in no case was a buyer committed to purchasing the property when FarWest closed escrow on its purchase. Investments were approved by the Executive Committee but were not run through the normal channels of supervision and underwriting. Documentation of all investments was inadequate and there is no indication that management

Martin Washton, Esq.
April 15, 1994
Page 6

conducted a feasibility study, market analysis or an internal asset review. Appraisals were not ordered prior to or upon acquisition of any of these investments. It appears that complete reliance was placed upon the representations of Jack Herz and his relationship with Messrs. Belzberg and Behrle. Four properties were purchased by FarWest under some portion of this arrangement. None were profitable, especially given that Herz received a total of $478,660.00 from FarWest for advances on profits and office expenses.

     One of the properties purchased in June of 1989 by FarWest pursuant to this arrangement was a 3-story, 42,725 square foot office building located at 10350 Santa Monica Boulevard in Los Angeles, California. The purchase price was $10 million. After purchase, it developed that the property had a number of repair and improvement items necessary to make it marketable. An appraisal in August of 1990 estimated the value at only between $7.7 million to $8.3 million. The property was ultimately sold as part of a bulk sale of assets in 1993. The RTC received cash of approximately $1 million from the sale and the purchaser assumed the $5.1 million trust deed debt. With the inclusion of carrying costs, the total loss at this time appears to be $4.15 million.

     In November of 1988, FarWest entered into a partnership entitled Panorama Partners for the purchase of a 149,247 square foot vacant department store located in Panorama City, Los Angeles County. The purchase price was $9 million, of which FarWest contributed $7 million. Although Mr. Herz was not involved in this transaction, the concept was the same -- a purchase for immediate resale, although there was no signed resale contract. The transaction was located and brought to FarWest by Behrle. FarWest's partners included Mark Mandelbaum, a Behrle associate. An appraisal was not ordered prior to or upon purchase, and there was no underwriting of the project. FarWest again relied upon the recommendation of Mr. Behrle. No buyer has ever entered into a contract to purchase the property. Problems have developed regarding zoning entitlements, as well as with asbestos removal. The value of the property is considered minimal at this time, and the RTC is conservatively estimating a loss in excess of $4 million.

     C.   LOANS TO J. L. CONSTRUCTION

     Commencing in 1988, FarWest entered into a lender relationship with J.L. Construction Company, owned by James Franklin. J. L. Construction was essentially a sole proprietorship, to which FarWest later extended five loans totalling approximately $48.6 million between March and September of 1989. A sixth loan of $5.55 million was extended to a straw borrower of Franklin's, Aldo Baccala, at FarWest's suggestion, in October of 1989 in order to avoid loan-to-one

Martin Washton, Esq.
April 15, 1994
Page 7

borrower regulations. By this time Mr. Kayne had promoted Frank Henry to Executive Vice President for screening of the three loan production groups' proposals, and to act at Kayne's close direction.

     Although FarWest followed standard underwriting procedures with respect to these loans, the executive committee ignored the excessive concentration of credit to a young developer with a history of aggressive risk-taking and inability to complete projects within budget. At the same time J.L. Construction was obtaining more than the maximum credit from FarWest, it was extending itself further with projects financed by other institutions. FarWest did not monitor J.L. Construction's change in financial status from the date of one loan to the next, the progress of projects or the extent of J.L. Construction's total commitments. If this analysis had been undertaken, a majority of the loans and subsequent losses would have been avoided since it was clear that J.L. Construction did not have the experience or personnel to complete projects located in both Northern and Southern California. While FarWest was aware of J.L. Construction's equity partner, no effort was made to ensure that J.L. Construction had money in any of the projects. The anticipated losses on the J.L. Construction loans include the following: River Run - $951,008.00; Metro Center II - $3,969,747.00; Dublin Meadows - $5,640,341.00;
and Corona Village (Baccala) - $7,912,414.00.

     The Corona Village loan was particularly reckless. On May 15, 1989, J.L. Construction Company entered into an agreement with Pacific Promenade, Ltd., to purchase the collateral property. In subsequent conversations with FarWest Executive officers concerning a loan on the property, James Franklin was informed by Frank W. Henry that due to the loan-to-one-borrower regulations, Franklin should get someone else into the deal that FarWest could put on title and the loan. This turned out to be one of the only loans secured by raw land made in California by FarWest.

     On September 6, 1989, J.L. Construction Company assigned all its interest in the purchase agreement to the Baccalas. On the same date, the Baccalas signed a loan application with FarWest. On October 1, 1989, J.L. Construction and the Baccalas signed an Agreement whereby, among other things, the Baccalas would acquire the subject property as J.L. Construction Company's assignee; and that the Baccalas would retain $100,000.00 of the proceeds of a second purchase loan as consideration for their participation in the acquisition and subsequent resale to J.L. Construction. There is no evidence that the Baccalas had any involvement in the loan transaction other than signing the required loan documents. James Franklin participated in all levels of obtaining the loan, arranging required

Martin Washton, Esq.
April 15, 1994
Page 8

documentation and arranging all secondary loans. The Baccalas never invested any of their own money into this project.

     As noted above, the RTC will provide you and your clients access to the appropriate records in its possession so as to afford you an opportunity to present a detailed response to the claims. In turn, the RTC desires to review Westminster's records with respect to the issues indicated above at the earliest opportunity. We look forward to discussing the mechanics in that regard at your earliest convenience.

                                        Very truly yours,

                                        /s/ Denis F. Shanagher
                                        Denis F. Shanagher
DFS:ahl
Encls.
cc:   Robert W. Helstowski

                     [GIBSON, DUNN & CRUTCHER LETTERHEAD]

                                  July 18, 1994

(213) 229-7418                                                     T 87126-00165

Robert W. Helstowski, Esq.
Senior Attorney
Resolution Trust Corporation
4000 MacArthur Boulevard, 5th Floor
Newport Beach, California  92660

Denis F. Shanagher, Esq.
Preuss, Walker & Shanagher
595 Market Street, 16th Floor
San Francisco, California 94105

          Re:  RTC:  FarWest Savings
               Your File No. 34253/0447
               ------------------------

Dear Counsel:

          This letter is intended to respond to the "charges" raised in your letter dated April 15, 1994 (Exhibit 1) concerning FarWest Savings and Loan ("FarWest Savings"), its former parent FarWest Financial Corporation ("FarWest Financial"), and their affiliates and subsidiaries. For purposes of this response, we represent Westminster Capital Corporation (formerly FarWest Financial Corporation) and Messrs. William Belzberg, Keenan Behrle and Fred Kayne.
          As you are aware, we have spent a great deal of time investigating and evaluating the issues raised in your April 15 letter. We have reviewed more than 20 binders of indices of FarWest documents, examined the contents of more than 150 boxes of materials, and copied documents amounting to more than 30 boxes for closer examination. We have also

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 2


solicited the assistance of former FarWest employees knowledgeable about the issues you raised.

          Our review of these materials leads us to the inevitable conclusion that you were not able to spend the time examining the pertinent records before drafting the April 15 letter, and otherwise did not know where to look in the FarWest records in the RTC's possession. For instance, you state that FarWest has no records of payment of expenses by FarWest Financial for Century City, no personal financial statements of Warren Ashmann, little or no documentation reflecting diligence in the J.H. Financial transactions, and no signed resale agreements for the Panorama City property, among other examples. These documents and more were located in your possession.

          You contend that FarWest Savings is entitled to tax refunds when it did not even pay the taxes in the relevant years, that none of the J.H. Financial transactions were profitable when two of three were very profitable (and the third would have made $3 million had the RTC accepted an outstanding offer), and that the Baccala loan was somehow "reckless" although proper underwriting standards were followed and the loan-to-value ratio was far below what is considered appropriate even today, post-FIERRA. The entire section of the RTC letter dealing with "Loans and Investments" is prefaced by the unsupported allegation that FarWest was in a "deteriorating capital position" and thus that the subject transactions were inappropriate. In reality, FarWest was in a secure capital position -- perhaps the healthiest it had ever been -- until it was legislated into a difficult financial position by FIERRA, and all but one of the loans and investments identified occurred before FIERRA was passed.

          Our clients believe that if the RTC had spent the time to do a thorough investigation, you would not have asserted the claims raised in your letter of April 15. We are confident that the claims reserved in our clients' Tolling Agreements would have been resolved.

          At the outset, we observe that the RTC has chosen only a handful of transactions, which represent less than one percent of the assets of the entire association -- which exceeded $4 billion. Nor has the RTC given any indication that it considered the plethora of profitable transactions which made millions for FarWest Savings, or the fact that FarWest was constantly subject to detailed oversight by the

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 3


Office of Thrift Supervision and state regulatory agencies during its operations.

          The RTC also disregards the extensive, banking and business experience of the Executive Committee members of FarWest Financial, as well as its diligence. The Executive Committee met roughly forty times per year. It was comprised of an unusual blend of people who had very strong real estate, financial, lending, business and management expertise. As Chairman of the Board, William Belzberg had extensive experience in real estate and lending ventures and was considered a very knowledgeable investor. Fred Kayne was the former Senior Managing Partner of the Los Angeles office of Bear Stearns & Co., Inc. He held this position for eight years. He was also a founding director and Chairman of the Investment Committee of First Los Angeles Bank. Charles Green had been the Chief Financial Officer of FarWest since 1985. Prior to that time, he was an Executive Vice President of the First Interstate Bank of Denver for a number of years. He is now Senior Vice President and Chief Credit Officer of Bank of America in Los Angeles. Keenan Behrle was a senior partner at a major law firm in Los Angeles who specialized in real estate and corporate law. He also was a senior real estate executive for First City Industries, supervising acquisition of land and large development projects, and was an extremely knowledgeable and respected businessman. David Blackford had extensive banking experience, and is now the Executive Vice President of the largest bank in Arizona in charge of lending.

          Not only was the Executive Committee extremely experienced, but some of its members had a substantial investment stake in the success of FarWest. William Belzberg and his family were major shareholders, owning approximately 50% of its stock. The family had bought these shares in about 1972 and never sold a share. Similarly, Fred Kayne had bought 40,000 shares of FarWest Financial at $12 when he joined the Board in 1987 and held the shares until after he resigned. Both Mr. Belzberg and Mr. Kayne thus had a vested interest in building the value of the savings and loan over the long term.

     While this letter will provide you with a specific response to the RTC's claims in its April 15 letter, we have not been able to evaluate all pertinent materials because relevant files have not been located by the RTC. However, we feel that we have enough information to give a detailed substantive response to your inquiries, which should be sufficient to put your concerns to rest.

Robert W. Helstowski, Esq.
Denis P. Shanagher, Esq.
July 18, 1994
Page 4


          Note that this letter is not intended to address all pertinent legal issues. We seek only to address the substantive merit of the claims raised without any significant treatment of purely legal defenses, which we believe also would be dispositive. For example, although virtually all (if not all) of the claims asserted in the letter of April 15 had lapsed for limitation purposes before the parties entered into the subject tolling agreements, this is not dealt with in detail in this response -- although it is worth mention in light of a recent decision. The RTC seized FarWest on or about January 15, 1991, and the parties entered into their tolling agreement on January 15, 1994 as of December 15, 1993. By virtue of O'MELVENY & MYERS V. FDIC, 1994 U.S.LEXIS 4446, 62 U.S.L.W. 4487 (June 13, 1994), state statutes of limitations will now likely apply, as opposed to 12 U.S.C.A. sec. 1821(d)(14), with respect to the pursuit of state law claims after the takeover. California Code of Civil Procedure section 339 provides for a two year statute of limitations for all common law negligence claims of the type you have alleged. In these respects, we further note that many of the issues you raise, such as the direct investments, are outside the scope of the tolling agreements. (Of course, any attempt by the RTC to avoid the mandate of the statute of limitations by labeling the claims as fraud would be unprofessional and a gross distortion of the true facts, as demonstrated more fully below.)

          An objective examination of the facts does not support the claims raised in your April 15 letter. As set forth in the detailed response below, and in the voluminous exhibits referenced herein and attached hereto for your convenience, in most cases the assertions of fact contained in the letter are simply not correct. Indeed, it appears that FarWest Savings owes FarWest Financial substantial sums of money, not the other way around. In other cases, the analysis and conclusions are inappropriate. Our clients welcome a close examination of the pertinent records attached hereto and in the possession of the RTC.

                                       I.
                                SUBORDINATED DEBT

          The RTC contends that FarWest Savings continued to pay interest to FarWest Financial on subordinated debt through year-end 1989, although it contends that the debt was retired in early 1989. (Letter dated April 15, 1994 at p. 2 -- Exhibit 1). The RTC contends that the total amount of

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 5


interest overpayment exceeds $1.4 million. (ID.) The RTC simply does not understand the underlying transaction, as covered by SEC and GAAP requirements of consolidated accounting which call for the elimination of intercompany transactions for accounting purposes ONLY.

          FarWest Savings was a different legal entity than FarWest Financial. As the RTC observes by insisting on proper allocation of expenses between the two companies (SEE next section, INFRA), they were affiliated but independent entities. The investment by FarWest Financial in the subordinated notes of FarWest Savings was made under prudent investment guidelines to increase and maximize FarWest Financial's return on its then available liquid funds. FarWest Financial made investments in other corporate debt securities during 1988 to 1990 under the same guidelines and intent -- to maximize return.

          FarWest Financial purchased $16.25 million of subordinated notes from FarWest Savings for investment purposes in 1988 and 1989. FarWest Savings paid interest on these notes to FarWest Financial, just as it did to others who purchased the notes. Effective at the end of 1989, and not before, FarWest Financial made a capital contribution to FarWest Savings by legally retiring the debt. From that time on, no more interest payments were made by FarWest Savings on the notes.

          The contentions of the RTC demonstrate a misunderstanding of consolidated accounting principles. While purchasing the debt of a subsidiary company causes certain accounting elimination adjustments to be made in the consolidation process, the adjustments cannot be interpreted to have effected a formal legal retirement of the debt. As demonstrated in the monthly financial statements of FarWest Savings and FarWest Financial, as well as in the quarterly and annual reports submitted to the SEC and Office of Thrift Supervision ("OTS"), the subordinated notes were surrendered by FarWest Financial to FarWest Savings on December 31, 1989, and they remained as a legal liability up until that time. FarWest savings appropriately owed interest on the debt until the notes were legally surrendered.

       As the sole owner of 100% of the capital stock of FarWest Savings and various other legal entities, FarWest Financial was required under SEC rules and Generally Accepted Accounting Principles ("GAAP") to issue consolidated financial

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 6


statements to its shareholders. Consolidated statements were issued each month internally, and quarterly in accordance with SEC requirements. Consolidation guidelines called for the elimination of all material intercompany transactions (profit and loss and balance sheet) that existed between the individual companies in the consolidated group. As a matter of accounting practice, the eliminating entries are not "recorded" on the books of any one of the entities involved in the consolidation.

          A constructive elimination of the debt for purposes of consolidated accounting is not only appropriate, it is required.

          The theory behind the preparation of consolidated financial statements may be stated quite simply: when a parent company has a controlling interest in a subsidiary, permitting it to direct the subsidiary's policies and its management -- and in particular to direct the subsidiary to pay a dividend -- the assets, liabilities, and operations of the two companies should be presented in one set of consolidated financial statements as though they had operated as a single company. This general approach was articulated originally by the American Institute of Accountants (forerunner of the AICPA) in 1929, and 30 years later it was formally promulgated in ARB 51, which with few amendments is still the authority for today's practice.

(Burton, Palmer & Kay, HANDBOOK OF ACCOUNTING AND AUDITING (1984). Specifically, the general rules of consolidation discussed in paragraph 6 of Accounting Research Bulletin No. 51 state, "In the preparation of consolidated statements, intercompany balances and transactions should be eliminated. This includes intercompany account balances, securities holdings, sales and purchases, interest, dividends, etc. . . ." (ARB No. 51 -- Exhibit 2).

          There is no doubt that this constructive retirement for purposes of consolidation applies to bonds as well. "From the point of view of a consolidated entity, the purchase of an affiliate's bonds by another affiliate constitutes

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 7


constructive retirement of the bonds." (Griffin, Williams & Larson, ADVANCED ACCOUNTING, p. 288 (3d ed. 1977) (Exhibit 3). Despite this constructive retirement for purposes of consolidated financial statements, the "ISSUING CORPORATION IS OBLIGED TO CONTINUE THE PAYMENT OF INTEREST [ON THE BONDS]." (ID.) (emphasis added).

          These were the accounting principles that were relied upon in preparing the consolidated financial statements. FarWest Financial followed the provisions of Accounting Research Bulletin No. 51 in that all intercompany items were eliminated. Of course, while there was an "effective retirement of the debt" for purposes of consolidation, this is wholly irrelevant for purposes of determining whether an outstanding debt existed in the first instance between the parent and the subsidiary.

          The decision to legally retire the debt was first discussed as early as late November 1989. A memorandum from Charles Green to Fred Kayne dated November 24, 1989 notes that "FWFC holds $16.25 Mil (face value) of FWS $65 Mil sub debt issue due 1994 . . . . We estimate the interest due FWFC from FWS re this $16.25 Mil of face value debt at $2.4 Mil annually." (Memorandum from Green dated 11/24/89 at p. 1 -- Exhibit 4). The memo continues, "FWFC could contribute this debt down to FWS and create tangible net worth [and] core
capital. . . .   In the future, benefits will arise resulting from (a) avoidance of the $2.4 Mil of annual interest expense and (b) the deduct to RNW in 1991 of the 1992 $7 Mil sinking fund payment." (ID.)

          Once the decision to make the contribution to FarWest Savings was made, there were minimal changes to the Board Report schedules. This is because the consolidated statements thereto already reflected the transaction via elimination and consolidating entries. In the December 1989 Board Book, the contribution is discussed in the "Financial Highlights," which state, "During 1989, FarWest Financial Corporation (the "Company") purchased $16.25 million of FarWest Savings (the "Association") subordinated notes which resulted in a pretax gain on early extinguishment of debt of $3.0 million [because the notes were purchased $3 million below par value] . . . .  Effective December 31, 1989, the Company made a capital contribution to the Association in the form of the Association's subordinated notes formerly purchased by the Company. The notes were effectively retired by the Association." (Exhibit 5).

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 8


          The whole process is perhaps best reflected in the financial reports filed with public regulatory agencies. FarWest Financial and FarWest Savings were required to submit quarterly reports and annual reports to the SEC and OTS, respectively. As mentioned above, the financial statements that were included in these periodic filings had to be prepared in accordance with GAAP. This meant that all statements had to be prepared on a consolidated basis.
Therefore, similar to the consolidating schedules in the Board Reports, at the consolidated FarWest Savings level the entire amount of the face value of the subordinated notes ($65 million) would be shown as a liability until such time that the notes were contributed to FarWest Savings by FarWest Financial in December 1989. This is reflected by the following:

          FarWest Savings' December 31, 1988 10-K, page 37 (Exhibit 6):

          Consolidated Statements of Financial Condition for FarWest Savings properly show the entire $65 million as outstanding.

          FarWest Savings' March 31, 1989 10-Q, page 1 (Exhibit 7):

          Consolidated Statements of Financial Condition for FarWest Savings properly show the entire $65 million as outstanding.

          FarWest Savings' June 30, 1989 10-Q, page 1 (Exhibit 8):

          Consolidated Statements of Financial Condition for FarWest Savings properly show the entire $65 million as outstanding.

          FarWest Savings' September 30, 1989 10-Q, page 1 (Exhibit 9):

          Consolidated Statements of Financial Condition for FarWest Savings properly show the entire $65 million as outstanding.

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 9


          FarWest Savings' December 31, 1989 10-K, page 62 (Exhibit 10):

          Consolidated Statements of Financial Condition for FarWest Savings properly showing $48.75 million as outstanding as FarWest Financial has legally surrendered the $16.25 million face value of notes it held.

          FarWest Savings' December 31, 1989 10-K, pages 83-84 (Exhibit 11):

          Note 11 to Consolidated Financial Statements of FarWest Savings discusses purchases of notes by FarWest Financial and the capital contribution effective December 31, 1989.

          The retirement of the debt would also be evidenced in the OTS monthly and quarterly Thrift Financial Reports ("TFRs"). The TFRs were comprehensive reports detailing financial information for FarWest Savings on an unconsolidated, single entity basis. Throughout the relevant period (June 1988 to December 1989), we have been advised that these reports evidence the "unretired" nature of the subordinated notes and the fact that the notes were "eliminated" only in consolidated statements. Upon the legal contribution of the notes effective December 31, 1989, the TFRs would show a reduction of the debt to $48.75 million. Copies of the TFRs have not been made available by the RTC at this time.

                                       II.
                                   TAX REFUNDS

          The RTC contends that it is entitled to a $2.2 million refund from the California Franchise Tax Board received by FarWest Financial in late 1990, and perhaps two additional refunds, because the tax payments were made by FarWest Savings or from funds obtained from FarWest Savings. (Letter dated April 15 at pp. 2-3.)

          The RTC's contentions are wrong. From 1987 on, FarWest Financial made ALL state and federal tax payments for FarWest Savings with its own funds, and thus any tax refunds appropriately belonged to FarWest Financial. Indeed, given that FarWest Financial paid millions of dollars of tax

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 10


obligations of FarWest Savings which have not been reimbursed, FarWest Financial presently is owed said reimbursement by FarWest Savings and fully intends to pursue a claim in this regard for $4.6 million.

          We have conducted an extensive investigation of the RTC's claims by examining general ledger transactions, account analysis documents, cash account reconciliations, canceled checks and check copies, tax returns as filed with taxing authorities, and various other materials. A review of these materials confirms that the combined federal and state tax payments made by FarWest Financial during the applicable period were in excess of $17 million. (SEE Charts entitled Analysis of Tax Liability Accounts -- Exhibits 12 and 13, and Back-Up Information -- Exhibit 14). It appears that the RTC is somehow unaware of FarWest Financial's deposit accounts maintained at FarWest Savings which provided the funds to make these payments. The RTC also appears to be unaware of the $40 million stock offering proceeds received by FarWest Financial in April 1986, "deposited" at FarWest Savings and recorded in an intercompany receivable account, and subsequently used to fund dividend payments, tax payments, payoffs of "due to" FarWest Savings' accounts, and for investment purposes.

          The refund for $2.2 million received by FarWest Financial on or about 12/31/90 from the California Franchise Tax Board was for tax payments made in 1989. (State Tax Activity -- Exhibit 12). In this respect, FarWest Financial paid ALL tax payments of FarWest Savings to the California Franchise Tax Board from 1987 through 1989, and FarWest Savings paid absolutely NO MONEY to the Franchise Tax Board in these years. (ID.) You will further note that in 1986, FarWest Savings did pay its own taxes, and appropriately received its own refund in October 1987 from the California Franchise Tax Board. (ID.) FarWest Financial received no part of this 1986 refund. (ID.)

          The same is true with regard to federal taxes. From 1987 through 1989, FarWest Financial paid all of the federal taxes of FarWest Savings out of its own funds. (Federal Tax Activity -- Exhibit 13). FarWest Savings paid absolutely no part of these tax liabilities in those years. (ID.) In 1987, FarWest Savings did make a payment for 1986 taxes to the IRS, and it also received the appropriate refund in December 1987. (ID.) FarWest Financial received no part of this 1986 tax refund. (ID.)

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 11


          Indeed, a review of the tax records for FarWest Financial and FarWest Savings demonstrate exactly the opposite of the RTC's contentions. It is FarWest Financial that is owed substantial sums of money from FarWest Savings because FarWest Financial paid all of FarWest Savings' tax liabilities from 1987 through 1989, but has not been reimbursed for these liabilities. Nor has it been able to recover tax refunds owed because of the RTC's failure to cooperate.

          In the years 1986, 1988, 1989, and 1990, FarWest Financial was generating tax losses on a stand alone basis, principally because of its overhead payments. (SEE 10-K Reports to the SEC, reflecting losses of $185,000, $1.6 million, $1 million and $1.7 million in those years respectively. Taxable losses in those years were also confirmed.) Thus, ALL of the tax liabilities reflected in the payments to state and federal authorities belonged to FarWest
Savings in those years.   In 1987, FarWest Financial had a small amount of
earnings ($394,000), and 83% of the tax liabilities in that year were attributable to FarWest Savings and 17% was attributable to FarWest Financial. (Analysis of Income Tax Returns -- Exhibits 15 and 16). The current amount due to FarWest Financial from FarWest Savings in this respect is over $1.9 million in state taxes and over $2.7 million in federal taxes, plus interest. (ID.).

          Currently, FarWest Financial has federal refund applications pending for tax year 1988. FarWest Savings has no claim to these refunds, as it did not pay the 1988 taxes to the IRS. In fact, to the extent FarWest Financial does not prevail in collecting the full refund from the IRS, a claim for any remainder can be made against FarWest Savings, since the tax is allocable to FarWest Savings and was paid by FarWest Financial.

          Similarly, FarWest Financial has applied for state refunds for the years 1987, 1988, and 1989. All of these refunds are due to FarWest Financial, because it paid all the taxes in those years. Again, FarWest Financial has a claim against FarWest Savings for the difference between any refunds and any remaining taxes allocable to FarWest Savings.

          In conclusion, the facts are directly opposite to the RTC's claims. During the indicated period, it was FarWest Financial, not FarWest Savings, that was making the actual payments of tax. Refunds were, and should be in the future, given to the entity that wrote the checks and incurred the

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 12


losses. An analysis of the actual tax allocation demonstrates that it is FarWest Savings which owes FarWest Financial $4.6 million for payment of taxes, rather than any claim going in the other direction.

                                      III.
                         ALLOCATION OF OVERHEAD EXPENSES

          The RTC contends that all of the expenses for FarWest Financial's office operations in Century City were paid for by FarWest Savings, "including rent, utilities, security, office equipment and certain salaries." (Letter dated April 15 at pp. 2-3.) The RTC alleges that FarWest Savings is owed "in excess of $1 million" in this respect. (ID.)

          Again, the RTC is simply in error. Apparently, the RTC is misinformed about the methods by which FarWest Financial paid its own operating expenses and has not followed the intercompany receivable and payable accounts. The fact of the matter is that FarWest Financial had its own financial resources, including over $40 million in stock proceeds, and kept its own expenses separate from those of FarWest Savings.

          FarWest Financial paid a significant amount of its expenses using checks drawn on its operating checking account which was maintained with FarWest Savings. The account number was 16-135683, and sometime in 1988 or 1989 it was changed to 01-316892. (Back-Up Information -- Exhibit 14). We have reviewed check copies of these accounts and found payments made for rent, utilities, supplies, intercompany liabilities, equipment, and similar expense items. (ID.) In addition, expense payments made using FarWest Financial checks were recorded in the books and records under the responsibility code ("RC") number 134. (ID.) FarWest Financial used its own corporate resources when issuing these checks, not those of FarWest Savings.

          While it is true that some FarWest Financial expenses were actually paid using checks drawn on FarWest Savings funds, it is also true that concurrent with issuing a FarWest Savings' check to pay a FarWest Financial expense, an intercompany accounts receivable (FarWest Savings account #1995-134-
055) and intercompany accounts payable (FarWest Financial account #2995-055-134) entry would be recorded and to keep the books of the individual companies in balance to acknowledge the temporary advance of funds as owing between

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 13


the two entities. (ID.) Management attempted to "settle" the intercompany receivables and payables through the actual writing of checks on a regular basis. Review of general ledger #2995-0550134 (FarWest Financial Payable to FarWest Savings) during the 1989-1990 time frame shows the above described activity. (ID.)

          In accounting for these intercompany transactions, it was deemed convenient to process only one Accounts Payable run using FarWest Savings' checks, and then concurrently posting the intercompany entries to balance the books. By paying off the intercompany account due, FarWest Financial paid its own expenses. Again, FarWest Financial used its available financial resources, such as its operating checking account and the stock proceeds deposit account, to regularly retire its obligations to FarWest Savings.

          FarWest Financial paid its allocated payroll expenses in this fashion as well. Such expenses were funded by FarWest Savings as the common company paymaster. The payroll intercompany accounts, #1997/#2997, operated similarly to the #1995/#2995 accounts, with FarWest Savings funding FarWest Financial's payroll expenses and then recording the intercompany due to and due from entries. (ID.) The liability on FarWest Financial's books was paid off on a regular basis. Documentation of these payments exists in the general ledger history statements (microfiche) maintained by the RTC.

          In conclusion, the RTC apparently does not understand the manner by which FarWest Financial paid its own operating expenses. There is no doubt FarWest Financial paid its own way, contrary to the RTC's contention.

                                       IV.
                           J.H. FINANCIAL INVESTMENTS

          The characterization by the RTC of the investments involving J.H. Financial Company and Jack Herz are similarly in error. First, the RTC asserts that "[f]our properties were purchased by FarWest" through some arrangement with J.H. Financial and Mr. Herz. FarWest only engaged in THREE such transactions, as follows: 500 S. Sepulveda Boulevard, 19935 Ventura Boulevard and 10350 Santa Monica Boulevard. Numerous other transactions proposed by J.H. Financial were rejected because, after review by Keenan Behrle, they were not considered appropriate.

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 14


          Second, and perhaps most important, the RTC asserts that "none [of these transactions] were profitable." This is grossly inaccurate, since two of the subject transactions generated significant positive cash flow for FarWest, resulting in profits of about a half million dollars (AFTER taking into consideration FULL recoupment of all overhead, profits and commissions paid to J.H. Financial).

          In no way can the remaining transaction, the one at Santa Monica Boulevard, be considered reckless, particularly when it is considered that (1) there were offers on the property for sums well in excess of FarWest's purchase price BEFORE the transaction was consummated; (2) subsequent offers and appraisals were well in excess of the purchase price paid by FarWest; (3) FarWest had just closed the Sepulveda Boulevard transaction for a substantial profit, where it paid a higher price in a less favorable location; and (4) the building across the street on Santa Monica Boulevard sold at about the time of the transaction for substantial sums (per square foot) in excess of what FarWest paid for the Century City property.

          Furthermore, the properties on Ventura Boulevard and Santa Monica Boulevard provided substantial additional benefits to FarWest, which benefits were principal bases for the purchase decisions. FarWest's Valley office was relocated to the much improved offices at the Ventura Boulevard location and provided additional needed space. The Santa Monica property also provided much needed additional space in Century City, and it was considered to be the future corporate headquarters for FarWest (particularly given that there were no options for additional space in FarWest's then existing leasehold in Century
City).

          The RTC's other allegations concerning a purported conflict of interest by Mr. Behrle, reimbursement payments to First City, and alleged failure to recoup payments made to J.H. Financial are also without merit.

500 SEPULVEDA BOULEVARD

          The RTC's assertion that this transaction was not profitable is simply wrong. The transaction speaks for itself. The deal resulted in a,net profit of over $200,000 to FarWest, AFTER taking into consideration ALL closing, legal and inspection costs, all overhead advances to J.H. Financial (for a period of 11 months), and J.H. Financial's and Mr.

Robert W. Helstowski, Esq.
Denis P. Shanagher, Esq.
July 18, 1994
Page 15


Behrle's profit participation in the transaction. (SEE Letter of Lyon to Herz dated 5/4/89 -- Exhibit 17) (indicating a net profit to ACFC of $203,048.) A brief summary of the transaction follows.

          Initially, in July 1988, J.H. Financial tied up the property with an offer to purchase for $11.75 million, with the Seller to carry $9.5 million for five years. (Purchase Contract -- Exhibit 18.) During July and August, J.H. Financial and Mr. Behrle conducted extensive due diligence on the property, including a physical inspection, toxic studies, verification of income and expenses, and market evaluation. (Memorandum from Herz dated 1/5/89 -- Exhibit 19.) Utilizing these studies, J.H. Financial then went back to renegotiate the deal. ID.

          The deal was renegotiated as of August 31, 1988 for a new price of $11.5 million. (ID.; Amendment to Purchase Contract -- Exhibit 20.) Again, no final commitments were made. In early October, Mr. Herz met with various officers of FarWest Savings to discuss in detail the transaction, at which time it was emphasized that FarWest wanted additional concessions to consummate the deal, including concessions regarding tenant improvements and leasing commissions. (Exhibit 19.) When J.H. Financial went back to the Seller to try to negotiate these points, it was told it "would consider them and get back" to it. (ID.) J.H. Financial then abruptly received cancellation instructions from the Seller to the effect that J.H. Financial was not serious about purchasing the property. (ID.) The Seller indicated that it was putting the property back on the market. (ID.)

          The matter then went briefly to litigation. J.H. Financial filed a LIS PENDENS to protect FarWest Financial's interest in the property. (ID.) After numerous meetings and phone conversations, the parties agreed to settle the matter without further litigation and the Seller agreed to sell the property for $10.1 million cash. (ID.; Purchase Contract dated 12/21/88 -- Exhibit 21.) This deal was much stronger than the original one, even foregoing the previous financing, due to the $1 million reduction or more. (SEE Exhibit 19.) (At the time, J.H. Financial already had an offer on the property from Municicorp for $11.1 million.) (ID.) Escrow was to close by March 15, 1989.

          Shortly after the new purchase agreement was executed for the property, a new offer on the property was

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 16


received for a total purchase price of $10.6 million, or $500,000 more than FarWest Savings was to pay for the property. (Purchase Contract -- Exhibit 22.) The terms of this sale were approved by Fred Kayne and William Belzberg. The escrow was altered accordingly so that it became a joint escrow, and the transaction closed in March of 1989. (Escrow Instructions -- Exhibit 23.)

          In connection with the transaction, a short-term loan was made to the ultimate purchaser of the property in the sum of $8.5 million. (Promissory Note -- Exhibit 29.) All underwriting requirements were met, and all lending procedures were followed, in connection with the loan. In this respect, an independent appraisal of the property was conducted, which included a summary of sales comparables, lease comparables, and actual lease rates at the location. (Appraisal dated 2/24/94 -- Exhibit 24.) An in-house appraisal review was also conducted. (In-House Appraisal dated 3/8/89 -- Exhibit 25.) Intensive environmental analyses had been conducted previously and were relied upon in connection with the loan. (Environmental Analyses -- Exhibit 26.) The file on the loan transaction also contains substantial additional material, comprising all lease contracts and files for the subject premises, as well as financial and income statements and tax returns for the prospective buyer. A summary of all of this information was presented in an extensive "loan brief," which ultimately was approved by the Executive Committee by March 7, 1989. (Loan Brief dated 2/24/89 -- Exhibit 27; Executive Committee Minutes dated 3/7/89 -- Exhibit 28.)

          This loan was paid off in full in June 1990. (Pay-Off Documents --
Exhibit 30.) The calculation of profits to FarWest in connection with this transaction of over $200,000 do not include the amount of interest and other payments made by the purchaser in connection with the loan, although these too should be taken into consideration in evaluating the total profitability of the transaction.

19935 VENTURA BOULEVARD/WOODLAND HILLS

          The RTC's assertion that this transaction was not profitable is also erroneous. "In September 1990 ACFC sold an office building in Sherman Oaks, California to the Centaurus Capital Corp. The sale was approved by the OTS and produced approximately $500,000 in eventual profits." (SEE Memorandum of Lyon dated 3/6/91 -- Exhibit 31.) (SEE ALSO Memorandum of Lyon dated 9/14/90 --
Exhibit 32 ("[t]here is approximately

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 17


$500,000 of gross profit based on the current contract prices"); Memorandum of Lyon dated 9/21/90 -- Exhibit 33 ("In a phone conversation with Polly Cortez of the OTS on September 18, 1990, the approval was given from Ms. Cortez allowing ACFC to close the transaction as structured")). The actual profit involved in the transaction was $561,000, AFTER taking into account the profit/commission paid to J.H. Financial of $114,000. (Exhibit 32 at Chart I.)

          The purchase originally came about because FarWest Savings' lease for its offices in the Valley was to expire in 1988. (Memorandum of Herz dated 8/16/90 -- Exhibit 34.) J.H. Financial contracted to buy a building owned by Investment Savings & Loan on Ventura Boulevard in February 1988. (ID.) J.H. Financial called various financial institutions to inquire into their desire to lease the building, and it had numerous institutions interested, including FarWest. (ID.) This is probably because the offices not only were in excellent condition, they had extremely high visibility from both the Ventura Freeway and Ventura Boulevard. (ID.)

          J.H. Financial's and Mr. Herz's first contact with FarWest Savings concerning the office building -- and indeed his first contact at all with FarWest -- was with the person in charge of the branch location in Tarzana. (ID.) Afterwards, Mr. Herz met with representatives of FarWest's Newport Beach office. (ID.; Letter from Herz dated 3/8/88 -- Exhibit 35.) Mr. Herz also met with Mr. Belzberg in early March concerning the location. (ID.) Prior to making these various contacts, nobody from J.H. Financial, including Mr. Herz, had ever been introduced to Mr. Belzberg or Mr. Behrle, and Mr. Herz certainly was not their "associate."

          J.H. Financial originally proposed leasing the subject property to FarWest. However, Mr. Belzberg and the members of the Executive Committee thought it would be best to consider purchasing the location, since FarWest Savings would be the principal tenant on the property and because it would guarantee high visibility for the financial institution.

          An inspection of the building revealed no significant problems. (Inspection Report -- Exhibit 36.) Comparables and lease rates were thoroughly analyzed, and obviously FarWest knew the costs associated with the Tarzana office. (SEE, E.G., Comparables -- Exhibit 37.) The proposed transaction was discussed by the Executive Committee on April 26, 1988, and more detailed discussions occurred

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 18


afterwards. (Executive Committee Minutes dated 4/26/88 -- Exhibit 38.)

          The purpose of this transaction was not to resell the building for immediate profit, but to ensure that FarWest Savings had adequate office space in the Valley, as well as to maximize FarWest's visibility in the Valley. The deal was consummated in November 1988 with a purchase of both the building and an adjacent parking lot for $4.275 million. (Escrow Instructions -- Exhibit 39.) FarWest occupied about two floors of the building, and J.H. Financial also leased offices in the building.

          Obviously, it was in FarWest's interest to continue to monitor to see if it could sell the building for a profit, as with any real estate investment. To this end, J.H. Financial continued to solicit and receive offers on the property. To this end, J.H. Financial received the following offers:

          Projects West Corporation, 11/21/89, $3.65 million, building only. (Exhibit 40.)

          Sonne Investments, 11/23/89, $4 million, building only.
          (Exhibit 41.)

          Westway Properties, 1/11/90, $4.275 million, building only. (Exhibit 42.)

          North American Fund, Inc., 1/31/90, $3.55 million, building only. (Exhibit 43.)

          Thomas D. Long, 3/6/90, $3.75 million, building and easement. (Exhibit 44.)

          Messrs.  Sarebanne and Esfantiari, 5/17/90, $4.83 million.
          (Exhibit 45.)

          There can be no question that FarWest Savings got a good deal on the property at the time. An independent appraisal of the building conducted in November 1989 estimated the value of the building and the adjacent parking lot at $4.5 million in a market that had "softened" considerably from a year earlier. (Appraisal dated 11/18/89 -- Exhibit 46.) That appraisal indicated that the value was "composed of $3.0 million for the existing building . . . plus
$1.5 million for the adjacent land. . . ." (ID. at "Overview".) An in-house

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 19


appraisal conducted by FarWest at the same time estimated the value of the building between $2.9 and $3.3 million, with the value of the adjacent land between $1.2 and $1.5 million, for a total of between $4.1 and $4.8 million -- or a mean value of $4.45 million. (In-House Appraisal dated 11/3/89 -- Exhibit 47.) Another appraisal conducted in September 1990 placed the value of the building, without the parking lot, at $3.1 million. (Appraisal dated 9/10/90 --
Exhibit 48.) The book value of the building at the time of the purchase was $3.2 million, and the book value of the adjacent parking lot was $1.0 million. (Exhibit 32 at Chart I.) The offers received and appraisals conducted on the property, in a market that had weakened considerably, demonstrated the value of the original transaction.

          In June 1990, J.H. Financial received an offer to purchase the building for $3.8 million, with an option to purchase the adjacent land for between $1.05 and $1.1 million. (Purchase Offer dated 6/13/90 -- Exhibit 49.) Because this offer represented a substantial premium to FarWest Savings, and because FarWest would be able to continue to maintain its offices in the building under the purchase contract, it agreed to this sale. The preliminary escrow instructions were signed in July 1990 for a total purchase price, after some negotiation, of $3.875 million for the building and roughly $1.0 million for the option to purchase the adjacent land. (Purchase Contract dated 7/16/90 -- Exhibit 50.) The sale was approved by the Board of Directors on September 19, 1990. (Board Resolution dated 9/19/90 -- Exhibit 51.) The transaction closed soon thereafter. (Escrow Instructions -- Exhibit 52.) This transaction not only represented more than a half million dollar premium from the original purchase price, it was far in excess of the values of the building (set forth above) calculated by recent appraisals.

          In early April 1991, the purchaser of the Woodland Hills Building, Centaurus Capital Corporation, indicated that it was interested in acquiring the adjacent parking lot by means of its option to purchase, executed in connection with the original transaction. (Letter from Centaurus dated 4/4/91 -- Exhibit 53.) "The terms of the purchase would essentially be the same as was negotiated for the purchase of the three story building at 19935 Ventura Boulevard." (ID.) The proposal was to purchase the parking lot for $1 million with a downpayment of either 10% or 20% of the purchase price, "to be negotiated." (ID.) The next day, the RTC acknowledged receipt of the proposal and indicated, "We will respond to you

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 20


as soon as possible." (Letter from Beier dated 4/5/91 -- Exhibit 53.) Rather then accepting the offer immediately, given that the book value for the parking lot was $1 million, the RTC spent a month analyzing the transaction. During this delay, two separate memoranda concluded that the proposal "appears to be the most advantageous to both FarWest Savings, F.A. and the Resolution Trust Corporation. (RTC Memorandum dated 5/10/91 at p. 3 -- Exhibit 54; RTC Memorandum dated 5/24/91 at p. 3 -- Exhibit 55.) The Proposal was "recommended for approval as presented herein." (ID.) These analyses also correctly stated that "the likelihood of finding a buyer willing to pay more than the proposed $1,100,000 price is minimum, as this lot has the most value to the owner of the adjacent building (Centaurus)." (ID.)

          Yet, despite these recommendations, the RTC STILL did not accept the Proposal, and inexplicably did not even respond to Centaurus. A note on one draft a memorandum dated May 24, 1991, indicates "Get Legal," and thus the proposal was sent to the RTC's legal department. (RTC Memorandum dated 7/5/91 --
Exhibit 56.) This course of action is particularly baffling given that the legal department was asked to consider whether the Option Agreement was binding and whether FarWest could repudiate the Option Agreement!

          Yet, the RTC did not stop there. Legal analyses, which was performed THREE MONTHS after the original offer, concluded that FarWest was under no obligation to honor the Option Agreement since it appeared from the proposal that the purchaser wanted to make minor changes to the original transaction, such as negotiating whether the downpayment would be 10% or 20% (where the Option Agreement calls for a 20% downpayment). (Exhibit 56.) In a subsequent legal memorandum, written five weeks later, the RTC's legal department concluded that "a failure to exercise the option according to its terms results in an AUTOMATIC termination of the agreement," AND THUS A LETTER WAS DRAFTED AND SENT BY THE RTC REJECTING THE OFFER TO PURCHASE THE ADJACENT PARKING LOT. (RTC Memorandum dated 8/19/91 -- Exhibit 57; Letter from Parish dated 8/26/91 --
Exhibit 58.) This letter is dated August 26, 1991. (Exhibit 58.)

          It took four and one half months for the RTC to get around to responding to the subject offer, and then the RTC REJECTED the offer. Any failure to maximize the return on the property adjacent to the Woodland Hills building is a direct result of the questionable conduct of the RTC. Appraisals on

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 21


the parking lot conducted a few months after the proposal was received indicated that the value of the property was between $825,000 and $900,000. (Appraisals -- Exhibits 59 and 60.) Further, even if the RTC had sold the adjacent parking lot for $500,000, -- $500,000 less than proposed offer -- the total sales price for both Woodland Hills parcels would have exceeded the original purchase price paid by FarWest Savings.

10350 SANTA MONICA BOULEVARD/CENTURY CITY

          The RTC has alleged that the investment in the Santa Monica Boulevard office building adjacent to Century City was unsupported and undocumented and that investment procedures were not followed. (Letter dated April 15, 1994, p. 5). The RTC has alleged that the investment took place in "complete reliance" on the representations of Jack Herz and his purported relationship with Messrs. Belzberg and Behrle. (ID. at p. 6).

          Simply put, none of the RTC's assertions are accurate. Before this investment in the Century City office building was made, two separate inspections of the building were conducted; lease analyses were performed by Cushman & Wakefield, Coldwell Banker, Marcus & Millichap, and The Goodglick Company; a space and area analysis was performed by Space Metrix, Inc.; sales comparable analyses were performed by Coldwell Banker, Commercial Real Estate Services, Cushman & Wakefield and independently by J.H. Financial; a West Los Angeles market analysis was performed by Cushman & Wakefield; sales listings were analyzed by J.H. Financial; and financing options were evaluated by Sonnenblick-Goldman Corporation.

          As with the property in Woodland Hills, the principal purpose of this transaction was not to resell the building for immediate profit. The Century City office of FarWest had simply run out of space, and there were no options in its existing lease for additional space. A search had been conducted for some time in the Century City area by members of the Executive Committee and others to obtain additional space. The Executive Committee not only wanted to obtain space in the near term, it was interested in the building for purposes of moving its entire corporate headquarters in Century City. That is why it had such an extensive space and area analysis done of the entire building.

          Of course, should the opportunity present itself to resell the building at a substantial profit, FarWest would not

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 22


look a gift horse in the mouth. It was prudent business practice to investigate all options, including immediate resale of the building, in connection with this investment. If the building could be promptly resold at a profit, this would generate additional income to FarWest. If it could not be resold, then it would allow FarWest to obtain needed space and would function as its new corporate headquarters. Since the building was an excellent deal, there was simply no downside in the transaction. This purchase was considered by the Executive Committee on a fully informed basis and in a normal fashion for direct investments.

          Indeed, even before the purchase of the property by FarWest Savings was consummated, J.H. Financial was in serious negotiations with two separate entities and had received written offers well in excess of FarWest's actual purchase price. After the sale to FarWest, numerous additional offers were made on the property well in excess of the purchase price.

          In late February 1989, J.H. Financial obtained exclusive rights to purchase the office building at 10350 Santa Monica Boulevard in the Century City area. (Memorandum of Herz dated 3/6/89 -- Exhibit 61); Purchase Contract --
Exhibit 95.) The building had approximately 42,700 rentable square feet. (ID.)
J. H. Financial was under contract at $10 million firm with an assumable loan of approximately $5.1 million at 9.25% interest due in four years. (ID.) "The property has approximately 42,700 gross rentable with outstanding signage possibilities. This building sets up ideally for an owner/user." (ID.)

          In evaluating the transaction, J.H. Financial compared it to the sale of the Sepulveda property, which was just a short distance away. In this respect, Mr. Herz indicated:

          I think the building compares favorably with Sepulveda in economic terms. We paid $10,100,000 for Sepulveda for approximately 44,500 at $230 a foot versus $234 for 42,700 for this property. Sepulveda has no financing, this one has an assumable loan lower than current market rate. Location-wise this one is definitely stronger due to its very close proximity to Century City and its Santa Monica Boulevard address. Also, I understand the

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 23


          property across the street immediately West sold for $310 a foot a year ago.

(ID.) (SEE ALSO Memorandum from Herz dated August 16, 1990 -- Exhibit 34) (the office building at 10350 Santa Monica Boulevard "was very similar to Sepulveda both in size and our ability to sell the investment to an owner/user. The only major difference was that 10350 had a better location than 500 South Sepulveda due to its close proximity to Century City")).

          J.H. Financial further indicated that it was in the process of performing a great deal of work to further evaluate the potential merit of the transaction. Mr. Herz stated, "I am conducting our due diligence presently which includes inspections, lease abstracts, etc." (Exhibit 61.) He further states, "Keenan and myself plan to go in tonight at 6:00 p.m. to see some of the suites." (ID.)

          In a subsequent memorandum dated March 22, 1989, Mr. Herz indicated that he has "been proceeding ahead with the due-diligence on 10350 Santa Monica Boulevard." (Memorandum of Herz dated 3/22/89 -- Exhibit 62). Mr. Herz stated that he was enclosing "a copy of the updated inspection report that comments on items that have been repaired per the original report's recommendations and additional items that should be fixed." He also enclosed "a package that Greg Johnson [of J.H. Financial] has put together which includes a summary of the property, income and expense analysis and back up assumptions." (ID.) Herz further indicated that he has researched comparable sales. (ID.)

          In his March 22 memorandum, Mr. Herz commented on the results of J.H. Financial's research, which was made at the request of FarWest. He stated, "I feel after researching comparable sales and our experience with 500 South Sepulveda, that we could ask in the $12 million range (approximately $280/square foot)." (ID.) He indicated that he had already received an offer on the property. "We have already received an unsolicited written offer from Jan Development Company/Ed Czuker for $10.5 million which is their starting offer and they are expecting a counter." (ID.) He further stated that if the building is not sold immediately, his analysis showed it would still be profitable. "If we are not able to sell the building within six months from the close of escrow than we would be looking at a breakeven for 1989 and move into approximately 7.5% cash on cash return in 1990. This would be predicated on putting $200,000 into the building for tenant

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 24


improvements and leasing commissions from existing cash flow." (ID.) Finally, Mr. Herz concluded,

          I recommend the purchase of this building because I think our downside is very minimal based on our cost per foot and the fact that we are probably buying at replacement cost or below. Additionally, location being as good as it is and the lack of 40-50,000 square foot buildings on the Westside should put us in a strong position to make a substantial profit.

(ID.)

          Before the investment was considered by the Executive Committee of FarWest Savings, it insisted that J.H. Financial have performed numerous independent analyses and studies. First, a thorough inspection by construction Consultants Company was performed indicating a repair cost of only $5,900. (Inspection Reports -- Exhibit 63.) This same company performed a follow-up inspection a few weeks later indicating that the building was overall in good condition. (ID.) (After all, the building was only eight years old.) A prior inspection by the same company a year earlier came to similar conclusions. (Inspection Report -- Exhibit 64.) "[T]he improvements are in good condition, the building is structurally sound, and the construction appears to have been performed satisfactorily using good quality and appropriate materials." (ID.) In addition, a space and area analysis for the entire building was conducted by Space Metrix, Inc. to verify square footage and analyze usable area. (Space and Area Analyses -- Exhibit 65.) In this respect, Space Metrix notes, "We physically measured the location of all core walls, columns, window mullion conditions, corridors, and the tenant dividing walls of each office." (ID.)

          Various area rent analyses were then conducted by reputable entities to determine comparable lease rates, an important element in purchasing an office building. The analysis performed by Cushman & Wakefield in this respect is more than 30 pages in length and contains rental rates on 180 different leases in Century City office buildings. (Lease Analysis -- Exhibit 66.) A similar analysis performed by Coldwell Banker is 42 legal pages in length and contains comparable lease rates for almost 400 locations. (Lease Analysis --
Exhibit 67.) A separate analysis performed by

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 25


Marcus & Millichap evaluated lease rates at nine locations on Santa Monica Boulevard. (Lease Analysis -- Exhibit 68.)

          Prior to the purchase of the building, experts also were retained to analyze comparable sales. Coldwell Banker Commercial Real Estate Services performed a number of analyses of comparable sales indicating a price per square foot of between $300 and $440 on comparable property. (Comparable Sales Analysis -- Exhibit 69.) As part of its engagement, Coldwell Banker analyzed more than 30 separate transactions. A separate comparable sale analysis also indicated sales rates in excess of $300. (Comparable Sales Analysis -- Exhibit 70.) Cushman & Wakefield was retained to render a West Los Angeles Market Report analyzing market activity, lease rates, and other construction projects. (Market Report --
Exhibit 71.) For Century City, this report concluded, "Activity is expected to increase in Century City as large areas of space become available attracting large users and satisfying the growth of current tenancy." (ID.)

          J.H. Financial also analyzed comparable sales and listings in the Century City area. (Comparable Sales -- Exhibit 72.) Again, comparables indicated sales and listing rates of $300 per square foot and above on average. (ID.) Moreover, as Mr. Herz indicated, the building directly across the street had sold for over $300 per square foot a short time earlier. (Exhibit 61.) (Note that FarWest Savings purchased the subject building for $234 a square foot.)

          The appraisal report for 500 Sepulveda Boulevard, as well as the in-house appraisal analysis of that property, was also relied upon in connection with the subject transaction. (SEE Exhibits 24 and 25.) In this respect, the Sepulveda property was located very close and in the same market as the Century City property. The Sepulveda property was purchased a few months early for $230 a foot and sold for much more. Clearly, the Sepulveda property was not in nearly as good a location as the property at Santa Monica Boulevard.

          Even before the Executive Committee considered the transaction, and indeed only shortly after J.H. Financial locked up the property, J.H. Financial received an offer to purchase for $10.5 million from a respected development group, Jan Development Company. (Purchase Offer dated 3/20/89 -- Exhibit 73.) This was the same group that was a serious contender to purchase the building at Selpuveda Boulevard just a few months before, and J.H. Financial was very familiar with

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 26


them. Similarly, before the transaction closed, J.H. Financial received another offer to purchase from Wilshire Pacific Properties for $10.25 million, and he also received an oral offer to purchase from TCW Realty for $11.0 million. (Purchase Offer dated 3/26/90 -- Exhibit 74; Letter re T&W Realty -- Exhibit 92.) Again, J.H. Financial had just participated in the purchase of the property at Sepulveda Boulevard for $10.1 million with approximately the same square footage, and while Sepulveda had no financing, the $10 million transaction in Century City had an assumable loan lower than the current market rate.

          Further, in connection with the transaction, Cushman & Wakefield was retained to perform a projection investment analysis concerning the subject property. (Projection Investment Analysis -- Exhibit 75.) After running the numbers numerous different ways, it was concluded that the rate of return on the transaction was "120.7% on Cash invested of $4,889,000 based on a proposed acquisition price of $10 million," assuming that the property was purchased on June 1, 1989 and was sold on December 31, 1992. (ID.) (Even with an $11 million purchase price, and assuming the property was not sold for eight years, Cushman & Wakefield estimated a rate of return of 14.6%. (ID.)) Another analysis was performed by the Goodglick Company concerning how the purchase of the Santa Monica Boulevard property compared to the lease of additional space at 1999 Avenue of the Stars. (Purchase-Lease Comparison -- Exhibit 76.) Over a ten year period, it was estimated that the savings to FarWest realized through the purchase of the Santa Monica Boulevard property were nearly $4 million. (ID.) Finally, Sonnenblick-Goldman Corporation was retained to evaluate various mortgage financing vehicles available in connection with the transaction. (Letter from Phillips dated 5/30/89 -- Exhibit 70.)

          This extensive research occurred before the Executive Committee of FarWest Savings considered the transaction. The proposed purchase of the Santa Monica office building received an enormous level of attention and was the subject of regular discussion. Messrs. Herz and Behrle kept senior officers and directors informed of the diligence in connection with the subject transaction. The proposed investment came before the Executive Committee of FarWest on March 28, 1989, but it had been discussed in detail, and extensive diligence had been performed, prior to that time. (Executive Committee Minutes dated 3/28/89 -- Exhibit 78.)

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 27


          At the Executive Committee meeting, members took into consideration not only the studies and analyses performed in connection with the transaction, they also took into consideration the fact that there were outstanding offers on the property in excess of the purchase price and that J.H. Financial had been extremely successful just a short time earlier in making a profit on the Sepulveda property for FarWest. They took into consideration J.H. Financial's extensive experience in the commercial real estate community. J.H. Financial and Mr. Herz had been investing in Southern California real estate for approximately 20 years, with heavy emphasis over the previous ten years in office buildings, apartments, and shopping centers. The Executive Committee members also considered that the purchase allowed the FarWest Savings' office in Century City to obtain additional needed space in the short term, and would function as a new corporate headquarters in the long term.

          Following the close of the transaction in June, J.H. Financial actively engaged in marketing the property. Through regular advertising in major newspapers, as well as through contacts in the brokerage community, J.H. Financial received an enormous amount of interest in the building. It received more than 250 inquiries concerning the building, and a separate commercial brokerage firm received numerous additional inquiries as well. (Lists of Inquiries -- Exhibits 79 and 80.) A large number of offers were made on the subject property, two of which proceeded to escrow shortly after the deal was consummated. These offers are as follows:

          Equitec Properties Company, 7/25/89, $10.75 million, cash.
          (Exhibit 81.)

          Safety Investment, 9/13/89, $11.12 million. (Exhibit 82.)

          Sepp Financial, Ltd., 10/4/89, $11.3 million. (Exhibit 83.)

          Tower Holdings, Inc., 11/15/89, $11.3 million. (Exhibit 84.)

          Projects West Corporation, 11/21/89, $10.5 million. (Exhibit
          85.)

          City Center Group of Companies, 12/14/89, $10.9 million.
          (Exhibit 86.)

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 28


          Projects West Corporation, 2/6/90, Escrow agreement executed for $10.5 million. (Exhibit 87.)

          Wilshire Pacific Properties, 4/19/90, $10.25 million, accepted. (Exhibit 88.)

          Wilshire Pacific Properties, 4/23/90, Escrow instructions.
          (Exhibit 89.)

          Spectrum Partners, 5/18/90, $10.2 million. (Exhibit 90.)

          Spectrum Partners, 6/6/90, $10.2 million, accepted. (Exhibit
          91.)

          Based upon the extensive analysis performed by numerous independent entities concerning the transaction, the extensive diligence as reflected in the documentation, and the offers (and acceptances) on the property both before and after FarWest's purchase, under no circumstances can the subject transaction be considered reckless. It was entered into only with great care and only after an enormous amount of work.

          Of course, it is wholly inappropriate for the RTC to attempt to make FarWest's Executive Committee the guarantor of the real estate market in Southern California. At the time this investment was made, all indicators, confirmed by independent analyses, were that the transaction was a prudent one. At the time, no one expected the commercial real estate market in Southern California to totally collapse.

MR.  BEHRLE'S EFFORTS AND COMPENSATION

          The RTC also has asserted that Mr. Behrle had a conflict of interest because he was to receive a small percentage of the net profits for his extensive work in evaluating the various transactions proposed by J.H. Financial. First, the RTC fails to note that every member of the Board of Directors not only was fully informed of Mr. Behrle's potential interest in the profits of the subject transactions, but they expressly approved this arrangement. At the Board of Directors' meeting held on February 8, 1989, AND AFTER MR. BEHRLE WAS ASKED TO LEAVE THE ROOM (AS REFLECTED IN THE MINUTES), the Board addressed a proposed resolution to grant and approve of Mr. Behrle's interest. (Board Minutes dated 2/8/89 at pp. 4-5 and Resolution attached thereto
--

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 29


Exhibit 93). It was noted that Mr. Behrle had and would engage in extensive "efforts in identifying certain properties which made attractive investments for the Association," and to this extent was to provide "consulting, analytic, advisory, managerial and other services ('advisory services') to FarWest
Savings. . . ." (ID. at Resolution.) It was further observed that Mr. Behrle was
"a Director and member of the Executive Committee of the Board of Directors of FarWest Savings" and that his extensive efforts in attempting to identify potentially lucrative investments "are not and have not been adequately compensated." (ID.)

          After it was clarified that the interest of Mr. Behrle was in "realized profit only" -- I.E., only after FarWest Savings made money would Mr. Behrle be compensated, it was determined by the independent members of the Board that "the bonus was fair and reasonable under the circumstances." (ID. at Minutes.) The Board Resolution was "unanimously approved" by all uninterested directors. (ID.)

          There thus can be no dispute that the Board and the Executive Committee thereof were fully aware and approved of Mr. Behrle's interest in the subject transactions. They obviously took this into consideration in evaluating the proposed investments. Again, almost every member of the Board, and certainly every member of the Executive Committee, was an experienced and knowledgeable businessperson. Nor can it be said that Mr. Behrle ever voted on any of the J.H. Financial investments when they came before the Executive Committee; that was not how the Executive Committee was conducted.

          Mr. Behrle's payment for his efforts was to be received IF AND ONLY IF FarWest Savings made profit. If FarWest Savings did not make money on a transaction, then Mr. Behrle would receive nothing. Thus, Mr. Behrle's interest was directly aligned with that of FarWest -- to engage in profitable transactions. His interest was never in conflict with that of FarWest by definition.

          Mr. Behrle was contacted by J.H. Financial on a constant basis concerning different proposed transactions, and Mr. Behrle exercised his business acumen and real estate experience to reject all but a few of these proposed investments. The remaining transactions made business sense at the time as set forth above, not only to Mr. Behrle but to

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 30


the other uninterested and experienced members of the Executive Committee who approved of them.

          It should further be noted that Mr. Behrle earned only $14,000 because of his interest in any of the J.H. Financial transactions. The only transaction in which he received any profit compensation was the sale of 500 South Sepulveda Boulevard. He did NOT receive any compensation for the sale of the Woodland Hills building, although it was even more profitable.

          For all of these reasons, Mr. Behrle's small profit participation in the subject transactions was perfectly appropriate.

FIRST CITY REIMBURSEMENT

          In connection with his new responsibilities in attempting to locate real estate investments for FarWest, Mr. Behrle spent a substantial amount of time and effort -- approximately 30% of his time -- working for FarWest. (Memorandum of Lyon to Green dated 3/28/89 -- Exhibit 97). This was 30% of the time he was not working for his other employers, First City Industries and First City Development. (Obviously, First City had absolutely no interest in any of the J.H. Financial investments, and received no benefit from Mr. Behrle's work on these projects.) Thus, it was perfectly appropriate for 30% of Mr. Behrle's payroll and other expenses to be allocated to FarWest, which is exactly what occurred.

          Mr. Behrle's work involved not only communicating on a regular basis with J.H. Financial about potential investments and evaluating them, but also involved investigating and examining the condition of subject buildings, lease and lease rates therein, comparable sales rates, comparable lease rates, area and market conditions, and the identity and background of potential buyers and their qualifications. Mr. Behrle evaluated numerous transactions proposed by J.H. Financial. He also spent a considerable time participating in the negotiation of various transactions, as well as keeping the FarWest officers and-directors fully informed about the potential investments and their nature.

          Since Mr. Behrle was spending at least 30% of his time working for FarWest in attempting to locate potential real estate investments, and since the offices of First City

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 31


and its staff were being utilized in this respect, it was only fair to allocate expenses accordingly. In this respect, Mr. Behrle did not receive any extra income; rather, First City was reimbursed for 30% of Mr. Behrle's payroll and related office expenses since Mr. Behrle and his office were NOT engaged in First City projects -- Mr. Behrle and his office were working for FarWest Savings. This overhead allocation is not only wholly appropriate, it is consistent with the RTC's insistence in an earlier portion of its April 15 letter that a company be reimbursed for all expenses incurred in connection with the work for another entity. (Letter dated April 15 at p. 3).

          It was NOT the case that First City incurred and "was paid 75% of the cost of Behrle's 'staff' for their 'work' on these investments," as the RTC asserts. (ID. at p. 5). The RTC has missed the point entirely. Charles Green asked this very question in a memorandum dated March 13, 1989 -- whether First City was being reimbursed for 75% of its expenses by FarWest Savings. The RTC simply ignored the answer, contained in the memorandum from Val Lyon dated
March 28, 1989. (SEE Exhibit 94.) After evaluating the allocation, Mr. Lyon concluded that "we pay 75% of the 40% allocated away" from First City Industries. (ID.) In other words, 30% of Mr. Behrle's payroll and related office expenses were paid by FarWest Savings because this was the amount of time "dedicated" to the work for FarWest. Mr. Lyon also correctly notes that this transaction was not an intercompany charge since neither FarWest Financial nor FarWest Savings is a subsidiary of First City Industries. Hence, this expense allocation is perfectly fair and appropriate.

RECOUPMENT OF J.H. FINANCIAL'S ADVANCES

          All of the advances for profits and office expenses made to J.H. Financial were fully recouped through profits made in the Sepulveda Boulevard and Ventura Boulevard transactions. The RTC notes that J.H. Financial received $478,660 in advances in this respect. The RTC does not observe, however, that $214,816 of this amount was recouped by FarWest Savings in connection with the sale of the Sepulveda Boulevard property. (Memorandum of Lyon dated 5/4/89 at entries for "J.H. Financial Operation Pmts." and "Jack J.H. Financial" --
Exhibit 17). After the recoupment of these advances, the profits made by FarWest Savings in connection with the transaction where $203,048. (ID. at entry entitled "ACFC"). In addition, the sale of the Woodland Hills building was made at a profit of over $500,000 to FarWest Savings,

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 32


thereby resulting in a full recoupment of the additional J.H. Financial balance with a substantial profit of roughly $250,000 to boot (without taking into consideration the money earned in leasing the subject building before it was sold, since it generated income in excess of the debt service). (Exhibits 31-33.)

          It also should be noted that of the monthly overhead allocation made to J.H. Financial, roughly $4,000 of it was being paid back to FarWest Savings every month for rent, resulting in an additional recoupment of $40,000 or more. (SEE, E.G., J.H. Financial Lease Agreement -- Exhibit 96). Further, the monthly overhead payments advanced to J.H. Financial for its work in attempting to locate and negotiate real estate investments for FarWest Savings on a full-time basis were not nearly enough to cover actual overhead costs of J.H. Financial. J.H. Financial's actual costs were in the neighborhood of $18,000 to $19,000.
In addition to the identification of overhead expenses set forth in J.H. Financial's agreement with FarWest dated April 1, 1988 (SEE J.H. Financial Agreement at Chart A -- Exhibit 97), which amount to $13,800, J.H. Financial paid $2,000 more in rent (note: directly to FarWest Savings), retained an employee to conduct due diligence at a cost of roughly $2,500 per month, and paid substantial additional sums per month for advertising expenses. Again, during this period J.H. Financial and its office were engaged FULL-TIME in attempting to locate real estate investments for FarWest Savings. (SEE J.H. Financial Agreement at Paragraph 2.1 -- Exhibit 97) (J.H. Financial shall furnish to FarWest his "entire and exclusive" efforts).

          Although J.H. Financial was working exclusively for FarWest and thereby incurring substantial overhead expenses, FarWest insisted in negotiating the J.H. Financial Agreement in such a way as to allow it to recoup these expenses rather than pay outlays. It further insisted that it recoup these expenses BEFORE net profits on a transaction were calculated. If J.H. Financial and its staff became employees of FarWest Savings, the overhead costs incurred would have been substantially in excess of what was actually paid, to say nothing of employment benefits.

                                       V.
                          PANORAMA PARTNERS' INVESTMENT

          The RTC's contentions regarding Panorama Partners, contained in one paragraph on page 6 of its April 15 letter,

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 33


similarly misconstrue the actual circumstances. A great deal of careful consideration was given prior to this investment, and there can be no doubt that, at the time, the transaction was an extremely favorable one. Contrary to the RTC's assertion in its April 15 letter, there WAS a signed resale contract (complete with joint escrow instructions) at the time the purchase of the property by Panorama Partners was made, which contract provided for payment of $2.75 million in excess of the purchase price of Panorama Partners. This investment also was made when the institution was in a very positive financial position, before FIERRA was passed.

          Moreover, contrary to the RTC's assertion that "[n]o buyer has ever entered into a contract to purchase the property," there were at least four underlying contracts entered into to purchase the property for millions of dollars in excess of the $9 million purchase price paid by Panorama Partners in November of 1988. There were also numerous additional offers to purchase the property in this respect. Indeed, an appraisal of the property in August of 1990, nearly two years after the original purchase, placed the value of the property at $10.39 million, or $1.39 million above the original purchase price.

          Particularly troublesome is not the decision to enter into the transaction, but the RTC's decision in February of 1991 to "decline," without any serious consideration, a $12 million offer to purchase the property by a respected buyer. This rejection of a serious offer appears to have occurred notwithstanding a favorable written recommendation of Mr. Mandelbaum.

          In connection with the original purchase of the property, a great deal of research was conducted. First, a thorough written audit of the property was conducted by ICF Technology Incorporated. (Inspection Report dated 8/10/88 --
Exhibit 98.) The report found no significant problems. Another extensive written report performed by Diagnostic Engineering Inc. also was evaluated. (Inspection Report dated 10/29/87 -- Exhibit 99.) While this report concluded that there was some evidence of asbestos in pipe elbow insulation and various floor tiles (and not in other building materials), the total cost to address these items was only $15,580. (ID. at p. 1.) Various members of the Executive Committee also personally inspected the premises.

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 34


          In evaluating the investment, significant research was performed concerning comparable sales in the area by various of the Panorama Partners. In this respect, Joseph Haddad, one of the principal partners in the transaction, was a very experienced real estate syndicator and the owner of real estate approximating $100 million. His expertise in this respect was well known, and his analysis of the transaction was thought to be reliable. In addition, Zvi Ryzman was an experienced and respected investor who also assisted in evaluating the transaction. Various brokers were consulted to determine market prices. Various of the Panorama Partners had done very similar deals in the same area, and their experiences were extremely useful. As significant was the fact that major real estate syndicators, the other partners, were willing to invest $2 million of their own cash into the investment.

          Also taken into consideration were the numerous offers that had been received by various of the other Panorama Partners for the purchase of the property as of November 1988, when the investment was considered and finalized by FarWest. All of these offers were for millions of dollars above the proposed $9 million purchase price. In this respect, Mr. Mandelbaum had locked up the property with a purchase agreement in July 1988, and he thus was able to begin to solicit interest in reselling the property. The following offers on the property were made to the Panorama Partners before the ultimate purchase for $9 million in November 1988:

     Fifty-Fivecal Inc.       8/2/88    $11 million              cash
     (Exhibit  100)

     VISA Development Co.     8/11/88   $11.75 million           cash
     (Exhibit  101)

     B.W. Brody Company       8/19/88   $11 million
     (Exhibit  102)

     B.W. Brody Company       10/10/88  $11.75 million
     (Exhibit  103)

Indeed, two of these offers resulted in signed purchase contracts for the property. A signed agreement with Fifty-Fivecal Corporation was executed on April 3, 1988 to purchase the property for $11 million. (Purchase Contract --
Exhibit 104.) Similarly, a signed purchase contract was executed with B.W. Brody, a major construction firm, on

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 35


October 12, 1988 to purchase the property for $11.75 million. (Exhibit 103.)

          On October 17, 1988, a purchase agreement with joint escrow instructions was executed by B.W. Brody Construction Company and Panorama Partners. (Escrow Instructions -- Exhibit 105.) This resale agreement with joint escrow instructions was pending at the time that Panorama Partners purchased the property in November of 1988 (Exhibit 106), and certainly was a principal inducement to make the investment. Amended escrow instructions were filed in November of 1988, and on January 12, 1989, a revised purchase agreement with joint escrow instructions was executed with B.W. Brody Construction for a sale price of $12.15 million. (Revised Escrow Instructions -- Exhibit 107.)

          The BRODY transaction apparently failed because of zoning changes on the property which occurred AFTER the property was originally purchased by Panorama Partners. (Letter from Brody dated 2/24/89 -- Exhibit 108.) In this respect, an Interim Control Ordinance, adopted by the Los Angeles City Council on December 20, 1988, prohibited the issuance of building permits for the construction of commercial or industrial structures, or the development of residential uses, on a tract of land encompassing the subject property for a period of one year. (Interim Control Ordinance -- Exhibit 109.) The final ordinance was passed by the Los Angeles City Council on October 4, 1989, although it was "disapproved by the Director of Planning . . . on behalf of the City Planning Commission with the recommendation that it NOT be adopted."
(Final Ordinance -- Exhibit 110). Obviously, none of the Panorama Partners have any control over the vagaries of the Los Angeles City Council.

          After the Brody deal fell through, the Panorama Partners continued to receive numerous substantial offers on the subject property. All of these offers were for millions of dollars in excess of the $9 million purchase price. These offers are as follows:

     Gross Enterprises             6/2/89    $11 million
     (Exhibit 111)

     Gross Enterprises             7/17/89   $11.5 million
     (Exhibit 112)

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GIBSON, DUNN & CRUTCHER


Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 36



     Lincoln Property Company      7/27/89   $12.5 million
     (Exhibit  113)

     Puma Development, Inc.        7/26/89   $10   million
     (Exhibit  114)

     Gross Enterprises             8/23/89   $12.5 million
     (Exhibit  115)

     Michael Robbins               1/16/89   $12   million
     (Exhibit  116)

     Hopkins Development Co.       6/19/90   $11.85 million
     (Exhibit  117)

     Projects West Corporation     12/12/90  $13   million
     (Exhibit  118)

     Projects West Corporation     2/4/91    $12   million
     (Exhibit  119)

of these offers, two of them were accepted and resulted in signed purchase agreements. On November 30, 1989, Panorama Partners entered into a purchase agreement with escrow instructions with Michael Robbins for a purchase price of $12 million. (Purchase Contract -- Exhibit 120.) On March 27, 1990, Panorama Partners entered into a purchase agreement with escrow instructions with Gross Enterprises, Inc. for a purchase price of $12.5 million. (Purchase Contract --
Exhibit 121.) Unfortunately, neither of these purchase contracts came to fruition for various reasons. They do demonstrate that this certainly could not be considered a reckless investment.

          This is confirmed by a detailed appraisal of the property conducted on August 6, 1990, at the request of the office of Thrift Supervision. (Appraisal -- Exhibit 122.) The appraisal analyzed improved sale comparables, land sale comparables, rental comparables, and cost and income capitalization analyses. (ID.) The appraisal concluded unequivocally that the value of the property was $10.39 MILLION at that time, in a real estate market that had softened somewhat from November of 1989. (ID.) An in-house examination of the appraisal and a field inspection of the subject property by the Major Loan Appraisal Department at FarWest care to the written conclusion that the appraisal was

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 37


accurate. (In-House Appraisal Review dated 8/17/90 -- Exhibit 123.) "This appraisal report is in compliance with Association Policy and established appraisal practice. I have, therefore, APPROVED this report. Development and support of all appropriate approaches to value are adequate. The associated value indications are within acceptable ranges." (ID. at p. 1.)

          Our clients are particularly concerned that the RTC is attempting lay blame at their feet when it was the RTC that rejected, apparently without any substantive analysis, a $12 million offer by a respected buyer to purchase the property in March 1991. In this respect, Projects West Corporation made a written offer to purchase the site for $12 million on February 4, 1991. (Exhibit 119.) The offer contained an option to allow Projects West to conduct additional diligence in connection with the transaction. (ID.) The offer was accompanied by an extensive resume of Projects West Corporation illustrating their expertise and experience in acquisition and development projects, and it included a list of select Projects West developments, numerous properties owned by Projects West, numerous properties managed by Projects West, an entire developer's team for the project, and accounting, legal, banking, and construction lending references. (Projects West Resume -- Exhibit 124.) As an example of the experience of Projects West, its chairman had over 27 years experience in the real estate development business, owning, operating, and managing over 7,000 apartments and 2,000,000 square feet of residential/industrial space. (ID.) The resume also notes, "The list of the over 300 buildings owned and directly supervised by [the chairman] from 1967 to 1984 is available on request." (ID.)

          On February 11, 1991, Mr. Mandelbaum sent the offer letter he received to FarWest Savings recommending that it be accepted. (Letter of Mandelbaum dated 2/11/91 -- Exhibit 125.) He stated explicitly, "I would recommend signing letter and we should talk about the offer." (ID.) A handwritten note on the Mandelbaum letter, apparently written in-house at FarWest savings, states "Let's go over this." (ID.) However, there is no documentation whatsoever of any substantive review of the proposal in any of the files produced by the RTC. Nor is there any indication that anyone at the RTC called to check on any references of Projects West or called to obtain additional information concerning the experience of Projects West. No counter-offer was ever made. Rather, on an RTC

GIBSON, DUNN & CRUTCHER

Robert, W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 38


asset review sheet, it is simply noted that the "Disposition of Offer" is "DECLINED." (RTC Status Sheet -- Exhibit 126.) It is also noted that any "Counter Offer" is also "DECLINED." (ID.) This is true despite the fact that the asset review sheet states expressly that the appraised value of the subject building was $10.39 million on July 1990, and thus that the amount of the subject offer was almost $2 million more than the appraised value. (ID.)

          The only evidence of any communication whatsoever with Projects West concerning the offer is a communication dated February 15, 1991 which indicates that "we will initiate analyses to determine whether or not the proposal meets our requirements." (Letter from Bossio dated 2/15/91 -- Exhibit 127.) It states further, "In any event, you will be contacted as soon as possible with respect to the status of your proposal." (ID.) There is no evidence that Projects West was ever contacted. Rather, in a letter to another potential purchaser, written two weeks later, who similarly submitted a written offer for the building, the RTC similarly declines to substantively respond. (Letter from Bossio dated 3/26/91 -- Exhibit 128.) This letter states, "As you are aware, we are currently under Resolution Trust Corporation ("RTC") Conservatorship. At this time, it has been determined that it is in everyone's best interest to hold acceptance, rejection or counter to any and all proposals for the purchase of this property until all facts are known and current." The letter concludes, "We understand the problems associated with the delay of this type and appreciate the inconvenience it may cause you. Hopefully, you will still have interest at such time as we can properly respond." There is no evidence that the RTC ever got back to any of these potential purchasers.

          The conduct of the RTC in refusing to respond affirmatively to these offers, although it was in possession of a complete appraisal of the property, is without justification. Complaints about the "inability of the IPR [the RTC's management firm] and the RTC to take any concrete steps to sell the property" continued into 1992. As stated by an interested party, "I am aware of several offers, but find it incomprehensible why you do not either accept one of the offers or do something to solicit new offers. The solution is certainly not to sit on your hands and do nothing." (Letter from Haddad dated 5/27/92 -- Exhibit 129.)

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 39


                                       VI.
                                 BACCALAS' LOAN

          We have been informed that the RTC does not intend to pursue any issues in its letter dated April 15, 1994, concerning the J.L. Construction loans for River Run, Metro Center II and Dublin Meadows. In this respect, in response to our clients' request to examine the loan files relating to these transactions, which were not produced by the RTC, we were informed that the RTC is not making a claim with respect to any of the above-referenced loans made to J.L. Construction Company. (Letter from Battaglia dated 6/23/94 -- Exhibit 130.) We were informed that the only loan at issue in the section of the April 15 letter entitled "Loans to J.L. Construction" is a loan to Aldo and Karen Baccala, and we have confirmed this to you in writing. (ID.) We thus will only address the Baccalas' loan in this section.

          On the face of the loan package, it is simply preposterous for the RTC to assert that the Baccala loan was somehow reckless. Out of a total purchase price of $11.27 million, the subject loan on entitled property was $5.55 million, WITH AN EQUITY TO COST RATIO OF 50.75%. (Executive Committee Minutes dated 9/19/89 -- Exhibit 131; Executive Loan Summary dated 9/8/89 -- Exhibit 132; Recommendations to Executive Committee dated 9/15/89 -- Exhibit 133.) The loan to value ("LTV") ratio was only 58%, far below what OTS regulations considered to be a favorable loan even today after FIERRA. (ID.) Today's OTS regulations provide that a loan to value ratio for entitled land ("Land Development") of up to 75% is appropriate. (12 CFR Section 563.101 at Appendix
A to subpart D of part 563, entitled "Interagency Guidelines for Real Estate Lending.") Even if the subject loan were for "raw land" as the RTC mistakenly asserts, a loan to value ratio of up to 65% is deemed appropriate by the Office of Thrift Supervision. Obviously, the OTS standards were implemented to reflect what loans were appropriate, and it is absurd to suggest that a party can be deemed "reckless" in making a loan which is so clearly within even the strictest OTS standards imposed under FIERRA.

          If that were not enough, the loan per unit on the Baccala loan is $12,065, OR 69% OF AVERAGE SALE COMPARABLES PER UNIT, which was $17,500 at the time the loan was made. (Exhibits 131-133.) Further, there can be no question but that all underwriting standards were followed in connection with the subject loan, which even the RTC admits. (Letter

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 40


dated April 15 at p. 7.) In this respect, appraisals on the subject property placed the value at or about the purchase price for the property itself. Further, FarWest Savings not only had a first trust deed on the property, it also had a RECOURSE loan against all of the assets of the Baccalas. In this respect, "The Borrowers were a credit worthy real estate broker and has experience in land banking for developers." (Exhibit 133.)

          The proposed loan was the first item of business at the Executive Committee meeting of September 19, 1989. (Exhibit 131.) As reflected in the minutes, the loan was fully evaluated by the experienced members of the Committee and received approval after discussion. (ID.) The minutes state, "The strength of the transaction is the low LTV of 58%. Underwriting performed a limited economic analysis using Borrower's proforma rents and expenses. Based upon these numbers, an NOI of 10.9% and DSC of 1.04 were calculated." (ID. at p. 2.)

          Further, the Executive Committee had no knowledge whatsoever that J.L. Construction may somehow be involved in the transaction, or that a previous loan to J.L. Construction had been rejected. There is nothing in the Executive Summary prepared by the Major Loans Group that even mentions J.L. Construction Company (Exhibit 132), and there is nothing in the recommendation from the Major Loans Group to the Executive Committee that mentions J.L. Construction. (Exhibit 133.) Further, there is nothing in the minutes of the Executive Committee meeting where the loan was approved which in any way references J.L. Construction. (Exhibit 131.) To the contrary, the "[e]quity contribution by PMC" was discussed, and it was noted that there was "[n]o FarWest construction loan commitment." (ID. at p. 2.) No interest of J.L. Construction was ever recorded on the property, as is evident by the RTC's title search dated April 15, 1992, which reflects no such interest. (Title Search -- Exhibit 134.)

          It is also simply wrong to suggest that the Baccalas brought nothing to the transaction. The Baccalas brought $5.72 million in cash, all of which was subordinate to the interest of FarWest Savings. (Exhibits 131-133.) This money was provided by S.L.G.H. Investments, Inc., which took a second trust deed on the property, and apparently by Property Mortgage Company, Inc., which took a third trust deed in the property. (Exhibit 134.) These investors apparently felt that there was sufficient equity and promise in the property

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 41


to make substantial investments. That it was their money at risk, instead of Mr. Baccala's, is immaterial. Again, the entire hard cash investment was subordinate to FarWest Savings.

          After an extensive analysis, which included an evaluation of financial statements, appraisals, environmental reports, land sales comparables, and an extensive financial analysis, the Major Loans Division concluded, "The site enjoys an excellent location within the master planned community of Corona Hills. Based upon the facts presented above, we feel this is a good transaction for the Association and recommend approval as presented." (Exhibit 133.)

          It has been suggested to the RTC that the $9.5 million appraisal in connection with the underwriting was somehow concocted to "[cover] the purchase transaction," and this apparently is a principal basis of a claim of
recklessness by the RTC.    (SEE Memorandum from Swartz to Helstowski dated
12/14/93 -- Exhibit 135.) Ms. Swartz concludes, "The appraisals certainly raise questions in my mind about unsound lending practices in justifying a sales transaction with an appraisal in the like amount." (ID. at p. 2.) In this respect, Ms. Swartz suggests that there are questions about the value given an appraisal from J.L. Construction dated August 16, 1989, "reflecting the land value 'as is' at $6,875,000." (ID. at p. 1.) "Prudent underwriting should have dictated meaningful dialogue and requests for the [reconciliation of the] great variances between the two appraisals."

          Not only did the Executive Committee have nothing whatsoever to do with underwriting in connection with the loan, but Ms. Swartz's analysis, upon which the RTC apparently bases its conclusion of recklessness, is simply incorrect. It is true that FarWest Savings conducted an extensive in-house appraisal review of the subject property in September of 1989 and concluded that its market value was $9.5 million, or $20,696 per proposed unit. (In-House Appraisal dated 9/15/89 -- Exhibit 136.) Note that the land area for the proposed Baccala loan was 21 acres, upon which construction of 460 apartment dwelling units was to take place. (ID. at V.) Contrary to the contentions of Ms. Swartz, the independent appraisal conducted two weeks earlier came to a VIRTUALLY IDENTICAL CONCLUSION considering different comparables. It is true that this independent appraisal concluded that the property appraised had a land value of $6.875 million.

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 42


(Appraisal dated 8/16/89 -- Exhibit 137.) However, this appraisal was for a smaller plot of land, not for the larger tract of land proposed to be purchased by the Baccalas. This appraisal was for a "land area" of 15.6 acres and for a development project of only 336 apartment units. (ID. at "Summary Salient Facts & Conclusions.")

          Extrapolating the independent appraisal to the full acreage of the Baccala loan, the appraised value of the subject property becomes $9.26 million. Indeed, the independent appraisal indicates that the price per unit is $20,193. (ID. at p. 32.) Multiply this by the number of units to be constructed in connection with the Baccala loan, and the appraisal values the subject property at $9.29 million using this method. Thus, both the in-house appraisal and the independent appraisal conducted two weeks earlier were virtually identical for substantive purposes, placing the value of the subject property at more than $9 million, with an equity to cost ratio of approximately 50%.

          Indeed, appraisals as late as June 1991 conducted by the RTC indicated that the subject property had value in excess of the amount of the FarWest loan. (Appraisal dated 6/19/91 -- Exhibit 138; Appraisal dated 6/28/91 -- Exhibit 139.) At the same time, the appraisal noted that the real estate markets in Southern California had taken a significant downturn as the region suffered from the significant recession. "Since acquisition in 1989, the market has taken a significant down-turn in value trending. This is evidenced by the fact that there have been little to no apartment land acquisitions that have occurred since the subject acquisition." (ID. at p. 11.) (SEE ALSO Appraisal dated December 19, 1992 at p. 36 ("primarily because of the recession and soft housing market, recent Inland Empire raw high density residential land sales are scarce")).

          It is inappropriate and unfair for the RTC to assert that this or any other loan was "reckless" because of the unprecedented downturn in the real estate market in Southern California since 1989, particularly in the commercial real estate market. The Executive Committee of FarWest Savings can hardly be considered the guarantors of economic fortune. Should the RTC be considered reckless in not promptly disposing of this and other property when it took over FarWest Savings in January 1991, as commercial real estate values continued to decline even more precipitously than before?

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 43


          This was a loan where all OTS guidelines for loan to value ratios were observed, where the underwriting of the transaction was properly performed, where two separate appraisals placed the value of the property at 50% above the subject loan, where there was a substantial hard cash investment of more than $5 million which was subordinate to FarWest's interests, and where FarWest not only had recourse against the subject collateral but also against the substantial additional property and assets of the Baccalas. This loan was fully analyzed and approved by the underwriting department, and the Major Loans Group, and based on this recommendation it was ultimately approved by the Executive Committee after discussion.

          This loan was not made to J.L. Construction Company. It was made to the Baccalas who personally guaranteed the loan with their individual assets, as well as with the property itself. The hard cash of more than $5 million put in the transaction did not come from J.L. Construction Company, it came from S.L.G.H. Investments. The Executive Committee which considered the loan certainly had no knowledge of any past, pending or future involvement by J.L. Construction Company. Indeed, the first document that appears in the file that even mentions an Agreement between J.L. Construction and the Baccalas is a letter from legal counsel dated April 9, 1991, after the RTC took over FarWest Savings and long after the loan was made. (Letter from Klausner dated 4/9/91 --
Exhibit 140.) Indeed, because there was no reference to this Agreement in any files of FarWest Savings, the RTC contacted J.L. Construction in July 1991 to obtain a copy of the Agreement. (Letter from Moss dated 7/18/91 -- Exhibit 141.) Upon review, it is not surprising that the Agreement was not in FarWest's loan files. The Agreement was executed AFTER the loan to the Baccalas was made. (Agreement dated 10/18/91 Exhibit 142.) Moreover, the terms of the Agreement were contingent on J.L. Construction obtaining a construction loan. (ID. at Paragraph 5.) FarWest never made any such loan to J.L. Construction. The purchasers and owners of the property were very clearly the Baccalas.

          Nor can the loan conceivably be said to violate the provisions covering the loan to one borrower limitation. First and foremost, J.L. Construction was NOT the borrower. The loan was made and secured by the Baccalas with additional hard cash provided by other investment entities. (Loan Documents -- Exhibit 143.) Of course, the Baccalas were going to have to secure the services of a construction company in

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 44


order to develop the land -- that does not mean that the loan made by FarWest Savings is deemed to made to that construction entity. The applicable regulation defines "one borrower" to mean "[a]ny person or entity that is, or upon the making of a loan will become, the obligor on a loan. Provided that a guarantor shall not be included within the meaning of 'obligor' if, in connection with a loan or other extension of credit, the insured institution has determined, in good faith, that the primary obligor has qualified for the loan or extension of credit irrespective of the existence of the guarantor." (12 CFR
Section 563.9-3(a)(1)(a) (1989)). The Baccalas were the sole obligors on the subject loan. They are the ones that qualified for the loan irrespective of anyone else.

          Second, even if the $5.5 million loan had been to J.L. construction (which it clearly was not), this would not have violated the loan to one borrower regulations in effect at the time. It must be remembered that as of the date of the subject loan, the new loan to one borrower limitations had not even been proposed, let alone finalized, by the Office of Thrift Supervision.
It was on March 27, 1990, that the OTS published "Interim Final" regulations, effective immediately, that interpret the loan to one borrower limitations contained in FIRREA. (55 Fed. Reg. 11294 (March 27, 1990)). The comment period for these regulations closed on May 29, 1990. The OTS published final regulations on July 10, 1990. (55 Fed. Reg. 28144.) Indeed, the OTS did not provide any guidelines concerning interpretation of the loan to one borrower limitations of FIRREA until it issued Thrift Bulletin 32-2 on December 27, 1989, two months after the subject loan was made. Further, in Thrift Bulletin 32 issued in September 1989, the Bulletin advised that issues such as "the capital and other differences" between national banks standards and savings association standards are unresolved and under review by the OTS. (Thrift Bulletin 32 (September 1989)). The OTS advised savings associations that "no determination has yet been made" concerning the applicability of the lending limitation regulations and interpretations of the Office of the Comptroller of the Currency. Indeed, even as late as March 1990, hearings were held in Congress concerning the loan to borrower provision because of an apparent regulatory impasse between the OTS and the OCC on the issue of establishment of a transition period for implementation of the loan to one borrower provisions. (House Banking Committee, Subcommittee on General Oversight and Investigations, on 2/7/90.)

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Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 45


          Since the RTC has not produced any files relating to the prior application by J.L. Construction Company for a loan on the subject property, it cannot be determined why that particular loan was denied. It is apparent from an appraisal in the Baccala file that the J.L. Construction application concerned property different from that in the Baccala application. (Exhibit 137.)

          Although no loans to J.L. Construction Company are at issue, it must be emphasized that "the company had an extremely positive history in the construction industry, and did not have "a history of aggressive risk-taking" as the RTC asserts. A Credit Review for J.L. Construction Company dated April 18, 1990, notes that the company has succeeded [as a development company] as demonstrated by the following: to date, the company has built, sold and paid off 5 apartment projects, totalling 1,030 units for an aggregate sales price of $80,050,000. The company has sold an additional 750 units, or 4 apartment project[s], currently in escrow, three of which are substantially complete. Finally, J.L. Construction has completed another two projects, totalling 514 apartment units, currently in lease-up (at least 74% leased) and being marketed for sale." (Credit Review dated 4/18/90 at p. 2 -- Exhibit 144.) Further, the review notes that the balance sheet for J.L. Construction reflected 1989 total assets of $182,918,000. (ID. at p. 3.) Experience with other lenders and references indicates that J.L. Construction was well respected at the time. (ID. at pp. 1-2.) The Credit Review concluded, "Based on J.L. Construction Company's historically financial performance, FarWest's specific experience and that of other lenders, J.L. Construction Company builds a quality project quickly, selects superior sites and is able to sell these projects, some well in advance of completion, at a significant profit." (ID. at p. 4.) While the construction company did experience some cost overruns, these overruns "have typically' been funded by J.L. Construction Company, primarily through cash-flow or equity partners. In spite of these overruns, the company has shown considerable, positive net income." (ID.)

                                      VII.
                       BUTTERFIELD & MASON LINE OF CREDIT

          The allegations of the RTC with regard to Butterfield & Mason are similarly in error. At the outset, it must be noted again that FarWest Savings was in a secure capital position when the transaction was entered into and during the time modifications were made. FarWest was not put

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 46


into a more difficult financial position until it was legislated out of significant investment markets by FIERRA. Further, as emphasized in more detail above, the RTC gives no credit to the extensive experience of the members of the Executive Committee in evaluating and approving the original line of credit. Of course, the Executive Committee was not involved in the day to day administration of the line of credit, to the extent the RTC's claims are related to such conduct.

          On July 7, 1988, Warren Ashmann sent a proposal to Fred Kayne at FarWest Savings and Loan "requesting a line of credit to continue my financing business." (Proposal dated 7/18/88 -- Exhibit 145.) This proposal arrived at FarWest in the same manner that numerous other proposals arrived, in the ordinary course of business. At the time, Fred Kayne knew of Warren Ashmann as a member of the business community and through charitable affairs. Ashmann was NOT a personal or social friend of Kayne's.

          Initially, Fred Kayne, C.E.O. and a member of the Executive Committee, met with Ashmann about the proposal, thought it had promise, and referred it to Charles Green for his review. Mr. Green was then C.F.O., Executive Vice President and member of the Executive Committee. After meeting with Ashmann, Charles Green also believed that Ashmann's proposal had merit and presented it to the full Executive Committee, with Fred Kayne's approval. (All of the Executive Committee minutes for this period of time are not in the files produced by the RTC. These minutes reflect a thorough consideration of the proposed transaction by Executive Committee members.) After presentation to the Executive Committee, William Belzberg, Chairman of the Board and member of the Executive Committee, also met with Warren Ashmann to discuss the proposal. Ultimately, the Executive Committee approved the deal.

          Charles Green, CFO, Executive Vice President, and member of the Executive Committee, was put in charge of negotiating the details of the Ashmann deal and getting proper attorney review and documentation, and he thus became the supervising officer. Mr. Green hired the experienced law firm of Manatt, Phelps to assist him in this respect. The process of arranging the transaction took over three months of review and negotiation. A deal was signed in November 1988. The documentation for this deal was carefully drafted (comprising about 100 pages with exhibits, including a 29-page agreement

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 47


(Exhibit 146), a 21-page guarantee (Exhibit 147), and related documents (Exhibit
148)).

          Before the deal was consummated, extensive due diligence on Warren Ashmann and his business interests was performed. At least two investigation firms were retained to evaluate Mr. Ashmann and obtain credit and related information, the respected firm of Murphy and Maconachy, Inc. and Research Reports, Inc. Both these firms issued favorable reports. (Investigation Reports -- Exhibits 149 and 150.) Moreover, and contrary to the express representations in the RTC's April 15 letter, all of Mr. Ashmann's pertinent financial information was obtained and evaluated, including financial statements and tax returns for all of his interests. This information is TWO INCHES thick. (Ashmann Financial Information -- Exhibits 151 to 153.)

          Butterfield & Mason was a small privately held mortgage company that would lend money on first, second, and third trust deeds, often obtaining multiple collateral for the loan. It would do its own internal appraisals and evaluations, document the transactions, and fund the deals. The principals had a successful record of lending in this manner with a history of good quality borrowers.

          The nature of the deal between FarWest Savings and Butterfield & Mason was as outlined in the Manatt, Phelps agreement of approximately 100 pages, including exhibits, and can be summarized as follows:

          1. Initially, the transaction was to be a $5.0 million revolving loan. It was documented in the form of a Note and Revolving Credit Agreement ("RCA") signed by Charles Hall, Sr. Vice President, and dated as of November 3, 1988 (Exhibit 146);

          2. This loan was increased from $5 million to $10 million. It was documented in the Amended and Restated Revolving Credit Agreement dated as of November 3, 1988, and signed by Charles Hall, Sr. vice President (Exhibit 154);

          3. Mr. Ashmann and his wife guaranteed 50% of the Repayment Deficiency as defined in paragraph 6.3 of the guarantee (Exhibits 147 and 154);

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 48


          4. To secure the obligations of the Ashmann guarantee, the Ashmanns granted a security interest in "eligible collateral" initially worth $2.0 million, and in the stock of Butterfield & Mason. (ID.) (There were later modifications which are described below increasing the "eligible collateral");

          5. To further secure the RCA, a first priority security agreement was also granted in the underlying collateral (IE., the loans made by Butterfield & Mason) (ID.);

          6. FarWest was to receive Prime plus 1.5% plus 50% of the net profits. (ID.) IN THIS RESPECT, FARWEST RECEIVED A CHECK FOR $1.0 MILLION IN NET PROFIT AFTER THE FIRST YEAR (I.E., IN 12/89) (Letter from Ashmann dated 12/28/89 -Exhibit 155);

          7. It was contemplated at the outset that this deal would evolve and that it was going to be funded in $5.0 million increments as approved and recommended by the supervising officers of the savings and loan and the ACFC subsidiary. A Loan Brief plus supporting materials was prepared, reviewed and approved by three individuals prior to the advance of the original $5 million to Butterfield & Mason. (Loan Brief dated 11/3/88 -- Exhibit 167.)

                     Charles Hall and Charles Green and/or Fred Kayne reviewed, and at least two of these three individuals (and often all three) approved, all modifications to the Revolving Line of Credit, including all requests and applications for increases in the line. (Modifications -Exhibits 156 to 166.) All standard internal procedures of the financial institution were followed and the applications for additional loans were approved and documented in accordance with the Board of Directors' guidelines and the approval process set up by FarWest Savings.

                    Additional steps were taken to modify the Loan Brief
               whenever additional advances or

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Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 49


               modifications were sought. An analysis was performed, charts of Eligible Collateral and Eligible Loans were provided, default rates were discussed, portfolio summaries were performed, Collateral Valuation worksheets were prepared, status reports were provided, checks and balances were maintained in place, and all standard procedures implemented for this type of investment were followed in connection with these Modifications. It is interesting to note that in Modification "F" dated April 26, 1990, it states on page 3: "Since inception, there have not been any losses associated with Butterfield & Mason's direct lending program." (Exhibit 156.)

                    Specific procedures were instituted for funding and
               servicing the loan, and these procedures were followed. A summary of these "Butterfield & Mason Loan Documents/Procedures" is set forth in a memo dated January 24, 1990 from Charles Hall/Jeneco Johnson to St. John Bannon. (Memorandum from Chic Hall dated 1/24/90 -- Exhibit 168.) However, the important attachments to this memorandum were not produced by the RTC. Indeed, almost ALL of the written documentation which preceded each increase in the credit line was not produced by the RTC.

          5. As each $5.0 million loan increment occurred after the initial $10 million, it was required that Ashmann's security and "eligible collateral" was to be increased by a relative percentage as follows:

               a. The loan was increased from $10.0 to $15.0 million on 3/2/89 and Ashmann's security and eligible collateral was increased from $2.0 to $3.0 million (Exhibits 169 and 170);

               b. The loan was increased from $15.0 to $20.0 million on 4/89 and Ashmann's security and eligible collateral was increased from $3.0 to $4.0 million (Exhibits 171 and 172).;


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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 50


               c. The loan was increased from $20.0 to $25.0 million on 6/7/89 and Ashmann's security and eligible collateral was increased from $4.0 to $5.0 million (Exhibits 173 and 174);

               d. At all times, the Ashmanns were responsible for 50% of the repayment deficiency under Paragraph 6.3 of their guaranty. (SEE Exhibits 147 and 154).

          Charles Green was initially in charge of over-all supervision of the Butterfield & Mason program as Supervising Officer. Charles Hall, Senior Vice-President of the Savings and Loan and ACFC and an experienced loan officer, signed the loan agreement and was put in charge of the day-to-day supervision by Charles Green. Mr. Hall had two people working for him on the Butterfield & Mason matter, Jenece Johnson and Janet Hansen, both of whom were also in constant contact with Butterfield & Mason. This group of three people would obtain and assemble the necessary written documentation, obtain the necessary approvals for any increases and forward the package to the Loan Servicing Department. Only then could Butterfield & Mason obtain an advance.

          FarWest Savings administered the Butterfield & Mason program through its Servicing Department. All payments and receipts of funds, filings and recordings of all documents, and the handling of all money, collateral, documents and confirmation with the Butterfield & Mason agreements were handled by the Servicing Department, just as with any other loan that was outstanding with FarWest Savings or the ACFC subsidiary. The Loan Servicing Department would not service a loan or modification unless it assured itself that the internal funding procedures had been previously followed. The Loan Servicing Department was a check and balance on the Loan Officers and acted as an independent department. From time to time, the Loan Servicing Department would be asked to do an audit.

          Charles Green and Charles Hall had extensive lending experience and the Servicing Department had full knowledge and experience on how to proceed. Mr. Hall was brought in from Denver, Colorado and relocated to the Century City office, close to where Butterfield & Mason was located, and a substantial portion of Mr. Hall's job was to supervise the Butterfield & Mason project. This loan got a higher degree of

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 51


attention than most other accounts due to Mr. Hall's considerable involvement. He personally visited many of the underlying properties that constituted the collateral on this deal. Charles Green met with Butterfield & Mason people and supervised the program. He also visited some of the properties which constituted the underlying loan collateral on at least two occasions.

          In August 1990, Butterfield & Mason was advised that no more money could be loaned to it due to FIRREA. Mr. Ashmann became very angry and told Kayne that FarWest was obligated to continue funding the Butterfield & Mason program. He also threatened a major lawsuit against FarWest. Ashmann also stated to Kayne that in his opinion, all of the money outstanding to FarWest would ultimately be collected if FarWest lived up to its agreement. Ashmann pointed out that some individual loans would go bad, but that the interest and income on the others, plus the profit percentages owed to FarWest, would cover those losses. Ashmann also said that he thought that he had a $9.0 million reserve with FarWest to help him with the workouts that would be required, and he insisted that FarWest was obligated to fund these loans and the workouts.

          Kayne informed the Executive Committee of Ashmann's threats to sue, and Ashmann's belief that no money would be lost if the program continued. In August of 1990, there was IN EXCESS OF $5.5 million of Ashmann's security in place, plus his guarantee. In October of 1990, Butterfield & Mason defaulted on its loan and advised FarWest that the reason for the default was that Butterfield & Mason was using its funds for workouts on its loans, rather than paying back its obligations to FarWest.

          Subsequent to Butterfield & Mason's default in the revolving loan program in October 1990, there were extensive meetings and communications between Butterfield & Mason and FarWest work-out officers regarding the situation. The Butterfield & Mason loan account was placed in the workout section and a special senior group of officers conduct its review.

          On January 8, 1991, Butterfield & Mason submitted a "proposal for settlement" of the disputes between Butterfield & Mason and Warren and Amy Ashmann on the one hand, and FarWest Savings, FarWest Financial and ACFC on the other. This proposal was a detailed, five-page, 14-point

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 52


proposal, with exhibits. (Memorandum of Whitting dated 1/24/91 at attachment --
Exhibit 175.)

          Thereafter, a detailed "Analysis of Proposed Settlement Agreement" was performed for the RTC by the special FarWest work-out group. (Exhibit 175 at attachment.) This Analysis provides in brief as follows:

          1. In Paragraph 1, the unpaid balance on the line of credit is stated to be $22,348,336. Paragraph 1 also states: "In any case, THE FINANCIAL BENEFITS WHICH FARWEST WOULD RECEIVE UNDER THE TERMS OF THIS SETTLEMENT PROPOSAL MORE THAN MAKE UP FOR THE ABATED INTEREST" (emphasis added).

          2. Paragraph 2, Page 2 of the Analysis, provides that the Exhibit A loans (of the Butterfield & Mason proposal) represent the best loans in Butterfield & Mason's portfolio because the borrowers under the Exhibit A loans are the most financially solid, the most communicative and have the most equity; each of the Exhibit A loans has been performing exceptionally well; the Exhibit A loans will require only minimal management by FarWest; and the Exhibit A loans have been appraised by FarWest on a continual basis and FarWest has all the information which it needs to continue managing them. HENCE, IT IS TO FARWEST'S BENEFIT TO ACCEPT ASSIGNMENT OF THOSE LOANS AND THE UNDERLYING COLLATERAL IN EXCHANGE FOR A CORRESPONDING REDUCTION OF THE OUTSTANDING PRINCIPAL BALANCE OF THE LINE OF CREDIT" (emphasis added). These Exhibit A loans totaled $9,746,200. Therefore, if they had been accepted in reduction, as offered, the net balance due on the note would have been $12,602,136.

          3.   On Page 3, Paragraphs 4-5, it is stated in the Analysis that:
               "The SETTLEMENT PROPOSAL IS EXTREMELY BENEFICIAL TO FARWEST because FarWest would receive assignment of the best loans of B&M's portfolio and, WITHOUT ANY COST TO FARWEST (except for the relatively insubstantial overhead payment and retention sum referenced in paragraphs 5 and 6 of the

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 53


               settlement proposal), FarWest would also receive the benefit of
               B&M's efforts to liquidate the remaining Exhibit D loans. . . .
               B&M is in the best position to liquidate the Exhibit D loans because it is intimately familiar with them and because B&M has great expertise in managing and liquidating loans" (emphasis added).

          4. Page 4, Paragraph 5 provides, "As owner of the Exhibit A loans, FarWest can manage and liquidate them as it sees fit, without having to incur continuing liability for interfering with B&M's business as it has in the past."

          5. Paragraph 7 on Page 5 provides: "FarWest's release of the Exhibit C collateral would leave FarWest with approximately $3 million in personal security against an outstanding balance on the Line of Credit in the sum of $12,499,436, after the Exhibit A loan assignments are credited. This would leave FarWest with personal collateral with an aggregate value equal to 24% of the outstanding balance on the Line of Credit, WHICH WOULD PROVIDE FARWEST WITH EVEN MORE SECURITY THAN THEY HAD UNDER THE REVOLVING CREDIT AGREEMENT AND GUARANTEE, where the Ashmanns agreed to put up personal collateral with a value equal to only 15% of the outstanding balance. [Paragraph] In addition, the ASHMANNS OVERCOLLATERALIZED THE LINE OF CREDIT IN THE SUM OF APPROXIMATELY $1,300,000 in that the Ashmanns pledged collateral worth approximately $5,800,000, while the revolving credit agreement required collateral worth only $4,500,000" (emphasis added).

          6. On Page 8 of this Analysis, it provides: "THE PROPOSED SETTLEMENT GIVES FARWEST AN OPPORTUNITY TO RECOUP THE ENTIRE OUTSTANDING BALANCE OF THE LINE OF CREDIT AND TO RECEIVE ADDITIONAL PROCEEDS IN THE FORM OF ACCRUED INTEREST, ACCRUED POINTS, AND PROFIT INTEREST GENERATED BY THE EXHIBIT A AND EXHIBIT D LOANS, WITHOUT MAKING ANY FURTHER ADVANCES AND WITHOUT INCURRING THE COSTS AND LIABILITIES ASSOCIATED

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 54


               WITH LITIGATION BETWEEN THE PARTIES. UNDER THE SETTLEMENT PROPOSAL, FARWEST RECEIVED ESSENTIALLY ALL OF THE "UPSIDE" RESULTING FROM B&M'S LIQUIDATION OF ITS LOAN PORTFOLIO, AT NO COST TO FARWEST, EXCEPT THAT FARWEST MUST MAKE MINIMAL REIMBURSEMENT TO B&M FOR THE OPERATING COST WHICH IT WILL INCUR IN PERFORMING ITS OBLIGATIONS AS SPECIFIED IN THE SETTLEMENT PROPOSAL" (emphasis added).

          7. On Page 9, the Analysis also states: "FarWest's refusal to advance further sums under the Line of Credit in August of 1990 has effectively denied B&M the ability to do business. Thereafter, FarWest did not cooperate with B&M in its efforts to liquidate its loan portfolio. AS A RESULT, FARWEST HAS PUT B&M BETWEEN THE PROVERBIAL 'ROCK AND A HARD PLACE' FOR SOME TIME.
               The proposed settlement allows FarWest to avoid liability for such conduct or requiring B&M to liquidate the loan portfolio for the benefit of FarWest."

In addition to this analysis, also supplied to the RTC was a legal evaluation of the transaction by the firm of Neumeyer, Landrum & Dillion as well as a detailed estimate of value of the primary collateral and secondary collateral under the transaction. (Exhibit 175 at attachment.)

          On January 24, 1991, the RTC received a memo entitled, "Outline of Butterfield & Mason Structures and Problems." It contained a copy of the Neumeyer, Landrum & Dillion legal evaluation of the transaction, the borrower's proposal for settlement dated January 8, 1991, and the FarWest Savings' estimated value of primary collateral and secondary collateral, among numerous other documents. (Exhibit 175.) It was indicated that the primary collateral consisted of loans funded through the letter of credit for Butterfield & Mason in the amount of $22,348,336; that real estate owned by Ashmann or affiliates in the amount of $5,432,157 was placed as secondary collateral; that there were personal guarantees of Warren and Amy Ashmann; and that there was a profit participation in Butterfield & Mason Mortgage Company.

          Despite all of this data in the possession of the RTC, THE RTC INEXPLICABLY REFUSED TO ACCEPT THE BUTTERFIELD & MASON PROPOSAL. This, despite the fact that the "proposed

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GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 55


settlement [gave] FarWest an opportunity to recoup the entire outstanding balance of the Line of Credit, and to receive additional proceeds in the form of accrued interest, accrued points and profit interests . . . without making any further advances and without incurring the costs and liabilities associated with litigation between the parties." (Exhibit 175 at attachment.) The RTC's refusal to enter into this settlement cannot be explained or justified.

          Between January 24, 1991 and July 1, 1991, the RTC appointed a workout specialist by the name of Robert D. Saunders to prepare a detailed "CRC Case Memorandum" of the Butterfield & Mason loan with ACFC. (Case Memorandum dated 5/10/91 -- Exhibit 176.) Notably, Mr. Saunders places primary responsibility for any deficiencies upon Butterfield & Mason, not FarWest. The Memorandum also notes that it was a "principal issue" whether FarWest should have advanced MORE money under the line of credit, not whether existing advances could be justified. (ID. at p. 5.)

          We are advised that Mr. Saunders spent a tremendous amount of time with Mr. Ashmann at Butterfield & Mason, practically living with him for weeks, examined the books and records of Butterfield & Mason to his heart's content and looked into every nook and cranny of the transaction. In a memorandum dated July 1, 1991 to Mr. Saunders from Jeffrey E. Thomas, attorney, it is stated that Mr. Saunders had conducted:

               An examination of the books and records of BM by an outside professional accounting firm to confirm the prior representation of Warren Ashmann with respect to the business affairs of BM [and]

               An asset search of B&M, its related entities and the Ashmanns to confirm that no other substantial assets exist which may be used to satisfy or secure the debt to FarWest.

(Memorandum of Thomas dated 7/l/91 -- Exhibit 178.) The Thomas memorandum concludes that:

          Mr. Saunders has advised us that: 1) An accounting firm has examined the books and records of Butterfield and he is satisfied that Ashmann did not make any material

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 56


          misrepresentations concerning the affairs of the business; and, 2) An asset search firm had conducted a search and has not discovered any undisclosed substantial assets. The conditions to entering in the agreement appear to have been met.

(ID. at p. 2.) Based upon the Saunders Case Memorandum and the Thomas Memorandum, the RTC entered into a Modification and Settlement Agreement dated July 1, 1991 with the Ashmanns and Butterfield & Mason. (Modification and Settlement Agreement - Exhibit 177.)

          It is thus quite clear that after the RTC conducted its own detailed investigation, which included an examination of the books and records of Butterfield & Mason by an outside professional accounting firm and which confirmed the prior representations of Warren Ashmann with respect to the business affairs of Butterfield & Mason, the RTC gave the Butterfield & Mason transaction a clean bill of health. In addition, it formally agreed to retain Warren Ashmann in the same position as he was in since the beginning of the FarWest Butterfield & Mason program, subject only to the modifications of the revolving credit agreement which are set forth in the Modification and Settlement Agreement of July 1, 1991. This conduct unequivocally confirms the propriety of the revolving credit agreement transaction between Butterfield & Mason and FarWest that was instituted as of November 3, 1988. Furthermore, it is also quite apparent from a review of the above facts that had the RTC accepted the recommendation of FarWest's work-out officers in mid-January, 1991, FarWest would likely have come out of this entire transaction WITH NO LOSS, AND POSSIBLY A PROFIT.

          Based on the above information, it is difficult to understand how the RTC could at this time, three years after undertaking a detailed investigation with outside professionals, make the subject accusations against Messrs. Belzberg, Kayne and Behrle. There is absolutely no evidence that any of these individuals were reckless in connection with this transaction.

                                      VIII.
                           FARWEST FINANCIAL'S CLAIMS

          Because of our urgency in reviewing the voluminous materials relevant to the RTC's claims and in providing this

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 57


response, we have not sought to evaluate all of the claims that FarWest Financial has against FarWest Savings. However, even a cursory review of various records we have been provided reveals substantial claims for millions of dollars by FarWest Financial.

          First, as emphasized in Section II above, FarWest Financial paid all of the tax liabilities of FarWest Savings from 1987 through 1989. FarWest Financial thus is owed $4.6 million in this respect, plus interest for four years or more, which may be reduced by subsequent refunds from state and federal taxing authorities.

          Second, over the years 1986 to 1989, FarWest Financial maintained its general checking and dividend disbursement checking accounts at FarWest Savings. No interest on these accounts was paid to FarWest Financial, and thus these accounts were at no interest cost to FarWest Savings. In April 1986, FarWest Financial completed a secondary offering of common stock which raised approximately $41 million of new capital for FarWest Financial. Upon receipt of the net proceeds from the offering, FarWest Financial decided to "deposit" the funds on account with FarWest Savings. The proceeds check was actually endorsed by FarWest Financial over to FarWest Savings. Because of certain savings account system constraints (inability to hold more than $9,999,999.99 in any one savings/checking account), a decision was made to record the funds in intercompany receivable and payable accounts maintained on the general ledger ("GL") system. On FarWest Financial's books, available liquid funds always included the amount it maintained in GL #1995-055-134, Intercompany Accounts Receivable. Likewise, FarWest savings maintained a liability payable to FarWest Financial in GL #2995-134-055.

          As illustrated in Exhibit 179, FarWest Financial's "deposit" balances of checking accounts and the GL receivable remained at a significant level for the entire four-year period. The average monthly balance was $27.3 million.
At no time did FarWest Financial receive any interest on these funds from FarWest Savings. The bottom section of Exhibit 179 is a calculation of the approximate interest income that would have accrued to FarWest Financial had the funds been maintained in an interest bearing account. This income is calculated using the weighted average cost of all interest bearing liabilities of FarWest Savings. (Supporting detail for Exhibit 179 is

GIBSON, DUNN & CRUTCHER

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 58


contained in general ledger accounts maintained by FarWest Savings.)

          The economic benefit to FarWest Savings and detriment to FarWest Financial are quite clear. FarWest Savings had the use of funds for its own investment purposes at zero cost. FarWest Financial had a significant deposit of funds that was realizing zero return on investment. The amount of outstanding interest owed by FarWest Savings to FarWest Financial is NEARLY $7 MILLION, PLUS INTEREST FOR MORE THAN FIVE YEARS.

          Third, in 1989 FarWest Financial funded to FarWest Savings approximately $1.3 million in total bonus accruals, of which only $517,500 was actually paid out to employees of FarWest Financial. (Memorandum of Lyon dated 8/1/90 -Exhibit 180.) The excess amount funded of $791,300 still remains on the books of FarWest Savings as an accrued expense and has not been refunded back to FarWest Financial, as it should have been.

          For seven months in 1989, FarWest Financial and subsidiaries recorded a monthly accrual for discretionary bonuses that were to be paid in January 1990. (ID.) It was an accounting practice to record the total consolidated accrual into a single general ledger account (#2687-001-094) on the books of FarWest Savings, even though a portion of accrued expense was on the books of FarWest Financial. This was accomplished by the posting of intercompany payables and receivables to keep the individual company's books in balance. These intercompany payable and receivable accounts were "settled" at least once a year, and sometimes more often. The payable to FarWest Savings from FarWest Financial for seven months of bonus accruals, or $1.3 million, was paid by FarWest Financial through available funds on deposit (off-line account #2022-134-055) at FarWest Savings. (ID.) Thus, as of December 31, 1989, FarWest Financial had fully funded $1.3 million to FarWest Savings as its contribution for projected discretionary bonuses for FarWest Financial employees. These funds were to be paid out by FarWest Savings as a "common paymaster" for the FarWest group of companies.

          In January 1990, bonus payments were made to employees. Of the $1.3 million contribution made by FarWest Financial, only $517.5 thousand was actually paid out to employees of FarWest Financial, leaving an amount remaining on the books of FarWest Savings of $791,262. (ID.) This

Robert W. Helstowski, Esq.
Denis F. Shanagher, Esq.
July 18, 1994
Page 59


obligation, WITH INTEREST FOR FOUR YEARS, remains due and owing from FarWest Savings to FarWest Financial.

                                   CONCLUSION

          Our clients' extensive investigation of the issues raised by the RTC in the letter dated April 15 reveals that the RTC's asserted claims wholly lack merit. In most respects, they are factually inaccurate and result from a confusion or misunderstanding concerning the operations of FarWest Savings and FarWest Financial. Other conclusions are simply not supported by the available records and are otherwise inappropriate. It also appears that the RTC is attempting to pass the blame, when it is responsible for various losses.

          Furthermore, FarWest Financial has substantial claims against FarWest Savings, as significant sums of money remain due and owing to FarWest Financial. These sums total more than $12 million.

          We are confident that a close examination of the exhibits supplied with this submission and other documents in the possession of the RTC will clarify all of the subject matters for you. If the RTC elects to pursue this matter further, we look forward to meeting with the RTC's authorized officers so we can present and discuss this submission in accordance with the terms of our clients' Tolling Agreements.

                                        Very truly yours,

                                        /s/ Martin C. Washton
                                        Martin C. Washton
                                        of Gibson, Dunn & Crutcher

MCW/ljm

                       MINUTES OF THE REGULARLY SCHEDULED
                          BOARD OF DIRECTORS MEETING OF
                      FARWEST SAVINGS AND LOAN ASSOCIATION


                                February 8, 1989


          The regularly scheduled meeting of the Board of Directors of FarWest Savings and Loan Association was held at 1800 Avenue of the Stars, Los Angeles, California on February 8, 1989 pursuant to notice duly given. Present at the meeting were: William Belzberg, Keenan Behrle, Charles H. Green, Dwight C. Baum, Monty Hall, Victor H. Indiek, Fred Kayne, Robert Muh, James Nathan, Barbara C. George. Absent from the meeting was Lester Ziffren. The meeting was called to order at 10:35 a.m. by the Chairman, William Belzberg. The Chairman requested that Kurt C. Kemper act as secretary of the meeting and to take the minutes thereof.

          The Chairman noted that the first item on the agenda was a review and approval of the minutes of the previous meeting. Mr. Kayne stated that the minutes of the previous meeting contained a reference to the association's proposed consideration of establishing a general loss reserve with respect to investment securities in an amount equal to 1.5% of the portfolio. Mr. Kayne stated that that proposal had been carefully evaluated by the association and discussed with its independent auditors and that a determination had been made that the establishment of loss reserves in that amount at this time was not justified. He added that this proposal would be continuously reviewed and should change be warranted in the future, it would be implemented. Mr. Muh indicated that the minutes of the previous meeting discussed a proposed bank account for FarWest Mortgage Company of Colorado and the question was whether appropriate controls had been established over that account. Mr. Green stated that internal audit and others had carefully reviewed the situation and it was clear that there were satisfactory controls over the account. The Chairman then enquired whether there was any further discussion of the minutes. There being none, upon motion made and duly seconded, the minutes of the previous meeting were approved as supplemented without having been read.

          The Chairman noted that the next item to be taken up was a review of the actions of the Executive Committee of the Board of Directors taken since the previous meeting. Mr. Belzberg asked if there were any questions. Mr. Muh enquired whether the association carefully monitored its loan concentrations. Mr. Indiek responded that loan concentrations were carefully reviewed and that procedures were in place to avoid excess concentrations. Mr. Belzberg enquired whether there was any further discussion. There being none, upon motion duly made and seconded, the actions taken by the Executive Committee since the previous meeting were unanimously ratified, confirmed and approved.

          Mr. Belzberg stated that the next item to be taken up was the review of major loans in excess of $5 million. Mr. Indiek indicated that he would be happy to answer any questions raised by the directors with respect to the loans. Mr. Kayne noted that the bulk of the loans reviewed by the directors were construction loans since the association was able to acquire such assets on favorable terms and advantageous rates. In addition, Mr. Kayne noted that the association had a "proven track record" with respect to construction lending and was satisfied as to its understanding of the risk profile of such assets. The Chairman asked if there was any further discussion. There being none, the Chairman called on Mr. Green to deliver his report with respect to the asset review process.

          Mr. Green stated that the asset review process had been very extensive and had required the participation of many officers and employees. As a result of the process, the problem assets in the major loan portfolio had been reviewed and the directors were welcome to look at any of the work of the department. In addition, all securities with yields of 15% or greater had been reviewed. Approximately 35% of the securities portfolio had been reviewed. With respect to the corporate debt portfolio, approximately 25% of that portfolio had been reviewed. With respect to major loans, approximately $500 million of loans had been reviewed or 21% of the portfolio. Every asset on the sensitive asset list had been analyzed. On an aggregate basis, the Asset Review Department had examined approximately $700 million of assets or roughly 26% of the aggregate asset portfolio. Each review was approved by three different people. The final analysis of an asset review was accomplished by Messrs. Indiek, Green and the Association's Chief Underwriter, Norman MacLeod. Mr. Green added that the asset review process remains under review in order to make it more efficient. Mr. Nathan asked how current the file information was. Mr. Green stated that the objective was to update the file information with respect to the assets on a quarterly basis. Mr. Nathan asked whether an extensive review was done on each asset each quarter. Mr. Green stated that if the asset was properly performing in accordance with current appraisal, net realizable value or other information, it was not examined further. Mr. Behrle indicated that with respect to the investment security portfolio, yield was not the only criteria. Mr. Green agreed and said that yield was a criteria employed to evaluate otherwise performing assets. Assets which were sensitive for other reasons were evaluated for those reasons. Mr. Kayne stated that the task accomplished by the Asset Review Department and the Credit Review Committee had been herculean. In addition, it was to the credit of management that independent of the asset review process reserves recommended by management had been within $5 million of the level ultimately recommended by the Asset Review Committee.

          Mr. Hall enquired whether the loss reserves taken with respect to the investment portfolio reflected management's decision to limit losses. Mr. Kayne stated that because it was the intent of the company to hold such assets until maturity. The point of loss reserves with respect to such securities was to address permanent impairment. Mr. Muh suggested that the results of the quarterly asset review activity be discussed with the Audit Committee of the Board of Directors in order that the Board could be kept informed in that matter.

          The Chairman enquired whether there was any further discussion. There being none, the Chairman then called on Mr. Green to deliver his report with respect to the Corporate Banking Department. Mr. Green stated that approximately 22 transactions valued at $225 million had been consummated in 1988. The Department had earned approximately $1.25 million in fee income during the period and average assets totalled approximately $100 million. Rates earned with respect to such assets were roughly prime plus 150 basis points or LIBOR plus 250 basis points. Mr. Kayne stated that the Corporate Banking Department had established itself as a well run diversified business. In addition, the analytical and other strengths in that Department had helped augment the Investment Division since the Corporate Banking area frequently lent to the same borrowers as the Investment Division did. Mr. Muh asked whether the indicated pay offs and other details were actually realized by the company. Mr. Green stated that the directors would be furnished with an updated report to show the eventual disposition of the assets. Mr. Kayne stated that from a lender's standpoint, one of the problems faced by the association was that the association was frequently prepaid because of the strength of the credit. The Chairman then asked if there was any further discussion. There being none, the Chairman then called on Mr. Green to deliver his report with respect to the Investment Division. Mr. Green stated that at December 31, 1988, the Investment Division was responsible for approximately $646 million of assets with a mark to market loss on the portfolio equal to approximately $18.4 million. Yields during 1988 had increased to 13.2% from 11.9% during 1987. Mr. Green added that the Investment Division's assets had also been reviewed by the asset review team and it was believed that all potential weaknesses had been identified. Mr. Kayne stated that the Investment Division was increasing its staff with the addition of several senior analysts that the association had an ongoing commitment to the business. The Chairman then asked if there was any further discussion.

          There being none, the Chairman called on Mr. Green to deliver his report with respect to the investment in the AGIO partnership. Mr. Green stated that during the fall of 1988 the decision had been made to invest approximately $20 million in a partnership engaged in the securities arbitrage business. During 1988, FarWest had made approximately $800,000 profit and there was additional unrealized profit in the portfolio. During January, 1989, it was expected that an additional $600,000 profit would be realized. Mr. Green drew the directors, attention to a prior investment in Denver in the Janus organization which had been successful for the association. Mr. Green added that every effort had been made to allay any regulatory concerns with respect to the AGIO investment partnership since our agreement provides for daily review and supervision of transactions. Mr. Kayne added that the original proposal had been to employ the principals in the AGIO investment partnership directly but that these individuals had preferred to work on an independent contractor basis. In addition, the association was evaluating whether additional funds would be invested with AGIO. The Chairman then asked if there was any further discussion. There being none, the Chairman then called on Mr. Kayne to deliver his report with respect to the 1989 Business Plan.

          Mr. Kayne stated that the 1989 Plan had been furnished to the directors under separate cover for their review. Mr. Kayne stated that the Plan assumed relatively flat interest rates and that the association's growth during 1989 would be in construction loans and in certain investment securities. Mr. Kayne added that on a net basis both would be relatively flat during 1989 to preserve the capital position of the association. The Plan called for approximately $1.5 billion of new assets with approximately $700 million of loans sold or securitized during the year. Mr. Kayne then mentioned page 7 of the materials furnished to the directors concerning the association's cost of funds. Mr. Indiek stated that the association was in the upper third of its competition with respect to the rates it paid. Because the association was a relatively high cost borrower, profitability was affected. Mr. Indiek stated that a key objective in reducing the association's cost of funds was to sell or securitize assets to bring liquidity to the association's portfolio. Once liquidity had been established, interest rates on deposits could possibly be reduced over time. By obtaining a 20 basis point reduction in the association's overall cost of funds, the association could earn an additional $10 million at the margin. Mr. Hall enquired why rates paid by the association were so high. Mr. Kayne stated that FarWest's competitive position was not strong enough to allow it to compete against the major banks and S&L's which provide the full range of services. FarWest's depositors tended to bank at FarWest because of the rates paid and not because of the full range of financial services offered. Mr. Kayne emphasized that to the extent that the association's cost of funds could be managed effectively, profitability would be substantially enhanced. Mr. Belzberg asked when steps would be taken to reduce interest rates. Mr. Indiek responded that approximately during the third quarter of 1989 it was expected that substantial efforts will be made through the retail system to reduce the association's cost of funds. Mr. Belzberg asked what the prospects for further asset securitizations were. Mr. Indiek responded that approximately $200 million of additional assets would be securitized during the next 120 days.

          Mr. Kayne then drew the directors' attention to the analysis of general and administrative expenses contained on page 14 of the materials furnished to the directors. Mr. Indiek stated that the association expected to increase its staff by approximately 45 people during 1989. Mr. Belzberg asked what those people would be doing. Mr. Indiek responded that staff increases were expected in several different areas and that some new employees were not increases at all but simply replacements of people who had left. Mr. Indiek indicated that great care was taken in filling these staffing positions and that with the completion of the data processing conversion significant overhead costs could be reduced. At that juncture, Mr. Baum left the meeting because of a scheduling conflict. The Chairman then enquired whether there was any further discussion. There being none, the Chairman then called on Mr. Kemper to deliver his report with respect to criminal referrals.

          Mr. Kemper stated that the discussion of criminal referrals had been supplied to the directors for their review and that he would be happy to answer any questions. There ensued a general discussion at the conclusion of which the Chairman asked if there was any further comment. There being none, the Chairman then called on Mr. Indiek to deliver his commentary with respect to the Asset Liability Committee.

          Mr. Indiek stated that the Asset Liability Committee was comprised of Mr. Green, Mr. Indiek, and the Association's Chief Financial Officer, Mr. Struck and various asset deployment personnel. The Committee reviewed credit risk as well as interest rate risk. A primary objective of the Asset Liability Committee was to identify acceptable rates of return and was profiled to establish an overall strategic policy for the association. Mr. Kayne emphasized that the Asset Liability Committee exercised overall management of the asset and liability deployment plans of the company. The Chairman then asked if there was any further discussion. There being none, the Chairman then called on Mr. Indiek to deliver his report with respect to the impending audit by the FHLB. Mr. Indiek stated that the Federal Home Loan Bank Board had indicated that they would commence their audit by the end of February 1989. It was expected that the examination would focus on specific areas and not become immersed in minutia. There was no reason to expect any surprises and it was hoped that the asset review effort would meet with the FHLB's approval. The Chairman asked if there was any further discussion. There being none, the Chairman called on Mr. Kayne and Mr. Kemper to deliver their report with respect to regulatory matters.

          At that juncture, Mr. Kemper and Mr. Kayne summarized the pending legislative and regulatory proposals facing FarWest Savings and Loan Association. Mr. Kayne emphasized that recapitalization of the FSLIC and stability occasioned thereby would have a very favorable impact on the industry. Mr. Kayne added that continuing concerns whether the association's empowerments and authorities would be reduced could substantially affect the overall value of the franchise of FarWest Savings. At the conclusion of Mr. Kayne's remarks, there ensued a general discussion. Then Mr. Belzberg asked if there was any further question or comment. There being none, he noted that the next item on the agenda was a discussion of the compensation arrangement of Mr. Behrle. Mr. Belzberg stated that FarWest Savings and Loan Association had agreed to compensate one of its directors, Mr. Keenan Behrle, for his efforts in identifying certain properties which made attractive investments for the association. Mr. Behrle is expected to be compensated at a rate equal to 5% of the net profit of the transactions in which he is involved. Mr. Belzberg emphasized that while Mr. Behrle had not, in fact, received any compensation pursuant to the arrangement, it was proposed to pay Mr. Behrle on that basis. Mr. Muh asked whether the profit distribution was out of realized or unrealized profit. Mr. Belzberg emphasized that it was out of realized profit only. Mr. Muh asked whether losses were netted against gains. Mr. Kayne stated that if a loss were actually incurred, Mr. Behrle would not be compensated to that extent. He added that the realistic potential for loss was possibly on a deposit to secure purchase. Mr. Kayne asked Mr. Kemper to work out the details with Mr. Behrle and Mr. Belzberg. The Chairman then asked if there was any further discussion. There being none, upon motion made and duly seconded, the resolution set forth as Exhibit 1 of these minutes was unanimously approved. Mr. Belzberg asked Mr. Kemper to note in the minutes that Mr. Behrle had been absent from the room during the discussion and took no part in it. The Chairman then noted that the next item to be taken up was a resolution setting the time, date, and place of the Annual Shareholders' Meeting of FarWest Savings and Loan Association.

          Mr. Kemper stated that since FarWest Financial Corporation was the sole shareholder of FarWest Savings and Loan Association, it was the tradition to hold the FarWest Savings Annual Meeting immediately after the FarWest Financial Corporation Annual Meeting. The Chairman then asked if there was any discussion. There being none, upon motion made and duly seconded, the resolution set forth as Exhibit 2 of these minutes was unanimously adopted. The Chairman asked if there was any further business.

          Mr. Indiek stated that management was proposing to sell the Via Valiente branch of FarWest Savings and to sell and to consolidate the West Hollywood branch of FarWest Savings. Mr. Indiek said that the amount expected to be received was approximately 3.5% discount of the deposit base. The terms of the sale were otherwise standard terms in the industry. Mr. Belzberg asked whether management was taking steps to optimize the association's investment in these properties. Mr. Indiek stated that he would review the situation and present any recommendations for the development of branch properties to the Executive Committee. The Chairman then asked if there was any further discussion. There being none, upon motion made and duly seconded, the resolutions set forth as Exhibits 3 and 4 to these minutes were unanimously adopted.

          The Chairman enquired whether there was any other business to be brought before this meeting. There being none, upon motion made and duly seconded, the meeting was adjourned at 12:17 p.m.


          By:  /s/ Kurt C. Kemper
             -----------------------------
             Kurt C. Kemper, Secretary


                              Approved:  /s/ W. Belzberg
                                       -----------------------------
                                       William Belzberg, Chairman


0045JT

                                                                       EXHIBIT I


                            RESOLUTION ADOPTED BY THE
                              BOARD OF DIRECTORS OF
                      FARWEST SAVINGS AND LOAN ASSOCIATION


                                February 8, 1989


          WHEREAS, Keenan Behrle is a Director and a member of the Executive Committee of the Board of Directors of FarWest Savings and Loan Association; and

          WHEREAS, Keenan Behrle has provided consulting, analytic, advisory, managerial and other services ("advisory services") to FarWest Savings and Loan Association in connection with identifying certain real estate investments; and

          WHEREAS, Keenan Behrle's efforts in that capacity are not and have not been adequately compensated.

          RESOLVED, that FarWest Savings and.Loan Association will pay to Keenan Behrle a bonus of 5% of the net profit realized from the proceeds of certain sales and other transactions recognized from the real estate investments with Jack Herz with respect to which Keenan Behrle provides "advisory services"; and

          RESOLVED, that the bonus is fair and reasonable under the circumstances; and

          RESOLVED, the Chairman of the Board of Directors is authorized to make such adjustments to the bonus arrangement as may be necessary or appropriate from time to time so long as this Board of Directors is advised of such adjustments; and

          RESOLVED, that any aspect of this arrangement which violates any applicable law or regulation is specifically null and void.

0149JT

                     [PREUSS WALKER & SHANAGHER LETTERHEAD]

                                September 1, 1994

PRIVILEGED AND CONFIDENTIAL - FRE 408

VIA FACSIMILE AND U.S. MAIL

Martin C. Washton, Esq.
GIBSON, DUNN & CRUTCHER
333 South Grand Avenue
Los Angeles, CA 90071

RE:  RTC: FARWEST SAVINGS
     OUR FILE NO. 34253\0447

Dear Marty:


     The purpose of this letter is to set forth a short reply to certain of the matters set forth in your letter of July 18, 1994. As you know, we are scheduled to meet with you on September 14, 1994 to discuss our clients' respective positions in more detail. Our expectation is that your clients will be available by telephone and that you will be in a position to discuss a financial resolution of this matter during that meeting.

     After careful consideration of the material set forth in your letter, as well as the exhibits thereto, the RTC continues to evaluate its claims as having substantial value. This letter is submitted for the purposes of settlement, and is considered confidential, privileged and subject to the provisions of Federal Rules of Evidence Section 408.

     In short summary, RTC's claims relating to losses involving the subject loans and investments undertaken by FarWest prior to its closure, including loans/investments with Butterfield & Mason ("B&M"), Panorama Partners and Jack Herz, total in excess of $25,000,000. If RTC succeeds in proving at trial that even one of these loans/investments was improper, there is significant exposure to your clients for the losses arising therefrom.

Martin Washton, Esq.
September 1, 1994
Page 2


     Although this issue was argued extensively in your letter, we do not believe the O'MELVENY decision will either change the law as to mitigation or be a defense to damages causation in these type of cases, and in any event the attempt to "quickly flip" the direct investment properties had proven a failure long before RTC's involvement. Therefore, the main thrust of this short reply is to address the liability contentions, rather than causation or damage issues in your July 18 letter, so that our meeting can focus on a pre-filing resolution of this matter.

                              LOANS AND INVESTMENTS

     A.   BUTTERFIELD & MASON

     Messrs. Belzberg, Kayne and Behrle assert that due care was exercised in the creation and administration of the lending relationship between FarWest and Butterfield & Mason. The evidence demonstrates to the contrary. From the outset, FarWest was precluded from junior lien lending by the applicable federal regulations. However, perhaps as a result of the relationship between Fred Kayne and/or members of his family and Warren Ashmann, FarWest entered into a line of credit relationship whereby its funds were essentially the sole capitalization of Mr. Ashmann's business -- junior lien lending. FarWest could not possibly have properly investigated Mr. Ashmann's capabilities, since he had absolutely no qualifications as an appraiser and his business acumen was unproven. Moreover, your letter does not dispute that the due diligence process of two of FarWest's three loan committees were intentionally bypassed in this instance.

     Butterfield & Mason's payment of $1 million to FarWest for "net profits" at year-end 1989 was essentially a sham. That payment was simply a return of cash from FarWest's line of credit, and given as an incentive to convince FarWest to provide further increases in the line. In reality, FarWest's ability to recoup its funds was totally dependent on a continual rise in real estate values and the integrity of the purported assignments to FarWest of the primary and secondary collateral by Mr. Ashmann. In fact, there was no effort by B&M to obtain loan repayments from borrowers, and the real estate market could not possibly grow at the necessary rate to assure payment of second, third and fourth deeds of trust. Furthermore, FarWest had unfavorable experience with some of the B&M borrowers, as several of them were in default on its senior liens, and it was known by Charles Hall and reported directly to Fred Kayne that a majority of the secondary collateral was not properly assigned to FarWest in the first instance. Management also repeatedly allowed B&M to avoid adhering to most of the other terms of its loan documents.

Martin Washton, Esq.
September 1, 1994
Page 3

     In any event, it appears that the RTC was justified in its decisions with respect to B&M. As a result of the misrepresentations and mismanagement/ misappropriation of collateral by Ashmann, the RTC has been required to and did obtain an order freezing the assets of Ashmann and B&M on July 21, 1994. This order and the recent decision relating to mitigation in RTC V. MOSKOWITZ are attached.

     B.   INVESTMENTS

          The subject transactions are all situations wherein Messrs Belzberg, Kayne and Behrle used their influence and control to avoid the normal bottom-up scrutiny of the appropriate FarWest personnel and Committee structure. For example, in no instance were any of the target transactions submitted to the review of FarWest Realty Advisors, an affiliate of ACFC, which had been established in 1988 for that very purpose, Indeed, in a January 17, 1989 memorandum with respect to Panorama Partners, Charles Green inquired as to why FarWest Realty Advisors was not involved in the transaction. He also asked why ACFC was a general partner when FarWest Realty Advisors was "forced" to set up subsidiaries for these type of direct investments.

     Corporate assets also appear to have been wasted in connection with the J.R Financial relationship. Mr. Behrle and First City Properties were reimbursed for their time in evaluating the J.H. Financial investments when the existing FarWest Realty Advisors staff could have handled the assignment at no cost to the institution. If one examines the length of time it took to close the subject transactions, it was virtually impossible for appropriate due diligence to occur. How and when was it decided to put ACFC into the transactions, rather than First City?

     It should be noted that in an effort to hide the losses in connection with the J.H. Financial relationship, FarWest also allocated all of the overhead and administration costs to the 500 Sepulveda transaction, which was the only investment to arguably generate any profit.

     The July 18 letter argues in connection with the Panorama Partners transaction that extensive due diligence was conducted prior to the formation of the partnership and the closing of escrow. It is argued that the zoning issues did not arise until after the close of escrow. However, contrary to these assertions, the RTC can demonstrate that Mr. Belzberg and others discussed the zoning issue with Mr. Mandelbaum prior to consummation of the transaction and were aware that there would likely be a moratorium on changing the approved use for the

Martin Washton, Esq.
September 1, 1994
Page 4

involved building. There is also evidence that Belzberg read and acknowledged a newspaper article relating to the zoning issue well prior to the closing of the purchase. Moreover, the RTC can and will demonstrate that Mr. Mandelbaum did not have the ability or experience to develop the property. Finally, the assertion that there were agreements to resell the property is illusory, since the purported agreements had so many contingencies as place in doubt their validity. In fact, these were merely offers, some from individuals clearly unable to perform. The Brody agreement, the only one with real potential, did not formally materialize until many months after the ACFC partnership commitment and, again, fell through because of the zoning problem.

                       TAX REFUNDS AND OVERHEAD ALLOCATION

     Westminster's position is that since it made the physical payment of the involved taxes for FarWest during the 1997-1989 period, it is entitled to any and all refunds flowing therefrom. However, there is competent authority that it is the subsidiary which generates the refund and provides the initial source funds to pay the tax that is so entitled. SEE, E.G., BOB RICHARDS CHRYSLER-PLYMOUTH V. ENGLAND 473 F.2d 262 (9th Cir. 1973). In the present case, the refunds have been previously generated through lower of cost or market adjustments/write-offs taken by ACFC, a FarWest subsidiary.

     Westminster also asserts that it has a separate claim or right to a set-off for certain of the tax payments for which it has not been reimbursed. However, even assuming that such a liability does exist, Westminster will be required to submit the claim to the FarWest receivership, the time for which may have already run. In any event, the alleged claim for reimbursement may not be used as a set-off in any action to be brought by the RTC. SEE, E.G., RTC V. MIDWEST FEDERAL SAVINGS, 4 F.3d 1990 (9th Cir. 1993).

     Moreover, the exhibits supplied by Westminster on the issue, as well as other documents reviewed by the RTC and its consultants, do not show that Westminster funds were used to pay the tax liabilities. Instead, they support the RTC's position that FarWest was the source of the tax funds. For example, exhibit 13 to your letter of July 18 purports to be an "Analysis of Tax Liability Account Payments and Refunds." The schedule shows an $800,000 payment on 3/14/89 to the IRS by Westminster. That amount was posted to a Deferred Federal Income Tax (FIT) Liability account #2320-000-134 and as a credit in Westminster's operating cash account #025-000-134. However, five days later, the amount was reversed and recorded as an intercompany payable to FarWest

Martin Washton, Esq.
September 1, 1994
Page 5

Savings, as reflected in account #2995-055-134. In short, the payment was ultimately structured so that the funds came from the savings and loan.

     The RTC comes to a similar conclusion when examining the records relating to the $200,000 payment made 4/17/89. Westminster's check for $200,000, a $500,000 check to the Franchise Tax Board and others in the series #6312-6324 were combined for a total credit to the operating account of $745,892.40, which was posted on 4/17/99. On the next day, the same amount was combined with other amounts and reversed out of Westminster's operating cash account into a intercompany liability account to FarWest Savings. Again, the net effect was FarWest's payment of the taxes.

     In addition, Exhibit 14 to the July 18 letter demonstrates that the purported overhead payments by Westminster were ultimately not completed. For example, between March and the end of June, 1988, Westminster made a number of payments to satisfy its intercompany receivable to FarWest. However, on July 31, 1988, approximately $6.8 million of those payments were reversed in order to avoid the $6.3 million overdraft in Westminster's cash account #1025-010-134.
In fact, through accounting entries, Westminster was able to create the appearance of the pay-off of intercompany receivables and overhead expenses, when in fact all payments came from FarWest.

     Those examples are indicative of the review of this issue by the RTC and its consultants. In most instances, after sorting through the numerous accounting antics, the end result is the conclusion that FarWest Savings provided the cash for the payment of state and federal tax liabilities, and that it was engaged in the prohibited act of allowing the parent to borrow funds through the use of intercompany accounts.

     As you know, the RTC and your clients entered into an agreement tolling all applicable status of limitations as of December 15, 1993. The tolling agreements are scheduled to expire on September 15, 1994. By our calculations, as of December 15, 1994, there were still 26 days remaining with respect to the three-year statute of limitations as it applies to this matter. Thus, by our calculations, upon the expiration of the tolling agreements on September 15, the RTC will have until October 10, 1994 to file its complaint in this matter under the three-year statute of limitations. Please advise if the RTC's position in that regard is incorrect.

     In addition, it should be noted that we believe the direct investment claims to be covered under the terms of the tolling agreements. First, the general

Martin Washton, Esq.
September 1, 1994
Page 6


language and intent of the agreements was to cover any and all potential claims against your clients arising from FarWest. Second, several of the investments included loans as part of their structure. In any event, FDIC V. MCSWEENEY 976 F.2d 532 (9th Cir. 1992) provides a four-year statute of limitations for actions alleging breach of fiduciary duty, which claims will be made in connection with the direct investments in this case.

     Two final points - we have only chosen to address the highest dollar loss claims in a written fashion. Further, we are prepared to demonstrate the personal attention and involvement of Messrs. Belzberg, Behrle and Kayne in these transactions in considerably more detail at the appropriate juncture in our discussions, if necessary.

     If you have any questions or comments, please do not hesitate to call or write.

                                        Very truly yours,


                                        /s/ Denis F. Shanagher
                                        Denis F. Shanagher

DFS:ahl

cc:   Robert W.  Helstowski

Encls.

                        SETTLEMENT AGREEMENT AND RELEASE

     This Settlement Agreement is entered into this ____ day of _________, 1994, by and between Resolution Trust Corporation (hereinafter the "RTC") in its corporate capacity and William Belzberg, Fred Kayne, Keenan Behrle (hereinafter "Directors") and Westminster Capital Corporation (hereinafter "Westminster").

                              W I T N E S S E T H:

     WHEREAS, FarWest Savings & Loan Association (the "Association") was a savings and loan corporation organized and existing under the laws of the State of California and having its principal office in Newport Beach, California; and

     WHEREAS, on January 11, 1991, the Office of Thrift Supervision ("OTS") determined that the Association was insolvent and issued an order providing for the closing of the Association and appointing the RTC as Receiver; and

     WHEREAS, the RTC accepted appointment as receiver of the Association as tendered by OTS, whereupon possession and control of all of the affairs, books, records, and assets of the Association passed to the RTC, including, but not limited to, claims and causes of action against the directors, officers and/or shareholders of the Association; and

     WHEREAS, on March 20, 1992, the assets of the Association, including, but not limited to claims and causes of action against the directors, officers and/or shareholders of the Association were transferred to the RTC in its corporate capacity; and

     WHEREAS, on December 15, 1993, the Directors, Westminster and FarWest entered into a Tolling Agreement with respect to certain potential claims and causes of action, which Tolling Agreement has been extended by the parties hereto through and including January 1, 1995.

     WHEREAS, on April 15, 1994, the RTC notified the Directors and Westminster of its claims of breach of fiduciary duty, negligence and breach of contract arising from certain loans, direct investments and tax refunds which resulted in damages to FarWest in excess of $20 million ("hereinafter the "Claims"). All of the Claims related to conduct of the Directors in the course of their official duties and did not include self-dealing, intentional misconduct or conduct in an individual or personal capacity. The Directors and Westminster denied and continue to deny any breach of their fiduciary responsibility, the commission of any acts of negligence, and/or any breach of contract; and

     WHEREAS, all parties to this Settlement Agreement, each denying liability to the other, and each balancing the risk of the Claims against the chance of recovery, have agreed and do hereby agree to compromise and settle all of their claims, causes of action and differences therein on the terms set forth in this Settlement Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein and other good and valuable consideration, the parties hereto agree as follows:

     1. PAYMENT OF MONEY. Upon the execution of this Settlement Agreement, the Directors and Westminster shall pay to the RTC the sum of four million and no/100 dollars ($4,000,000.00).

     2.   MUTUAL RELEASE.

          a. All parties to this Settlement Agreement and Release do hereby release and forever discharge all other parties to this Agreement, their heirs, executors, predecessors, successors and assigns, from any and all claims, cross-claims, demands, actions or causes of action, known or unknown, which they may have an/or may hereafter acquire or which may hereafter accrue, in any way related to the Claims asserted in the RTC's April 15, 1994 notification, the Directors' service as directors and/or officers of the Association, and/or Westminster's status as a shareholder of the Association.

          b. All parties to this Settlement Agreement and Release shall bear their own attorneys' fees and costs incurred in connection with the Claims.

     3. WAIVER OF DIVIDENDS. The Directors and Westminster waive any right they may have to share in any dividends or distributions from the receivership estate of the Association to which they might otherwise be entitled as a shareholder or creditor of the Association.

     4. RETENTION OF RIGHTS. The RTC shall retain all rights to recover from any debtor, direct obligor, endorsers or guarantors or person otherwise liable upon any underlying obligations to the Association, including those debts which form the basis of the claims and losses asserted by the RTC herein. Nothing in this Settlement Agreement and Mutual Release shall release any claims the RTC may have against any other officer or director of FarWest or any claim against any attorneys, accountants, officials or other professionals who provided services to FarWest and/or RTC in any capacity. The parties acknowledge and agree that: (i) RTC cannot and does not purport to have the ability to release any party hereto and any other person for criminal liability and/or order of criminal restitution; and (ii) RTC cannot and does not purport to have the ability to release any party hereto or any other person with respect to any administrative action which may be brought by any other governmental authority.

     5. COOPERATION. The RTC shall cooperate with Westminster in any application or proceeding to recover tax payments made by Westminster to the State of California on behalf of Far West Savings. Said cooperation shall be limited to the execution of an agreement in the form attached hereto as Exhibit A and the execution of any additional documents reasonably necessary to carry out the purpose of said agreement.

     6. RELEASE OF UNKNOWN CLAIMS. The parties hereby acknowledge that they may have sustained or acquired, and may sustain or acquire in the future, claims, demands, damages, losses, accounts, reckonings, debts, liabilities, indemnities, agreements, obligations, actions, causes of action, settlement costs, attorney fees, court costs and expenses of a presently unknown and unforeseen nature which arise from or relate to the Claims, the facts, events, occurrences, situations and circumstances which gave rise to the Claims, or any of the actions or inactions of the Directors or Westminster with respect to the subject matter of the Claims, and they fully, forever and irrevocably release and discharge one another therefrom. The parties similarly waive any and all rights and benefits conferred by any statute, regulation, or principle of common law or civil law of any state or territory of the United States or of any foreign country which is similar, comparable or equivalent to Section 1542 of the California Civil Code, which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

This Settlement Agreement provides a full, final and complete release by the parties of the matters described in this Settlement Agreement, regardless of whether those matters are presently known, unknown, foreseen or unforeseen.

     7. NO ADMISSION OF LIABILITY. This Settlement Agreement shall not be treated or construed as an admission of liability, or a violation of any applicable law, rule, regulation or order of any kind by any party for any purpose, including, but not limited to, any purpose related to the Claims.

     8. RTC REPRESENTATIONS. The RTC represents and warrants that it has the sole power to execute and deliver this Settlement Agreement on behalf of the RTC, and it has secured all necessary authorizations for the execution and delivery of this Settlement Agreement, including, but not limited to, all necessary governmental approvals and consents, and that the person executing this Settlement Agreement on behalf of the RTC has the full and complete power and authority of the RTC to do so.

     9. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants that he or it has not assigned or released to any other person or entity, either directly or indirectly, including, without limitation, by subrogation or by operation of law, any of the items or matters which he or it releases in this Settlement Agreement.

     10. APPLICABLE LAW. To the extent federal law does not control, this Settlement Agreement shall be governed by and construed in accordance with the laws of the State of California.

     11. NO PURCHASE OF LOANS. This Settlement Agreement shall not be construed or interpreted as a sale of any loans, claims or related rights to the Directors or Westminster. The RTC shall have the right to prosecute, settle, compromise or otherwise deal with any of the assets, claims, or rights sold and transferred to the RTC as a result of the closure of the Association as it sees fit.

     12. WRITTEN MODIFICATION. Any modification of this Settlement Agreement and any waiver of any condition existing pursuant to this Settlement Agreement shall be contained in writing signed by each of the parties and shall be effective only for the purposes specified in that writing and only upon the conditions specified in that writing.

     13. BINDING EFFECT. This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

     14. LEGAL PROCEEDINGS. In the event any legal proceeding is instituted in connection with any controversy arising out of this Settlement Agreement or the enforcement of any rights hereunder, or this Settlement Agreement is successfully asserted as a defense in any legal proceeding, the prevailing party shall be entitled to recover, in addition to costs, such sums as the court may adjudge reasonable as attorney fees, including attorney fees on any appeal.

     15. COUNTERPARTS. This Settlement Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be considered a complete original.

     16. INTEGRATION. This Settlement Agreement constitutes a final and complete statement of the agreement between the parties, and fully supersedes all prior agreements or negotiations, written or oral.

PREUSS WALKER & SHANAGHER               RESOLUTION TRUST CORPORATION,
                                        in its Corporate Capacity


By ______________________________       By _________________________________
    DENIS F. SHANAGHER                     Its
    Attorneys for RESOLUTION
    TRUST CORPORATION

GIBSON, DUNN & CRUTCHER                 WESTMINSTER CAPITAL
                                        CORPORATION


By ______________________________       By _________________________________
     MARTIN C. WASHTON                     Its
     Attorneys for WESTMINSTER
     CAPITAL CORPORATION,
     WILLIAM BELZBERG,
     FRED KAYNE and
     KEENAN BEHRLE


                                        ____________________________________
                                             WILLIAM BELZBERG

                                        ____________________________________
                                             FRED KAYNE

                                        ____________________________________
                                             KEENAN BEHRLE